Exhibit 10.20
Execution Copy

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
XPLR RENEWABLES IV, LLC
A Delaware Limited Liability Company

February 17, 2025

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

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TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.01	Definitions	2
1.02	Interpretation	41

ARTICLE 2 ORGANIZATION

2.01	Formation	42
2.02	Name	42
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	42
2.04	Purposes	42
2.05	No State Law Partnership	42
2.06	Term	42
2.07	Title to Property	43
2.08	Foreign Qualification	43

ARTICLE 3 MEMBERS

3.01	Schedule of Members	43
3.02	Representations and Warranties of the Members	43
3.03	Voting Rights of Members	44
3.04	No Management Rights	45
3.05	Limitation on Liability of Members	45
3.06	Withdrawal of Members	45
3.07	Access to Information	45
3.08	Confidential Information	46

ARTICLE 4 MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01	Classes of Membership Interests	50
4.02	Additional Membership Interests	51
4.03	Capital Contributions	51
4.04	Capital Calls; Capital Contributions	55
4.05	Loans	57
4.06	No Other Capital Contribution or Loan Obligations	62
4.07	Return of Contributions	63
4.08	Capital Accounts	63

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ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS

5.01	Monthly Cash Distributions	64
5.02	Distributions of Amounts Other than Available Cash	66
5.03	Allocations	67
5.04	Varying Interests	70
5.05	Amounts Withheld	70
5.06	Other Payments	70
5.07	Purchase Price Offset	71

ARTICLE 6 MANAGEMENT

6.01	Management by Managing Member	72
6.02	Standard of Care	73
6.03	Major Decisions	75
6.04	APA/CA Indemnification Procedures	80
6.05	Officers	82
6.06	Business Opportunities	83
6.07	Insurance Coverage	84
6.08	Exculpation and Indemnification	84
6.09	30% Rule Compliance	86

ARTICLE 7 DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS

7.01	General Restrictions on Dispositions	86
7.02	Call Option	91
7.03	Change of Control of XPLR	98
7.04	Change of Control of a Class B Member	102
7.05	Non-Voting XPLR Common Units	107
7.06	Certain Assistance	107
7.07	Standstill and Notice of Ownership	108
7.08	Governmental Authorizations	109
7.09	Liquidity Event	110

ARTICLE 8 TAXES

8.01	Tax Returns	113
8.02	Certain Tax Matters	114
8.03	Partnership Representative	114
8.04	Certain Agreements	117
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ARTICLE 9 BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01	Maintenance of Books	117
9.02	Determination of Internal Rate of Return	118
9.03	Reports	119
9.04	Information Updates	121
9.05	Bank Accounts	122
9.06	Compliance with Laws	122

ARTICLE 10 WITHDRAWAL

10.01	No Right of Voluntary Withdrawal	122
10.02	Deemed Withdrawal	123
10.03	Effect of Withdrawal	123

ARTICLE 11 DISPUTE RESOLUTION

11.01	Disputes	124
11.02	Negotiation to Resolve Disputes	124
11.03	Courts	124
11.04	Specific Performance	125
11.05	Arbitration	125

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION

12.01	Dissolution	126
12.02	Winding-Up and Termination	127
12.03	Deficit Capital Accounts	129
12.04	Certificate of Cancellation	129

ARTICLE 13 GENERAL PROVISIONS

13.01	Notices	130
13.02	Entire Agreement; Superseding Effect	130
13.03	Effect of Waiver or Consent	130
13.04	Amendment or Restatement	130
13.05	Binding Effect	131
13.06	Governing Law; Severability	131
13.07	Further Assurances	131
13.08	Appointment of Class B Member Representative	131
13.09	Article 8 of the Uniform Commercial Code	132
13.1	Waiver of Certain Rights	133
13.11	Counterparts	133
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13.12	Expenses	133
13.13	Public Announcements	133

EXHIBITS:
A – Members
B – Financial Model for Internal Rate of Return

SCHEDULES:
1 – Excluded Parties
2 – Assets
3 – Power Purchase Agreements
4 – Power Purchaser Buyout Events
5 – Tax Equity A&R LLC Agreements
5.01 – Class B Holders
6.03 – Major Decisions

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
XPLR RENEWABLES IV, LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of XPLR Renewables IV, LLC, a Delaware limited liability company (the “Company”), dated as of February 17, 2025 (the “Amendment and Restatement Date”), is adopted and executed pursuant to Section 13.04 of the 2022 A&R LLC Agreement (as defined below) by XPLR Renewables Holdings IV, LLC, a Delaware limited liability company formerly known as NEP Renewables Holdings IV, LLC, in its capacity as the Managing Member (as defined below), and shall be binding upon each of (i) XPLR Renewables Holdings IV, LLC, a Delaware limited liability company, in its capacities as the Managing Member and as a Class A Member and as a Class B Member (“XPLR Member”), (ii) OTPP Beach Borrower, LLC, a Delaware limited liability company, in its capacities as a Class B Member and, from and after the Initial Closing, as the Class B Member Representative hereunder (“Initial Investor”), in each case, effective upon the Initial Closing, (iii) each other Person that may be admitted as a Member from and after the Initial Closing, pursuant to and in accordance with the terms of this Agreement, and (iv) XPLR Infrastructure, LP, a Delaware limited partnership formerly known as NextEra Energy Partners, LP (“XPLR”), solely to the extent of its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was previously formed under the Act (as defined below) under the name “NEP Renewables IV, LLC,” and, in connection therewith, a Certificate of Formation of the Company (the “Delaware Certificate”) was filed in the Office of the Secretary of State of Delaware, and, immediately prior to the effectiveness of this Agreement on the Effective Date (as defined below), the Company’s business and affairs were governed by XPLR Member, as the sole initial member of the Company, pursuant to the Limited Liability Company Agreement of the Company, effective as of September 13, 2022 (the “Company LLC Agreement”).
Pursuant to the Membership Interest Purchase Agreement, dated as of November 17, 2022, by and among the Company, XPLR Member, XPLR, and Initial Investor (as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), (a) prior to the Initial Closing (as defined below) under the Purchase Agreement, effective as of the Effective Date: (i) the Company LLC Agreement was amended and restated on the terms set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 15, 2022 (the “2022 A&R LLC Agreement”); (ii) all of the limited liability company interests of the Company outstanding under the Company LLC Agreement were cancelled and the Company issued and sold to XPLR Member (A) such number of Class A Units as is set forth opposite the name of XPLR Member in Section I of Exhibit A hereto (representing one hundred percent (100%) of the issued and outstanding Class A Units) and (B) such number of Class B Units as is set forth opposite the name of XPLR Member in Section I of Exhibit A hereto, in each case, in exchange for XPLR Member’s contribution to the Company of the Assets (other than the Eight

Point Equity Interests) (each, as defined below); and (iii) immediately upon XPLR Member’s acquisition of such Class A Units and Class B Units, XPLR Member was admitted as a Class A Member and a Class B Member of the Company, effective as of the Effective Date; and (b) following such issuance and sale of such Class A Units and Class B Units to XPLR Member, at the Initial Closing: (i) the Company sold to Initial Investor, and Initial Investor acquired from the Company, the Initial Aggregate Class B Purchased Units (as defined below) (which number of Class B Units (A) is set forth opposite the name of Initial Investor in Section II of Exhibit A hereto and (B) together with the number of Class B Units set forth opposite the name of XPLR Member in Section I of Exhibit A hereto, represents one hundred percent (100%) of the issued and outstanding Class B Units immediately following the Initial Closing) in exchange for Initial Investor’s payment, at the Initial Closing, of the Initial Aggregate Class B Purchase Price (as defined below) to the Company; (ii) the Company promptly thereafter distributed to XPLR Member an amount in cash equal to the Initial Aggregate Class B Purchase Price; and (iii) immediately upon such acquisition of the Initial Aggregate Class B Purchased Units by Initial Investor, effective as of the Initial Closing, Initial Investor was admitted as a Class B Member of the Company and became the Class B Member Representative.
On November 20, 2023, the Company and Initial Investor consummated the Additional Closing (as defined below), pursuant to which Initial Investor acquired additional Class B Units from the Company, as a result of which Initial Investor holds the total number of Class B Units as of immediately following the Additional Closing as is set forth opposite the name of Initial Investor in Section III of Exhibit A hereto.
Pursuant to a Certificate of Amendment to the Delaware Certificate filed in the Office of the Secretary of State of Delaware on February 14, 2025, the Company changed its name from “NEP Renewables IV, LLC” to “XPLR Renewables IV, LLC.”
Pursuant to Section 13.04 of the 2022 A&R LLC Agreement, the Managing Member wishes to amend and restate the 2022 A&R LLC Agreement to reflect (a) the change of the Company’s name, (b) the change, effective as of February 14, 2025, of the name of NEP Renewables Holdings IV, LLC to “XPLR Renewables Holdings IV, LLC,” (c) the change, effective as of January 23, 2025, of the name of NextEra Energy Partners, LP to “XPLR Infrastructure, LP,” and (d) certain related matters, all on the terms set forth herein.
In connection with the foregoing, the Managing Member wishes to amend and restate the 2022 A&R LLC Agreement, effective as of the Amendment and Restatement Date, as set forth herein.
NOW, THEREFORE, pursuant to and in accordance with Section 13.04 of the 2022 A&R LLC Agreement, the 2022 A&R LLC Agreement is hereby amended as follows:
ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“2022 A&R LLC Agreement” has the meaning assigned that term in the recitals.

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“30% Rule” means the restrictions incorporated by reference in Section 79 of regulation 909 under Section 62 of the Pension Benefits Act (Ontario), which prohibits any Investor Parent Entity from, directly or indirectly, investing the moneys of the plan in the securities of a corporation to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors of a corporation, or any amendment or replacement of that rule.
“49% NEECH Reimbursement Amount” has the meaning assigned to that term in the Emerald Breeze Holdings LLC Agreement.
“Accelerated Capital Call Payment Deadline” has the meaning assigned that term in Section 4.04(a).
“Acquired Assets” means, collectively, those assets identified in (i) Section I of Schedule 2 hereto as “SIP Acquired Assets” and (ii) Section II of Schedule 2 hereto as “Additional Acquired Assets.”
“Acquired Company” has the meaning assigned that term in the Purchase Agreement.
“Acquisition” has the meaning assigned that term in Section 6.03(h).
“Acquisition Date” means, with respect to (a) the Initial Aggregate Class B Purchased Units, the Initial Closing Date (regardless of whether any such Class B Units are subsequently Disposed of); and (b) the Additional Aggregate Class B Purchased Units, the Additional Closing Date (regardless of whether any such Class B Units are subsequently Disposed of).
“Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
“Action” means any suit, action, proceeding, litigation, or arbitration (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.
“Additional Aggregate Class B Purchase Price” has the meaning assigned that term in the Purchase Agreement.
“Additional Aggregate Class B Purchased Units” has the meaning assigned that term in the Purchase Agreement.
“Additional Closing” has the meaning assigned that term in the Purchase Agreement.
“Additional Closing Class B Purchaser” has the meaning assigned that term in the Purchase Agreement.

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“Additional Closing Date” has the meaning assigned that term in the Purchase Agreement.
“Additional Closing Distribution Amount” has the meaning assigned that term in Section 4.03(d).
“Additional Membership Interests” has the meaning assigned that term in Section 4.02.
“Affiliate” means, with respect to any specified Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the entity serving as general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person Controlled by a limited liability company if the entity serving as the managing member or manager of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries or Affiliates shall be deemed to be an Affiliate of Investor or of any Other Class B Party or any of their respective Affiliates, nor shall Investor or any Other Class B Party or any of their respective Affiliates be deemed to be an Affiliate of the Company or any of its Subsidiaries or Affiliates, in each case, solely by virtue of being a Member of the Company or by Investor’s or such Other Class B Party’s ownership of Class B Units or by Investor’s or such Other Class B Party’s exercise of any of their respective rights set forth in this Agreement (including with respect to any matters that require Class B Member Approval pursuant to the terms of this Agreement), (ii) Investor Parent shall be an Affiliate of Investor for so long as (A) Investor is managed by Investor Parent or (B) Investor Parent or any of its Affiliated Investment Vehicle(s), taken individually or collectively, Control Investor; and (iii) each Acquired Company shall be deemed to be an Affiliate of the Company.
“Affiliate Transaction” means, any Contract or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing Contract or transaction) between the Company or any of its Subsidiaries, on the one hand, and XPLR Member, an Affiliate of XPLR Member (other than the Company or any Subsidiary of the Company), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, the NEER/XPLR APA, the Contribution Agreement, each Material Project Agreement in effect from time to time between the Company or a Subsidiary of the Company, on the one hand, and XPLR Member or an Affiliate of XPLR Member (other than the Company or any Subsidiary of the Company), on the other hand, and any credit support obligations between XPLR, NEER, or any of their respective Affiliates, on one hand, and the Company or any Subsidiary of the Company (or any Tax Equity Investor), on the other hand.
“Affiliated Investment Vehicle” means, with respect to any specified Person, any investment vehicle, entity, or Fund, or any managed account, in each case, that is advised by the same investment advisor or manager as such Person or by an Affiliate of such investment advisor or manager or by an Affiliate of such Person.

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“Aggregate Capital Call Amount” has the meaning assigned that term in Section 4.04(a).
“Aggregate Class B Purchased Units” has the meaning assigned that term in the Purchase Agreement.
“Aggregate NEECH Funded Amount” has the meaning assigned that term in the Credit Support Agreement.
“Agreement” has the meaning assigned that term in the preamble.
“Alta Wind Litigation” means any Claim relating to or arising out of the application by Alta Wind VIII, LLC for one or more cash grants in lieu of any investment tax credit under Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009 with the United States Treasury.
“Alta Wind Litigation Proceeds” means any amounts or proceeds received by the Company or any of its Subsidiaries in respect of any judgement, settlement or other payments made arising out of the Alta Wind Litigation.
“Alternative Method” has the meaning assigned that term in Section 8.03(d).
“Anti-Corruption Law” means the FCPA or any other applicable Law related to bribery or corruption.
“Amendment and Restatement Date” has the meaning assigned that term in the preamble.
“APA Post-Closing Adjustment Payment” means any Post-Closing Working Capital Adjustment Payment or Post-Closing Purchase Price Adjustment Payment (as each such term is defined in the NEER/XPLR APA).
“APA/CA Claim Disagreement” has the meaning assigned that term in Section 6.04(a).
“APA/CA Indemnity Payment” has the meaning assigned that term in Section 6.04(c).
“Applicable Non-Controlled Entity Organizational Documents” means, with respect to any Non-Controlled Entity, from and after the Effective Date until the applicable Approval Date with respect to such Non-Controlled Entity, the following Organizational Documents: (a) with respect to the Emerald Breeze Non-Controlled Entities, the Emerald Breeze Holdings LLC Agreement, (b) with respect to the Elk II/Sholes Non-Controlled Entities, the Elk II/Sholes HoldCo LLC Agreement, and (c) with respect to the Sac County Non-Controlled Entities, the Sac County Wind HoldCo LLC Agreement.
“Approval Date” means (a) with respect to each of the Acquired Companies (other than the Eight Point Wind Project Company), the date on which FERC Approval is

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received, and (b) solely with respect to the Eight Point Wind Project Company, the later to occur of (i) the date on which FERC Approval is received and (ii) the date on which NY PSC Approval (as defined in the Purchase Agreement) is received.
“Arbitration” has the meaning assigned that term in Section 11.05(a).
“Arbitration Invoking Party” has the meaning assigned that term in Section 11.05(a).
“Arbitration Notice” has the meaning assigned that term in Section 11.05(a).
“Arbitration Noticed Party” has the meaning assigned that term in Section 11.05(a).
“Assets” means, collectively, the Acquired Assets and the Contributed Assets, as set forth in Schedule 2 hereto.
“Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Disposition that is permitted under Article 7; provided that an Assignee shall have no right to be admitted to the Company as a Member except to the extent provided in Section 7.01(b) and in accordance with the terms and conditions thereof. The Assignee(s) of a dissolved Member shall be the shareholder(s), partner(s), member(s), or other equity owner(s) of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor(s) to which such Membership Interest is assigned in accordance with any court order entered in connection with such assignment.
“Available Cash” means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and all Cash Equivalents of the Company on hand at the Company at the end of such month (including all cash and all Cash Equivalents received by the Company during such month pursuant to (i) distributions of cash and Cash Equivalents by any Subsidiaries of the Company and any Non-Controlled Entities, (ii) any APA/CA Indemnity Payments, and (iii) a Liquidity Event (after payment of all reasonable, documented, out-of-pocket expenses incurred by the Company and its Subsidiaries in connection therewith), in each case, to the extent such cash and Cash Equivalents are on hand at the Company at the end of such month), less
(b)    the amount of any cash reserves (including, for the avoidance of doubt, all cash and Cash Equivalents in the Operating Reserve during the Operating Reserve Period) determined by the Managing Member, in good faith and in its reasonable discretion, to be necessary or appropriate (i) to provide for future maintenance and capital expenditures of the Company and its Subsidiaries and any Non-Controlled Entities, (ii) to provide for the proper conduct of the business of the Company and its Subsidiaries and

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any Non-Controlled Entities (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, and working capital, and in respect of future credit needs, in each case, of the Company and its Subsidiaries and any Non-Controlled Entities), (iii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding Indebtedness of the Company or any of its Subsidiaries or any Non-Controlled Entities (including Member Loans pursuant to Section 4.05) incurred in accordance with Section 6.03(d), (iv) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries or any Non-Controlled Entity is a party or by which it is bound, (v) to provide for any payments owed, accrued, or becoming due and payable by the Company or any of its Subsidiaries or any Non-Controlled Entities under any Organizational Documents of Tax Equity Entities or Material Project Agreements or other agreements to which the Company or any of its Subsidiaries is a party (other than payments with respect to Construction Costs or Delay Damages required to be paid by an Affiliate of XPLR Sellco), and (vi) to pay any Taxes (including interest and penalties thereon) imposed on the Company or any of its Subsidiaries or any Non-Controlled Entities.
Notwithstanding the foregoing, (A) the amount of any Construction Costs or Delay Damages payable shall not be treated as an expense or liability of the Company or any of its Subsidiaries in determining the amount of Available Cash; and (B) “Available Cash” (y) shall not include (1) any cash or Cash Equivalents received by the Company from any of its Members in respect of Capital Contributions (for the avoidance of doubt, including the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price paid by Investor) or received by any Subsidiaries of the Company or Non-Controlled Entities in respect of equity issuances by such Subsidiaries or Non-Controlled Entities, including any cash or Cash Equivalents received in respect of Tax Equity Proceeds (which, for the avoidance of doubt, excludes any cash or Cash Equivalents from Deferred Contributions made by Tax Equity Investors, which shall be treated as Available Cash, except to the extent that, during the Operating Reserve Period, cash or Cash Equivalents from Deferred Contributions made by Tax Equity Investors shall be used to (aa) replenish the Operating Reserve, solely to the extent of any Operating Reserve Deficit (as defined in the Credit Support Agreement), pursuant to the terms, and subject to the conditions, of the Credit Support Agreement, or (bb) repay Working Capital Loans (as defined in the Emerald Breeze Company LLC Agreement) made pursuant to and in accordance with the terms and conditions of the Emerald Breeze Company LLC Agreement), (2) any cash or Cash Equivalents held by the Company’s Subsidiaries or Non-Controlled Entities to the extent that contractual or legal restrictions prohibit the distribution of such cash or Cash Equivalents by such Subsidiaries or Non-Controlled Entities, (3) any cash or Cash Equivalents received by the Company or any of its Subsidiaries or any Non-Controlled Entities from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries or any Non-Controlled Entities incurred in accordance with Section 6.03(d), including in respect of Member Loans made pursuant to and in accordance with Section 4.05, (4) any APA Post-Closing Adjustment Payment, whether received by XPLR Member, the Company, or otherwise, (5) any cash or Cash Equivalents received from or on behalf of NEECH or any of its Subsidiaries to fund or replenish the Operating Reserve at any time during the Operating Reserve Period pursuant to the applicable provisions of the Emerald Breeze Company LLC Agreement, the

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Equity Contribution Agreement, or the Equity Contribution Guaranty, (6) any cash or Cash Equivalents that form part of the Operating Reserve (which amounts in this clause (6) shall be used during the Operating Reserve Period, solely to fund Operating Reserve Permitted Expenses (as defined in the Emerald Breeze Company LLC Agreement) and shall not be distributed to Members (or to any holders of Equity Interests in any of the Company’s Subsidiaries, including Tax Equity Investors) in any manner whatsoever, subject to the terms of the Credit Support Agreement and the Emerald Breeze Holdings LLC Agreement); provided that, after the expiration of the Operating Reserve Period, if and to the extent there shall be any remaining cash or Cash Equivalents in the Operating Reserve after repayment in full to NEECH of the Aggregate NEECH Funded Amount, such remaining cash and Cash Equivalents in the Operating Reserve shall be treated as Available Cash, (7) any cash or Cash Equivalents received by the Company or any of the Company’s Subsidiaries or Affiliates or any Non-Controlled Entities in respect of any Subcontractor Delay Liquidated Damages, Network Upgrades, Pre-Effective Date Excess Insurance Proceeds, Yellow Pine II Transmission Proceeds, Alta Wind Litigation Proceeds, or Loss Reduction Amounts (but only to the extent attributable to Loss Reduction Activities occurring prior to the Initial Closing) (which amounts in this clause (7) shall be payable solely to XPLR Member in accordance with Section 5.06), (8) any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recovery, or Tax Equity Liquidation Proceeds, or (9) any cash or Cash Equivalents of Emerald Breeze Class A Holdings or any of its Subsidiaries or any Non-Controlled Entities as are on hand at the end of any month during a Monthly Reimbursement Period, but solely to the extent of the applicable Monthly Repayment Amount (as defined in the Emerald Breeze Holdings LLC Agreement) for each monthly period during such Monthly Reimbursement Period; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs, and any subsequent month thereafter, shall be deemed to equal zero.
“Bankruptcy” or “Bankrupt” means, with respect to any Person, that such Person (a) makes a general assignment for the benefit of creditors; (b) becomes subject to any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws; (c) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, winding up, or similar relief under any Debtor Relief Laws; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in clauses (a) through (c); (e) dissolves, is reorganized, or has its affairs wound up pursuant to applicable Laws, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (f) seeks, consents to, or acquiesces in the appointment of, or taking possession by, a trustee, receiver, or liquidator or other custodian of such Person or of all or any substantial part of such Person’s properties. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and Section 18-304 of the Act.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time.
“Bankruptcy Recovery” means any amounts or proceeds distributed to, or otherwise received by, the Company or any of its Subsidiaries or any Non-Controlled Entity in settlement of any claim (including any counterclaim), action, suit, or other proceeding in

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connection with any Bankruptcy of any other Person (including any Subsidiary of the Company); provided that all distributions made by the Company to holders of Class A Units and Class B Units of amounts representing Bankruptcy Recoveries received by any Tax Equity Entity shall be net of all amounts distributed, or required to be distributed, by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
“Base Effective Date Contribution Amount” means an amount equal to one billion five hundred twenty-two million two hundred sixty-seven thousand one hundred seventy-six U.S. dollars ($1,522,267,176).
“Base Purchase Price” has the meaning assigned that term in the NEER/XPLR APA.
“Blocker” means any Person (or successor thereto) for so long as such Person directly or indirectly owns Class B Units.
“Blocker Interests” has the meaning assigned that term in Section 7.02(n).
“Blocker Merger” has the meaning assigned that term in Section 7.02(n).
“Blocker Merger Sub” has the meaning assigned that term in Section 7.02(n).
“Blocker Parent” means the Person that directly owns, beneficially and of record, all of the issued and outstanding Equity Interests of a Blocker.
“Book Value” means, with respect to any Company asset, the adjusted Tax basis of such asset for United States federal income Tax purposes, except as follows:
(a)    The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i), (ii), and (iv) of this subsection (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);

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(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (e) of the definition of Net Profits and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion; provided that the fair market value of the Assets upon XPLR Member’s Effective Date Capital Contribution of the Assets to the Company shall be equal to the Base Effective Date Contribution Amount, as such amount may be adjusted upward or downward pursuant to and in accordance with Section 4.03(a).
“Build-Out Agreement (Contributed Projects and Additional Acquired Projects)” means the Build-Out Agreement (Contributed Projects and Additional Acquired Projects), dated as of December 14, 2022, by and between NEER and the Company, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
“Build-Out Agreement (Emerald Breeze)” means the Build-Out Agreement (Emerald Breeze), dated as of December 14, 2022, by and between NEER and Emerald Breeze Holdings, as may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Build-Out Agreements” means, collectively, as of any date, the Build-Out Agreement (Contributed Projects and Additional Acquired Projects), Build-Out Agreement (Emerald Breeze) and any Comparable Build-Out Agreements in effect as of such date, and each such agreement, a “Build-Out Agreement.”
“Build-Out Payment” means (a) any Build-Out Payment (as defined in the Build-Out Agreement (Contributed Projects and Additional Acquired Projects)) received by the Company pursuant to the Build-Out Agreement (Contributed Projects and Additional Acquired Projects); (b) the amount of any distributions received by the Company from Emerald Breeze Holdings pursuant to the Emerald Breeze Holdings LLC Agreement in respect of any Build-Out Payment (as defined in the Build-Out Agreement (Emerald Breeze)), or any portion thereof received by Emerald Breeze Holdings pursuant to such Build-Out Agreement (Emerald Breeze) and distributed to the Company; and (c) the amount of any payments received by the Company (including distributions received by the Company from any of its Subsidiaries or any Non-Controlled Entity) in respect of amounts paid pursuant to any Comparable Build-Out Agreement, solely to the extent any such payment is related to any of the Projects or the property of any Project Company.

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“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York or Ontario, Canada are authorized or required by applicable Law to be closed.
“Call Option” has the meaning assigned that term in Section 7.02(a).
“Call Option Cash Consideration” means the portion, if any, of the Call Option Purchase Price that XPLR Member has elected to pay with cash pursuant to Section 7.02(e).
“Call Option Cash Shortfall” has the meaning assigned that term in Section 7.02(h).
“Call Option Closing” has the meaning assigned that term in Section 7.02(b).
“Call Option Closing Date” has the meaning assigned that term in Section 7.02(b).
“Call Option Delay Period” has the meaning assigned that term in Section 7.02(h).
“Call Option Notice” has the meaning assigned that term in Section 7.02(b).
“Call Option Purchase Price” has the meaning assigned that term in Section 7.02(a).
“Capital Account” means the account maintained by the Company for each Member in accordance with Section 4.08.
“Capital Call” has the meaning assigned that term in Section 4.04(a).
“Capital Call Payment Deadline” has the meaning assigned that term in Section 4.04(a).
“Capital Call Shortfall” means, with respect to any Emergency Capital Call, Required Tax Payment Capital Call, Tax Equity Repurchase Capital Call or WC/Credit Capital Call, an amount equal to the portion, if any, of the Aggregate Capital Call Amount that is not funded by Members (whether by Capital Contributions or Member Loans) prior to the applicable Capital Call Payment Deadline for such Capital Call.
“Capital Call Payment Instructions” has the meaning assigned that term in Section 4.04(a).
“Capital Contribution” means, with respect to any Member, the aggregate amount of the cash and the Book Value of all property (other than cash) (reduced by the amount of any liabilities that are secured by, or otherwise assumed with respect to, such property) contributed, or deemed to be contributed, to the Company by such Member from time to time. Any reference in this Agreement to the Capital Contribution of a Member with respect to any Class A Units or Class B Units acquired by such Member as an Assignee shall include the Capital Contributions of all such Member’s predecessors in interest with respect to such Class A

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Units or Class B Units, and, for the avoidance of doubt, (a) the Capital Contribution made by Initial Investor to the Company in respect of its acquisition of the Initial Aggregate Class B Purchased Units at the Initial Closing shall be equal to the Initial Aggregate Class B Purchase Price; (b) the aggregate Capital Contribution made to the Company by the Initial Investor and any Additional Closing Class B Purchasers designated pursuant to Section 2.01(i) of the Purchase Agreement in respect of the acquisition of the Additional Aggregate Class B Purchased Units at the Additional Closing shall be equal to the Additional Aggregate Class B Purchase Price; and (c) as of the Effective Date, XPLR Member’s Effective Date Capital Contribution shall have a Book Value equal to the Effective Date Contribution Amount, as adjusted pursuant to and in accordance with Section 4.03.
“Capitalized Lease” means any lease that is classified, in accordance with GAAP, as a Capital Lease or Finance Lease, each, as defined by GAAP.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount required by GAAP to be recorded as a liability on a balance sheet in respect of a Capitalized Lease.
“Cash Equivalents” means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
“Cash Flows” has the meaning assigned that term in Section 9.02(b)(ii).
“Change of Control” means:
(a)    with respect to XPLR, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of XPLR, the General Partner or the XPLR General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group (which term, for all purposes of this definition of Change of Control, shall have the meaning within Section 13(d)(3) of the Exchange Act) that is not an Affiliate of NextEra Energy, Inc. if such acquisition gives such Person or group the right to elect half or more of the members of the board of directors of XPLR or to appoint the General Partner, respectively;
(ii)    any Disposition, in one or a series of related transactions, of the Equity Interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) XPLR ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest, other than, in each case of clause (A) and clause (B), an internal restructuring that does not result in a change in XPLR’s beneficial ownership or Control of the assets of the Operating Partnership;

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(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of XPLR and its Subsidiaries, taken as a whole, to a Person or group that is not an Affiliate of NextEra Energy, Inc.;
(iv)    the removal of the General Partner as general partner of XPLR by the limited partners of XPLR, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.; or
(v)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the Class A Units by a Person or group that is not an Affiliate of NextEra Energy, Inc.
For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing clause (i) through clause (v), no “Change of Control” of XPLR shall occur or result from (A) any conversion of XPLR into a corporation under any applicable Laws (whether by way of statutory conversion, merger with a Subsidiary or other entity treated as a corporation for U.S. federal income Tax purposes, or otherwise); (B) the removal or elimination of the General Partner (or any similar managing entity of XPLR) in connection therewith; (C) any related restructuring transactions in connection with such a conversion; or (D) (y) any Disposition of (1) Equity Interests or the beneficial ownership of Equity Interests in NextEra Energy, Inc. or (2) all or substantially all of the assets of NextEra Energy, Inc. or (z) any merger, business combination, or other transaction (or series of related transactions) resulting in a change of control of NextEra Energy, Inc.
(b)    with respect to the Initial Investor, any of its Affiliates, or any of its Affiliated Investment Vehicles, in each case, that are Class B Members, any of the following:
(i)    a transaction or series of transactions that results in such Class B Member’s no longer being an Affiliate of, or being managed by an Affiliate of, Investor Parent;
(ii)    any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the Equity Interests in such Class B Member to a Person that is not Investor Parent or an Affiliate of Investor Parent;
(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member to a Person that is not Investor Parent or an Affiliate of Investor Parent; or
(iv)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class B Units.
“Change of Control Cash Shortfall” has the meaning assigned that term in Section 7.03(d).

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“Change of Control Closing” has the meaning assigned that term in Section 7.03(b).
“Change of Control Closing Date” has the meaning assigned that term in Section 7.03(a).
“Change of Control Delay Period” has the meaning assigned that term in Section 7.03(d).
“Change of Control Notice” has the meaning assigned that term in Section 7.03(a).
“Change of Control Purchase Price” has the meaning assigned that term in Section 7.03(a).
“Claim” means any and all judgments, claims, Actions, causes of action, demands, investigations, audits, inquiries, notices of violation, citations, summons, or subpoenas by or before, or otherwise involving, any Governmental Authority of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, Taxes, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
“Class A Member” means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Amendment and Restatement Date, XPLR Member is the sole Class A Member.
“Class A Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.
“Class A Permitted Loan Financing” means any debt financing, including debt securities or loans pursuant to indentures, debt facilities, or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
“Class A Units” has the meaning assigned that term in Section 4.01(a).
“Class B COC Cash Shortfall” has the meaning assigned that term in Section 7.04(e).
“Class B COC Closing” has the meaning assigned that term in Section 7.04(b).
“Class B COC Closing Date” has the meaning assigned that term in Section 7.04(b).

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“Class B COC Delay Period” has the meaning assigned that term in Section 7.04(e).
“Class B COC Notice” has the meaning assigned that term in Section 7.04(b).
“Class B COC Option” has the meaning assigned that term in Section 7.04(a).
“Class B COC Purchase Price” has the meaning assigned that term in Section 7.04(a).
“Class B Member” means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, XPLR Member was admitted as a Class B Member, and, immediately upon the consummation of the Initial Closing under the Purchase Agreement, Initial Investor was admitted as a Class B Member.
“Class B Member Approval” means (a) from and after the Initial Closing and for so long as the Initial Investor owns any Class B Units, the prior written approval of the Initial Investor, acting promptly, on behalf of all Class B Members (other than XPLR Class B Parties), and (b) if the Initial Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting promptly on behalf of all Class B Members (excluding XPLR Class B Parties), upon approval of Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by XPLR Class B Parties).
“Class B Member Representative” means, from and after the Initial Closing, the Initial Investor; provided, however, that, if, prior to any date of determination, Investor shall have designated any of Investor’s Permitted Assignees as successor Class B Member Representative in accordance with Section 13.08, then the Class B Member Representative shall be such Permitted Assignee; provided, further, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
“Class B Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.
“Class B Permitted Loan Financing” means (a) prior to the Flip Date, subject to Section 7.02(l), any credit facility, solely (i) to the extent the lenders permitted thereunder are banks, trust companies, savings and loan associations, other financial institutions regulated as commercial banks, pension plans, or other lenders approved by XPLR Member (such approval not to be unreasonably withheld, conditioned, or delayed); provided, however, that, in the event of an Event of Default (as that term is defined in the Credit Agreement or other agreement applicable to such Class B Permitted Loan Financing), the lenders under the Credit Agreement (or other Class B Permitted Loan Financing) shall be permitted to assign such loans without any restrictions under this Agreement; and (ii) entered into in order to finance the acquisition of Class B Units (including for avoidance of doubt, the Credit Agreement), or any refinancing thereof; and (b) on or after the Flip Date, any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit

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loans, term loans, letters of credit, or similar instruments, as such debt financing in this clause (b) may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
“Class B Permitted Loan Financing Payment in Full” means, (a) with respect to the Credit Agreement, “Payment in Full” as defined in the Credit Agreement in effect on the Effective Date, and (b) with respect to any other Class B Permitted Loan Financing, payment in full of all obligations owed to the lenders under the applicable debt financing documentation.
“Class B Purchase Price Return Offset” has the meaning assigned that term in Section 5.07(a).
“Class B Reallocation Cap” has the meaning assigned that term in Section 5.01(e).
“Class B Reallocation Portion” has the meaning assigned that term in Section 5.01(e).
“Class B Units” has the meaning assigned that term in Section 4.01(a).
“COC Member” has the meaning assigned that term in Section 7.04(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning assigned that term in the preamble.
“Company Level Taxes” has the meaning assigned that term in Section 8.03(e).
“Company LLC Agreement” has the meaning assigned that term in the recitals.
“Comparable Build-Out Agreement” means any build-out agreement (other than the Build-Out Agreement (Contributed Projects and Additional Acquired Projects) and Build-Out Agreement (Emerald Breeze)) that relates to any of the Projects or the property of any Subsidiary of the Company or any Non-Controlled Entity, and to which the Company or any Subsidiary of the Company or any Non-Controlled Entity is a party.
“Comparable Confidentiality Obligation” has the meaning assigned that term in Section 3.08(b)(vii).
“Confidential Information” means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including (a) the terms of this Agreement, the Emerald Breeze Holdings LLC Agreement, the Project Financing Documents for all Tax Equity Entities, and the Organizational Documents of any of the Company’s other Subsidiaries and any Non-Controlled Entities, (b) financial statements, Tax reports, valuations, analyses of potential or actual investments, reports or other materials, and (c) any other documents and information concerning any of their respective businesses and affairs.

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Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; provided that, for the avoidance of doubt, all information disclosed to any Member or its Affiliates (or any of their respective agents) prior to the Effective Date that constitutes “Confidential Information” as defined in, and pursuant to the terms of, the Confidentiality Agreement shall, from and after the Effective Date, constitute Confidential Information for all purposes of this Agreement, and this Agreement shall be deemed to replace the Confidentiality Agreement in its entirety from and after the Initial Closing; or
(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 1, 2022, by and among NEER, XPLR, and the Investor Parent, as the same may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
“Construction Costs” has the meaning assigned that term in the NEER/XPLR APA.
“Contract” means any legally binding contract, lease, license, note, mortgage, indenture, or other legally binding agreement, whether oral or written, but excluding permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority.
“Contractual Obligations” has the meaning assigned that term in Section 6.03.
“Contributed Assets” means those assets identified in Section III of Schedule 2 hereto as “Contributed Assets.”
“Contribution Agreement” has the meaning assigned that term in the Purchase Agreement.
“Control,” “Controls,” or “Controlled” means the possession, directly or indirectly, through one (1) or more intermediaries, of the following:

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(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding equity securities thereof entitled to vote generally, including in the election of directors; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a statutory trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding equity securities of such corporate general partner entitled to vote generally, including in the election of directors, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by Contract, or otherwise, to exercise predominant control over the management of such entity.
“Covered Audit Adjustment” has the meaning assigned that term in Section 8.03(d).
“Covered Person” has the meaning assigned that term in Section 6.08(a).
“Credit Agreement” has the meaning assigned that term in the Purchase Agreement.
“Credit Support Agreement” means the Credit Support Agreement, dated as of November 30, 2022, by and among the Company, Emerald Breeze Class A Holdings, Emerald Breeze Funding, LLC, a Delaware limited liability company, and NEECH, as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of any applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

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“Deferred Contribution” means any “Deferred Contribution” as defined in any Tax Equity A&R LLC Agreement, or any comparable term having substantially the same meaning in any such Tax Equity A&R LLC Agreement.
“Deficit Class B Purchase Price Offset” has the meaning assigned that term in Section 5.07(b).
“Deficit Purchase Price Amount” has the meaning assigned that term in the Purchase Agreement.
“Delaware Certificate” has the meaning assigned that term in the recitals.
“Delaware Courts” has the meaning assigned that term in Section 11.03.
“Delay Damages” means any amounts payable by the Company or its Subsidiaries or any Non-Controlled Entity pursuant to any Power Purchase Agreement to the Company or any of its Subsidiaries or any Non-Controlled Entity is a party and designated as compensation or liquidated damages for any delay in completing construction or achieving “Commercial Operation,” as defined in the applicable Power Purchase Agreement (or the equivalent term in such Power Purchase Agreement) with respect to any Project.
“Delayed Asset Adjustments” has the meaning assigned that term in Section 4.03(a)(iii).
“Delayed Asset Closing” has the meaning assigned that term in the Purchase Agreement.
“Delayed Project” has the meaning assigned that term in the Purchase Agreement.
“Dispose,” “Disposing,” or “Disposition” means, with respect to any asset (including a Membership Interest or any portion thereof (including any Class A Unit or Class B Unit) or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), any direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition (“Transfer”) of such asset, whether such Transfer be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a Transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) any Transfer of Equity Interests of such entity or merger, division, or consolidation of such entity (other than (A) a merger in which such entity is the survivor thereof or (B) a merger of such entity with a wholly-owned Subsidiary, in each case of clauses (A) and (B), if, after giving effect to such merger, all of the Equity Interests of the survivor of such merger are owned by the same Persons and in the same quantities as the Equity Interests of such entity were owned immediately prior to such merger) or (ii) any distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity; and (c) any Transfer in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself; provided, however, that any Transfer of limited

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partnership interests or other Equity Interests of XPLR or NextEra Energy, Inc. shall not be subject to the restrictions set forth in Article 7.
“Disposing Member” means any Member or other holder of a Membership Interest, including Class A Units or Class B Units, that is Disposing of all or any portion of its Membership Interest to the extent permitted by Article 7, in accordance with the terms and subject to the conditions thereof, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
“Disposition Notice” has the meaning assigned that term in Section 7.01(a).
“Dispute” has the meaning assigned that term in Section 11.01.
“Disputing Member” has the meaning assigned that term in Section 11.01.
“Dissolution Event” has the meaning assigned that term in Section 12.01.
“Distribution Adjustment Date” means, subject to Schedule 5.01, (a) any Distribution Date that occurs during the First Scheduled Distribution Adjustment Period on which the First Scheduled Distribution Adjustment Condition is not satisfied, (b) any Distribution Date that occurs during the Second Scheduled Distribution Adjustment Period on which the Second Scheduled Distribution Adjustment Condition is not satisfied, (c) any Distribution Date that occurs during the Third Scheduled Distribution Adjustment Period on which the Third Scheduled Distribution Adjustment Condition is not satisfied, or (d) the Flip Date (it being understood that, with respect to each Distribution Date, in order to determine whether any Distribution Date is a Distribution Adjustment Date, the aggregate number of Class B Units purchased on or prior to such Distribution Adjustment Date pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, and Class B COC Option shall be measured separately for such Distribution Date).
“Distribution Adjustment Period” means, with respect to any Fiscal Year or other period that includes a Distribution Adjustment Date, any period during such Fiscal Year or such other period throughout which the percentage of distributions of Available Cash to which the Class A Units are entitled as a class under Section 5.01(a) does not change.
“Distribution Date” has the meaning assigned that term in Section 5.01.
“Dogwood Wind Company” means Dogwood Wind, LLC, a Delaware limited liability company.
“Dogwood Wind Holdings” means Dogwood Wind Holdings, LLC, a Delaware limited liability company.
“EBC Required Working Capital Loan” means a “Required Working Capital Loan,” as such term is defined in the Emerald Breeze Company LLC Agreement.

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“Economic Risk of Loss” has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
“Effective Date” means December 15, 2022, the effective date of the 2022 A&R LLC Agreement.
“Effective Date Capital Contribution” has the meaning assigned that term in Section 4.03(a).
“Effective Date Contribution Amount” has the meaning assigned that term in Section 4.03(a).
“Eight Point Delayed Closing” has the meaning assigned that term in Section 4.03(a)(ii).
“Eight Point Effective Date Adjustment” has the meaning assigned that term in Section 4.03(a)(ii).
“Eight Point Equity Interests” means all of the issued and outstanding Equity Interests of the Eight Point Wind Project Company.
“Eight Point Wind Project Company” means Eight Point Wind, LLC, a Delaware limited liability company.
“Eight Point Contribution Amount” means the amount equal to eighty million six hundred thirty-one thousand eight hundred thirty-four U.S. dollars and thirty-two cents ($80,631,834.32), which represents the fair market value of the Eight Point Equity Interests as of the Effective Date.
“Election Out” has the meaning assigned that term in Section 8.03(c).
“Elk City II Wind Funding” means Elk City II Wind Funding, LLC, a Delaware limited liability company.
“Elk II/Sholes HoldCo” means Elk City Sholes Holdings, LLC, a Delaware limited liability company.
“Elk II/Sholes HoldCo LLC Agreement” means the Limited Liability Company Agreement, dated as of October 13, 2022, of Elk II/Sholes HoldCo.
“Emerald Breeze Class A Holdings” means Emerald Breeze Class A Holdings, LLC, a Delaware limited liability company.
“Emerald Breeze Company” means Emerald Breeze, LLC, a Delaware limited liability company.
“Emerald Breeze Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Emerald Breeze Company, by and among Emerald Breeze Class A Holdings, LLC, as the Class A Member and as managing member, and the

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Class B Member(s) party thereto, dated as of November 30, 2022, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Emerald Breeze Holdings” means Emerald Breeze Holdings, LLC, a Delaware limited liability company.
“Emerald Breeze Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Emerald Breeze Holdings, dated as of December 14, 2022, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
“Emergency” means (a) any event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or any of its Subsidiaries or any Non-Controlled Entity, any other Person, natural resources (including wildlife), or the environment; (ii) any damage to any property or assets of the Company or any of its Subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) any action required to prevent an imminent material default by the Company or any of its Subsidiaries or any Non-Controlled Entity, or to cure a material default, on any Material Project Agreement or Material Contract to which the Company or any of its Subsidiaries or any Non-Controlled Entity is a party.
“Emergency Capital Call” has the meaning assigned that term in Section 4.04(a).
“Emergency Loan” has the meaning assigned that term in Section 4.05(a).
“Encumber,” “Encumbering,” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
“Excess Purchase Price Amount” has the meaning assigned that term in the Purchase Agreement.
“Equity Contribution Agreement” has the meaning assigned that term in the Credit Support Agreement.
“Equity Contribution Guaranty” has the meaning assigned that term in the Credit Support Agreement.
“Equity Interests” means capital stock, partnership interests (whether general or limited), limited liability company interests, trust interests or beneficial interests, and any other equity interest or participation therein that confers on a Person the right to receive from the issuing entity (or any series of an issuing entity) a share or allocation of the profits and losses of, or distribution of assets of, such issuing entity.
“Excess Unreimbursed Amount” has the meaning assigned that term in the Credit Support Agreement.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Party” means, with respect to any direct or indirect holders of Class B Units (other than XPLR Class B Parties), (a) any Person listed on Schedule 1 hereto, (b) any Sanctioned Person, and (c) any Person ordinarily resident or located in or organized under the Laws of the Russian Federation, or any Person controlled, or fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by such Person or Persons.
“Execution Date Portfolio Project Model” has the meaning assigned that term in the Purchase Agreement.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Authority.
“FERC Approval” means approval of the FERC, to the extent required under Section 203(a) of the Federal Power Act, as amended, in connection with the consummation of the transactions contemplated by the NEER/XPLR APA and the Purchase Agreement.
“First Scheduled Distribution Adjustment Condition” has the meaning assigned that term in Section 5.01(b).
“First Scheduled Distribution Adjustment Period” means the period commencing on June 15, 2029, and continuing through December 14, 2030.
“Fiscal Year” means any twelve (12) month period commencing on January 1 and ending on December 31.
“Flip Date” means December 15, 2032.
“Flip Date Fiscal Year” means the Fiscal Year in which the Flip Date occurs.
“Fund” means a private equity, infrastructure, or other investment fund entity.

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“GAAP” means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“General Partner” means XPLR Infrastructure Partners GP, Inc., a Delaware corporation, and any of its successors and permitted assigns that are admitted as general partner of XPLR, in their capacity as general partner of XPLR.
“Golden West Wind Company” means Golden West Power Partners, LLC, a Delaware limited liability company.
“Golden West Wind Holdings” means Golden West Wind Holdings, LLC, a Delaware limited liability company.
“Governmental Authority” means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
“Guaranteed Tax Credit Dispute” means any audit, administrative, or judicial process relating to tax credits under Section 45 or Section 48 of the Code allocated by a Tax Equity Entity to any Tax Equity Investor for which (a) the Tax Equity Entity’s recourse against the Company following an adverse determination related to such tax credits is supported by a payment guarantee by an Affiliate of XPLR Member or (b) an Affiliate of XPLR Member agrees in writing to provide an indemnity to the Company with respect to any adverse determination of such audit, administrative, or judicial process, in the amount of any excess of (i) the net present value (using a discount rate of six and nine hundred thirty-one thousandths percent (6.931%)) of any adjustment to Deferred Contributions or reduction in the pro forma amount of available cash flow projected to be distributed to the Company under the limited liability company agreement of a Tax Equity Entity in the absence of such adverse determination over (ii) the amount of any settlement payment with respect to such audit, administrative, or judicial process that is approved by Class B Member Approval.
“Hedging Instrument” means (a) any interest rate swap, option Contract, futures Contract, options on futures Contract, cap, floor, collar, or any other similar arrangement entered into by or on behalf of the Company or any of its Subsidiaries related to movements in interest rates; (b) any electricity swap, options Contract, futures Contract, options on futures Contract, cap, floor, collar, or any other similar arrangement entered into by or on behalf of the Company

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or any of its Subsidiaries related to movements in electricity prices or for the purpose of reducing exposure to movements in electricity prices (or minimizing losses in connection therewith); and (c) any other derivative transaction of a nature similar to those referenced in clause (a) or clause (b) entered into by or on behalf of the Company or any of its Subsidiaries to hedge risks of any commercial nature.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing borrowed money, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or, without duplication, its Subsidiaries or Non-Controlled Entities and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent (i) undrawn and not cash-collateralized or (ii) drawn and not reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clause (a), (c), or (d) of this definition that is (i) guaranteed by such Person or, without duplication, its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by such Person or, without duplication, its Subsidiaries or Non-Controlled Entities, whether or not the indebtedness secured thereby has been assumed by such Person or, without duplication, its Subsidiaries or Non-Controlled Entities; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or, without duplication, its Subsidiaries securing such Indebtedness, (c) Capitalized Lease Obligations, (d) purchase-money indebtedness classified as indebtedness in accordance with GAAP, or (e) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.
“Individual Capital Call Amount” has the meaning assigned that term in Section 4.04(a).
“Initial Aggregate Class B Purchase Price” has the meaning assigned that term in the Purchase Agreement, subject to such adjustments to the amount of the Initial Aggregate Class B Purchase Price prior to the Initial Closing as are set forth in the Purchase Agreement.
“Initial Aggregate Class B Purchased Units” has the meaning assigned that term in the Purchase Agreement.
“Initial Capital Contribution” has the meaning assigned that term in Section 4.03(c).
“Initial Closing” has the meaning assigned that term in the Purchase Agreement.
“Initial Closing Date” has the meaning assigned that term in the Purchase Agreement.

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“Initial Closing Distribution Amount” has the meaning assigned that term in Section 4.03(c).
“Initial Distribution Period” has the meaning assigned that term in Section 5.03(a)(i).
“Initial Investor” has the meaning assigned that term in the preamble.
“Interest Rate Hedging Transaction” means any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under any Class B Permitted Loan Financing or Qualifying Financing.
“Internal Rate of Return” means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
“Investor” means, as of the Initial Closing, the Initial Investor, for so long as it owns Class B Units, and, after the Initial Closing, shall collectively include, as of any date, any of the Initial Investor’s Affiliates that hold Class B Units as of such date.
“Investor Initial Closing Contribution Amount” has the meaning assigned that term in Section 4.03(c).
“Investor Parent” means the Ontario Teachers’ Pension Plan Board.
“Investor Parent Entities” means Investor Parent or any of its Subsidiaries.
“IRR Report” means the financial model attached as Exhibit B to this Agreement as agreed and accepted by the Members as of the Effective Date and updated in accordance with Section 9.02 to reflect actual results of the Company.
“Issuance Price” has the meaning assigned that term in Section 7.02(f).
“Law” means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
“Liquidity Event” has the meaning assigned to the term in Section 7.09(a).
“Liquidity Event Agreement” has the meaning assigned to the term in Section 7.09(c).
“Loss Reduction Activity” means any actions taken by the Company or any of its Subsidiaries or any Non-Controlled Entity, including by entering into Contracts, to mitigate or prevent losses arising out of or resulting from the production or offtake of electricity, capacity, and ancillary services that, in the absence of such actions, would have been incurred in

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connection with the operation of any Project, whether pursuant to Contracts to which the Company or any of its Subsidiaries or any Non-Controlled Entity is a party or otherwise; provided, however, that no such actions shall be permitted without Class B Member Approval if, on a pro forma basis, such actions would reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such actions had not been taken.
“Loss Reduction Amount” means the aggregate amount of any payments or other consideration or benefits received by the Company or any of its Subsidiaries arising out of, resulting from, or relating to any Loss Reduction Activity.
“Major Decisions” has the meaning assigned that term in Section 6.03.
“Managing Member” means XPLR Member or any other Person hereafter appointed as a successor Managing Member of the Company pursuant to and in accordance with Section 6.01, each in its capacity as such and in its deemed capacity as the Company’s sole “manager” (as defined in Section 18-101 of the Act) pursuant to Section 6.01, and all references in this Agreement to the “Managing Member” shall refer to XPLR Member (or any such Person hereafter appointed as successor Managing Member), in such capacities and not in their individual capacities nor in their capacities as a Class A Member or Class B Member, as applicable, or as a holder of Class A Units or Class B Units, as applicable.
“Material Breach” means the Managing Member’s intentional, reckless, or grossly negligent (a) failure to cause the Company to make distributions of Available Cash or other assets to Members if and when required to be made pursuant to Section 5.01, Section 5.02, or Section 12.02; (b) proceeding with taking, or causing the Company or any of the Company’s Subsidiaries or Non-Controlled Entities to take, any action, or approving or authorizing the taking of any action by the Company or any of the Company’s Subsidiaries or Non-Controlled Entities, in each case, if such action constitutes a Major Decision, without having obtained Class B Member Approval; or (c) violation of applicable Law in the conduct of its duties as Managing Member, which violation has had or is reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, in each case of clauses (a) through (c), as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding the foregoing, nothing in this definition of Material Breach shall be deemed to impose fiduciary duties (or any other implied duties) on the Managing Member (which are expressly eliminated pursuant to Section 6.02) or otherwise to modify or limit the standard of care set forth in Section 6.02.
“Material Contract” means any (a) Contract for the future purchase, exchange, or sale of electric power, capacity, environmental attributes, or ancillary services; (b) Contract for the future transmission of electric power; (c) interconnection Contract, (d) partnership, joint venture, or limited liability company agreement; or (e) Project Financing Document.
“Material Project Agreement” means any Power Purchase Agreement, engineering procurement and construction Contract, development and construction management agreement, equipment supply agreement (including any turbine or module supply agreement), operation and maintenance agreement, administrative services agreement, energy management

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services agreement, shared or common facilities agreement, or Build-Out Agreement, in each case, to which the Company or any of its Subsidiaries or any Non-Controlled Entity is a party, or any credit support thereunder.
“Member” means any Person, including XPLR Member and Initial Investor, executing the 2022 A&R LLC Agreement as of the Effective Date as a member or admitted to the Company as a New Member after the Amendment and Restatement Date as provided in this Agreement, in accordance with the terms and subject to the conditions set forth herein, but such term does not include, as of any date, any Person who has ceased to be a member in the Company prior to such date.
“Member Affiliated Parties” has the meaning assigned that term in Section 6.06(a).
“Member-Associated Parties” has the meaning assigned that term in Section 6.02(b)(i).
“Member Loan” means any loan made following a Capital Call by a Member or one of its Affiliates to the Company or any Specified Entity pursuant to and in accordance with Section 4.05 that is an Emergency Loan, Tax Equity Repurchase Loan, Tax Payment Loan, or Working Capital Loan.
“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
“Membership Interest” means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s right, as a holder of Class A Units or Class B Units, to a portion of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
“Minimum Gain” has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
“Monthly Reimbursement Period” has the meaning assigned that term in the Emerald Breeze Holdings LLC Agreement.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

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“NEECH” means NextEra Energy Capital Holdings, Inc., a Florida corporation.
“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.
“NEER/XPLR APA” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and among US SellCo, LLC (formerly known as NEP US SellCo, LLC), XPLR Purchaser, and, solely with respect to Articles IV, IX, X, and XII of the NEER/XPLR APA, Seller Parent Guarantor (as defined therein), as amended by the Amendment to the Amended and Restated Purchase and Sale Agreement (2022-B Projects Annex) and the Acquired Companies Annex for the 2022-B Acquired Companies attached thereto, dated as of November 17, 2022, by and among ESI Energy, LLC, US SellCo, LLC (formerly known as NEP US SellCo, LLC), US SellCo II, LLC (formerly known as NEP US SellCo II, LLC), and XPLR Purchaser, as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
“Net Profits” and “Net Loss” means, for each Fiscal Year or other period, including any Distribution Adjustment Period and any Post-Flip Date Distribution Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income Tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any Disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Book Value;
(d)    in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of “Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e)    to the extent an adjustment to the adjusted Tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an

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item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f)    notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.03(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.03(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
“Network Upgrades” has the meaning, with respect to each Project Company (or other Subsidiary of the Company), assigned that term in the applicable interconnection agreement to which such Project Company (or other Subsidiary of the Company) is a party.
“New Member” means a Person, other than Investor or XPLR Member, admitted after the Amendment and Restatement Date pursuant to the terms and conditions set forth herein, including Section 7.01(b).
“Nokota Wind Company” means Nokota Wind, LLC, a Delaware limited liability company.
“Nokota Wind Holdings” means Nokota Wind Holdings, LLC, a Delaware limited liability company.
“Non-Controlled Entity” means, individually, from and after the Effective Time, each of the following entities, until the applicable Approval Date with respect to such entities: (a) Elk II/Sholes HoldCo and each of its Subsidiaries (collectively, the “Elk II/Sholes Non-Controlled Entities”); (b) Sac County Wind HoldCo and each of its Subsidiaries (collectively, the “Sac County Non-Controlled Entities”); and (c) Emerald Breeze Holdings and each of its Subsidiaries (collectively, the “Emerald Breeze Non-Controlled Entities”), and (d) the Eight Point Wind Project Company (collectively, clauses (a) through (d), the “Non-Controlled Entities”); provided, however, that each of the foregoing entities shall automatically cease to be a Non-Controlled Entity immediately upon the Approval Date applicable to such entity.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
“Non-Voting XPLR Common Units” means “Non-Voting Common Units” of XPLR, as that term is used and defined in the XPLR Limited Partnership Agreement, which have the same economic rights as the XPLR Common Units but no voting rights on any matter whatsoever and are not listed on any National Securities Exchange.
“Notice of Initial Closing” has the meaning assigned that term in the Purchase Agreement.
“Notifying Member” has the meaning assigned that term in Section 6.04(a).

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“Offer Notice” has the meaning assigned that term in Section 7.01(c)(ii).
“OpCo General Partner” means XPLR Infrastructure Operating Partners GP, LLC, a Delaware limited liability company formerly known as NextEra Energy Operating Partners GP, LLC, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
“OpCo General Partner Interest” means the general partner interest of the Operating Partnership held by the OpCo General Partner.
“Operating Partnership” means XPLR Infrastructure Operating Partners, LP, a Delaware limited partnership formerly known as NextEra Energy Operating Partners, LP.
“Operating Reserve” has the meaning assigned that term in the Credit Support Agreement.
“Operating Reserve Period” has the meaning assigned that term in the Credit Support Agreement.
“Option A” has the meaning assigned that term in Section 8.03(e).
“Option B” has the meaning assigned that term in Section 8.03(e).
“Organizational Documents” means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
“Other Class B Party” means, as of any date, any holder of Class B Units on such date other than the XPLR Class B Parties.
“Other Class B Party Percentage Interest” means, with respect to any Other Class B Party as of any date, the percentage determined by dividing the number of Class B Units held by such Other Class B Party on such date by the total number of Class B Units held by all XPLR Class B Parties and all Other Class B Parties as of such date.
“Parent” means, with respect to any Member, a Person that Controls such Member.
“Partnership Representative” has the meaning assigned that term in Section 8.03(a).
“Permitted Assignee” means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with the terms and conditions of Article 7, including the requirements set forth in Section 7.01.
“Permitted Hedging Transactions” means such Interest Rate Hedging Transactions entered into with respect to any Class B Permitted Loan Financing, but only if and

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to the extent permitted or required by the terms and conditions of the applicable Class B Permitted Loan Financing, and subject to the limitations set forth therein and in Section 7.02(l).
“Permitted Lien” has the meaning set forth in the Purchase Agreement.
“Person” has the meaning assigned that term in Section 18-101 of the Act and also includes, with respect to any natural person, the heirs, beneficiaries, and personal representatives of such natural person, where the context so provides.
“Post-Effective Date Excess Insurance Proceeds” means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring on or after the Effective Date that are received by the Company or any of its Subsidiaries or Non-Controlled Entities over the costs and expenses incurred by the Company and its Subsidiaries and Non-Controlled Entities to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds; provided that all distributions of Post-Effective Date Excess Insurance Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of all amounts distributed, or required to be distributed, by such Tax Equity Entity pursuant to its Organizational Documents to the holders of Tax Equity Interests therein.
“Post-Flip Aggregate Other Class B Parties Percentage” means, with respect to any period following the Flip Date, the percentage of Available Cash distributable, in the aggregate, to all of the Other Class B Parties pursuant to Section 5.01(e).
“Post-Flip Date Distribution Period” means, with respect to (a) any portion of the Flip Date Fiscal Year commencing on the Flip Date and (b) any Fiscal Year following the Flip Date Fiscal Year, in each case, in which the Post-Flip Aggregate Other Class B Parties Percentage changes during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (a)), any period during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (a)) throughout which the Post-Flip Aggregate Other Class B Parties Percentage does not change.
“Potential Claim Notice” has the meaning assigned that term in Section 6.04(a).
“Power Purchase Agreements” means the agreements set forth on Schedule 3 hereto and any other purchase and sale agreement with respect to the offtake of electricity, capacity (and, in the case of capacity, that provides for payments in an aggregate amount in excess of $10 million in any fiscal year and $50 million in the aggregate over the term of such agreement; provided that any such agreement is not an Affiliate Transaction), and ancillary services, and any Contract for differences, in each case, to which any Subsidiary of the Company or any Non-Controlled Entity becomes a party after the Effective Date with respect to any of the Projects (and each, individually, a “Power Purchase Agreement”).
“Power Purchaser Buyout Event” means the exercise by the applicable counterparty (or any successor thereof) to one of the Power Purchase Agreements listed on Schedule 4 hereto of its option to purchase the applicable Project (or Project Company) pursuant to such Power Purchase Agreement.

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“Pre-Effective Date Excess Insurance Proceeds” means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring before the Effective Date that are received by the Company or any of its Subsidiaries or any Non-Controlled Entity over the costs and expenses incurred by the Company and its Subsidiaries or such Non-Controlled Entity to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
“Project” has the meaning assigned that term in the Purchase Agreement.
“Project Company” means, with respect to any Project, the entity set forth opposite the name of such Project in the column of Schedule 2 hereto titled “Project Company.”
“Project Financing Documents” means, with respect to any Tax Equity Entity, as of any date, the applicable Tax Equity ECCA (as defined in the Purchase Agreement) and Tax Equity A&R LLC Agreement in effect on such date and entered into in connection with the issuance of Tax Equity Interests, and, collectively, with respect to all of the Project Companies (to the extent applicable), all of the Tax Equity ECCAs and Tax Equity A&R LLC Agreements in effect as of such date in connection with the issuance of Tax Equity Interests.
“Projected Available Cash” has the meaning assigned that term in Section 4.05(b)(ii).
“Proportionate Class B Allocation” means, with respect to the Class B Units held by any Member or Assignee as of any date, such number of Class B Units then held by such Member or Assignee consisting, as nearly as possible, of (a) eighty percent (80%) of such Class B Units whose Acquisition Date is the Initial Closing Date and (b) twenty percent (20%) of such Class B Units whose Acquisition Date is the Additional Closing Date.
“Purchase Agreement” has the meaning assigned that term in the recitals.
“Qualifying Financing” means a financing on commercially reasonable terms (including with respect to the aggregate amount of fees and costs of such financing and any breakage costs or termination fees); provided that, with respect to Investor or its Affiliates, any such financing shall be deemed to be on commercially reasonable terms if (a) the interest rate for such financing does not exceed the Alternate Base Rate (as defined in the Credit Agreement), plus three and one half percent (3.5%); (b) such financing has a loan-to-value ratio of at least fifty-five percent (55%) (based on the Issuance Price of the XPLR Common Units or Non-Voting XPLR Common Units to be issued as payment (or partial payment) of any Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price in connection with the exercise of any Call Option, XPLR Change of Control Option or Class B COC Option, respectively); (c) the terms of such financing (when taken together with the aggregate amount of fees and costs of such additional financing) are otherwise substantially similar in all material respects to similar financing arrangements entered into by third-party investors, during the period of eighteen (18) months immediately prior to the date on which such Qualifying Financing is obtained, in connection with transactions that are similar in nature to the transactions contemplated by this Agreement; and (d) the sources of such financing are nationally reputable

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financial institutions regulated as commercial banks whose ordinary business consists of providing financing of a nature similar to the financings described in the foregoing clause (c); provided, further, that in no event shall (i) such Qualifying Financing be secured by any Encumbrance on any Class B Units or (ii) the scheduled maturity date for a tranche under such financing be shorter than the second anniversary of the funding date for such tranche.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 15, 2022, by and among XPLR, Initial Investor, and the other Class B Members party thereto from time to time, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
“Regulatory Allocations” has the meaning assigned that term in Section 5.03(b)(ix).
“Related Party” means any Person (a) who is considered for federal income Tax purposes to be purchasing electricity generated by a Subsidiary of the Company and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by such Subsidiary to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or (b) who is related for purposes of the application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code to sales of electricity generated by a Subsidiary of the Company or a Non-Controlled Entity.
“Representative” means, with respect to any Person, and excluding the use of the term in the definition of “Class B Member Representative” and “Partnership Representative,” any of such Person’s financial advisors, consultants, accountants, attorneys, engineers, or other representatives.
“Required Governmental Authorizations” means such Governmental Authorizations, if any, as shall be required under applicable Law (including, to the extent applicable, any Governmental Authorizations required under the HSR Act or by the FERC) to be obtained in connection with any exercise of the Call Option, the XPLR Change of Control Option, or the Class B COC Option, or in connection with the consummation of any Liquidity Event, as applicable, each in accordance with the terms hereof.
“Required Tax Payment” has the meaning assigned that term in Section 4.05(c).
“Required Tax Payment Capital Call” has the meaning assigned that term in Section 4.04(a).
“Sac County Wind Company” means Sac County Wind, LLC, a Delaware limited liability company.

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“Sac County Wind HoldCo” means Sac County Wind Holdings, LLC, a Delaware limited liability company.
“Sac County Wind HoldCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of November 15, 2022, of Sac County Wind HoldCo.
“Sac County Wind Holdings” means Sac County Wind Class A Holdings, LLC, a Delaware limited liability company.
“Sale Proceeds” means (a) the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries and the Non-Controlled Entities, as the result of (i) a sale of the Company pursuant to which any Person (or group (within the meaning of Section 13(d)(3) of the Exchange Act)) acquires, directly or indirectly, (A) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or any Non-Controlled Entity or (B) all of the outstanding Equity Interests of the Company, whether by merger, consolidation, recapitalization, division, reorganization, purchase of securities, or otherwise, or (ii) a Disposition of any material assets of the Company or its Subsidiaries or any Non-Controlled Entity (including pursuant to any Power Purchaser Buyout Event), excluding, in each case, in connection with any Liquidity Event; and (b) any distributions or other amounts received by the Company in respect of the Company’s direct or indirect Equity Interests in any Non-Controlled Entity attributable to the net proceeds, after payment of all of the related reasonable, documented, out-of-pocket costs and expenses of such Non-Controlled Entity and its Subsidiaries, as the result of (i) a sale of such Non-Controlled Entity pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (A) all or substantially all of the assets of such Non-Controlled Entity and its Subsidiaries (in each case, determined on a consolidated basis) or (B) all of the outstanding Equity Interests of such Non-Controlled Entity, whether by merger, consolidation, recapitalization, division, reorganization, purchase of securities, or otherwise, or (ii) a Disposition of any material assets of such Non-Controlled Entity or its Subsidiaries that, in each case, are material to the Company; provided that all distributions of Sale Proceeds in respect of any Tax Equity Entity (or any Subsidiary thereof) to holders of Class A Units and Class B Units shall be net of all amounts distributed, or required to be distributed by such Tax Equity Entity’s Organizational Documents, by such Tax Equity Entity to the holders of its Tax Equity Interests.
“Sanctioned Country” means a country or territory that is the subject of comprehensive Sanctions (which, as of the Effective Date, means Cuba, Iran, North Korea, Syria, and the Crimea, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means, at any time, any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) ordinarily resident in or organized under the Laws of a Sanctioned Country; or (c) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
“Sanctions” means, collectively, the sanctions administered or enforced by the United States government (including the U.S. Department of the Treasury’s Office of Foreign

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Assets Control), the United Nations Security Council, the European Union, or the Treasury of the United Kingdom.
“Schedule of Members” has the meaning assigned that term in Section 3.01.
“Scheduled Call Option Buyout Date” has the meaning assigned that term in Section 7.02(h).
“Scheduled Change of Control Buyout Date” has the meaning assigned that term in Section 7.03(d).
“Scheduled Class B COC Buyout Date” has the meaning assigned that term in Section 7.04(e).
“Second Scheduled Distribution Adjustment Condition” has the meaning assigned that term in Section 5.01(c).
“Second Scheduled Distribution Adjustment Period” means the period commencing on December 15, 2030, and continuing through December 14, 2031.
“Securities Act” means the Securities Act of 1933, as amended.
“Selection Notice” has the meaning assigned that term in Section 11.05(b).
“Sholes Wind Company” means Sholes Wind, LLC, a Delaware limited liability company.
“Sholes Wind Holdings” means Sholes Wind Class A Holdings, LLC, a Delaware limited liability company.
“SIP Acquired Assets” means those assets identified in Section I of Schedule 2 hereto as “SIP Acquired Assets.”
“Southwest Wind Company” means Southwest Wind, LLC, a Delaware limited liability company.
“Specified Entity” has the meaning assigned that term in Section 4.04(a).
“Subcontractor Delay Liquidated Damages” means, collectively, all payments received by the Company or any of its Subsidiaries or any Non-Controlled Entity and designated as compensation for any delay or as liquidated damages relating to the construction, development, or testing of any Project (including any payment received under any turbine or module supply Contract or any module or turbine construction Contract).
“Subsidiary” means, as of any date, as to any Person, (a) any corporation, limited liability company, or other entity that is Controlled by such Person or (b) any corporation, limited liability company, or other entity in which such Person owns, directly or indirectly, an Equity Interest entitled to receive fifty percent (50%) or more of the distributions therefrom (including liquidating distributions). For the avoidance of doubt, (i) for so long as Brady Wind,

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LLC, a Delaware limited liability company, and Brady Wind II, LLC, a Delaware limited liability company, control Brady Interconnection, LLC, a Delaware limited liability company, then, for all purposes of this Agreement, Brady Interconnection, LLC shall be treated as a Subsidiary of the Company; (ii) no Non-Controlled Entity shall be treated as a Subsidiary of the Company unless and until the applicable Approval Date for such Non-Controlled Entity shall have occurred; and (iii) for so long as the Yellow Pine Project Company controls Yellow Pine Solar Interconnect, LLC, a Delaware limited liability company, following the Approval Date with respect to the Yellow Pine Project Company, then, for all purposes of this Agreement, from and after such Approval Date, Yellow Pine Solar Interconnect, LLC shall be treated as a Subsidiary of the Company.
“Supplemental Class B Units” has the meaning assigned that term in the Purchase Agreement.
“Tax” means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.
“Tax Equity A&R LLC Agreements” means, collectively, (a) those agreements listed on Schedule 5 hereto, and (b) the limited liability company agreement of any other Tax Equity Entity entered into after the Effective Date, in each case, as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
“Tax Equity Entities” means, collectively, (a) Emerald Breeze Company, Dogwood Wind Company, Southwest Wind Company, Golden West Wind Company, Nokota Wind Company, Sac County Wind Company, and Sholes Wind Company (in each case, for so long as each such Tax Equity Entity has outstanding Tax Equity Interests) and (b) any other Subsidiary of the Company that, following the Effective Date, has outstanding Tax Equity Interests (for so long as such Tax Equity Interests remain outstanding), and each such entity, a “Tax Equity Entity.”
“Tax Equity Financing” means, with respect to each of the Projects, the transactions contemplated by the applicable Project Financing Documents.
“Tax Equity Interests” means the issued and outstanding Equity Interests in any Tax Equity Entity (including, as of the Effective Date, Emerald Breeze Company, Dogwood Wind Company, Southwest Wind Company, Golden West Wind Company, Nokota Wind Company, Sac County Wind Company, and Sholes Wind Company) that (a) are issued to and held by Persons not Affiliated with XPLR or the Managing Member, (b) do not represent a Controlling interest in such Tax Equity Entity, and (c) entitle the holder thereof to production Tax credits or investment Tax credits under the Code and other benefits.
“Tax Equity Investors” means, as of any date, the holders of Tax Equity Interests as of such date.

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“Tax Equity Liquidation Proceeds” means any distribution received by the Company on or in respect of the Company’s direct interest in (a) Emerald Breeze Holdings or indirect interest in any Subsidiaries of Emerald Breeze Holdings and Emerald Breeze Class A Holdings, in each case, that is attributable to any dissolution, liquidation, or winding up of Emerald Breeze Holdings or any of its Subsidiaries; (b) Elk II/Sholes HoldCo or indirect interest in any Subsidiaries of Elk II/Sholes HoldCo that is attributable to any dissolution, liquidation, or winding up of Elk II/Sholes HoldCo or any of its Subsidiaries; (c) Sac County Wind HoldCo or indirect interest in any Subsidiaries of Sac County Wind HoldCo that is attributable to any dissolution, liquidation, or winding up of Sac County Wind HoldCo or any of its Subsidiaries; or (d) Nokota Wind Holdings, Golden West Wind Holdings, or Dogwood Wind Holdings or any indirect interest in any Subsidiaries of Nokota Wind Holdings, Golden West Wind Holdings, or Dogwood Wind Holdings, as applicable, in each case, which is attributable to any dissolution, liquidation, or winding up of Nokota Wind Holdings, Golden West Wind Holdings, or Dogwood Wind Holdings, as applicable, or any of its Subsidiaries, as applicable.
“Tax Equity Proceeds” means the aggregate amount of capital contributions (other than Deferred Contributions) actually paid by Tax Equity Investors to the applicable Tax Equity Entity in connection with the applicable Tax Equity Financing pursuant to the applicable Project Financing Document or other definitive agreement entered into in connection with the acquisition of Tax Equity Interests in such Tax Equity Entity.
“Tax Equity Repurchase” has the meaning assigned that term in Section 4.05(b).
“Tax Equity Repurchase Capital Call” has the meaning assigned that term in Section 4.04(a).
“Tax Equity Repurchase Loan” has the meaning assigned that term in Section 4.05(b).
“Tax Payment Loan” has the meaning assigned that term in Section 4.05(c).
“Term” has the meaning assigned that term in Section 2.06.
“Third Scheduled Distribution Adjustment Condition” has the meaning assigned that term in Section 5.01(d).
“Third Scheduled Distribution Adjustment Period” means the period commencing on December 15, 2031, but prior to the Flip Date.
“Trading Day” means a day on which the principal National Securities Exchange on which the XPLR Common Units are listed or admitted to trading is open for the transaction of business or, if such XPLR Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York, generally are open.
“Transfer Agent” means such bank, trust company, or other Person as may be appointed pursuant to the XPLR Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of XPLR.

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“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, or substitute, temporary, or final Treasury Regulations.
“Triggering Event” means the occurrence of any of the following, as identified in a Triggering Event Notice: (a) on or after the Flip Date, XPLR Member, together with its Affiliates, do not collectively own at least sixty percent (60%) of the aggregate number of Class B Units outstanding on the Effective Date; (b) XPLR Member (or its nominee) fails to satisfy XPLR Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the XPLR Change of Control Option (except to the extent attributable to any failure to consummate a Change of Control Closing as a result of a Change of Control Cash Shortfall (regardless of any revocation of the Change of Control Notice)); or (c) there is a Material Breach of this Agreement and the Managing Member fails to cure such Material Breach within thirty (30) days following its receipt of written notice of such Material Breach from the Class B Member Representative (which notice shall specify in reasonable detail the circumstances resulting in such Material Breach).
“Triggering Event Date” means the date on which a Triggering Event occurred, as set forth in a Triggering Event Notice.
“Triggering Event Notice” means a written notice delivered to XPLR Member by the Class B Member Representative on behalf of all Class B Members, upon approval of Class B Members holding a majority of the issued and outstanding Class B Units (excluding all Class B Units held by XPLR Class B Parties), setting forth (a) that a Triggering Event has occurred, and the date thereof, and (b) a reasonably detailed description of the facts and circumstances supporting such determination that a Triggering Event has occurred.
“Unaffiliated Material Project Agreement” means any Material Project Agreement that does not constitute an Affiliate Transaction.
“Unreturned Contribution” means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, (a) the aggregate amount of all Capital Contributions made by such holder in respect of all such Class A Units or Class B Units on or prior to such date (including Capital Contributions from such holder’s predecessor(s) in interest with respect to any such Class A Units or Class B Units), less (b) the aggregate amount of all distributions made by the Company to such holder in respect of all such Class A Units and Class B Units on or prior to such date (including distributions to such holder’s predecessor(s) in interest with respect to such Class A Units or Class B Units); provided, however, that, in the event of any adjustment, pursuant to the Purchase Agreement, to the Initial Aggregate Class B Purchase Price or the Additional Aggregate Class B Purchase Price following the Initial Closing or the Additional Closing, respectively, then the Unreturned Contribution of each holder of Class B Units on the date of payment (or offset, as applicable) with respect to such adjustment shall be reduced or increased, as applicable, by the amount of such adjustment. Notwithstanding any other provision herein, XPLR Member’s Unreturned Contribution shall not be reduced by XPLR Member’s receipt of any payment pursuant to Section 5.06(a).

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“Unreturned Contribution Percentage” means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, a fraction, the numerator of which is the Unreturned Contribution of such holder as of such date and the denominator of which is the aggregate Unreturned Contributions of all holders of Class A Units and Class B Units as of such date.
“VWAP” per XPLR Common Unit on any Trading Day means the per XPLR Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XIFR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one XPLR Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the XPLR Common Units are listed); provided, however, that if the VWAP cannot be calculated for the XPLR Common Units on a particular date on any of the foregoing bases, then with the prior written consent of the Class B Member Representative (on behalf of the Class B Members), the VWAP of the XPLR Common Units on such date shall be the fair market value as determined in good faith by the board of directors of XPLR in a commercially reasonable manner.
“WC/Credit Capital Call” has the meaning assigned that term in Section 4.04(a).
“Withdraw,” “Withdrawing,” or “Withdrawal” means the withdrawal, resignation, or retirement of a Member from the Company in its capacity as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
“Withdrawn Member” has the meaning assigned that term in Section 10.03.
“Working Capital Loan” has the meaning assigned that term in Section 4.05(d).
“XPLR” has the meaning assigned that term in the preamble.
“XPLR Change of Control Option” has the meaning assigned that term in Section 7.03(a) and constitutes the “NEP Change of Control Option,” as that term was used in the 2022 A&R LLC Agreement and as that term is used or referenced in the XPLR Limited Partnership Agreement, the Purchase Agreement, the Registration Rights Agreement, and any other agreement as the context requires.
“XPLR Class B Parties” means, as of any date, such of XPLR Member and its Affiliates as hold Class B Units on such date (and each, individually, a “XPLR Class B Party”).
“XPLR Common Unit” means an interest of a limited partner in XPLR having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the XPLR Limited Partnership Agreement.

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“XPLR Common Unit Equivalent Security” has the meaning assigned that term in Section 7.03(b).
“XPLR General Partner Interest” means the general partner interest of XPLR held by the General Partner.
“XPLR Limited Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of XPLR, dated as of January 23, 2025, by and among XPLR Infrastructure Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto from time to time, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.
“XPLR Member” has the meaning assigned that term in the preamble.
“XPLR Member Initial Closing Contribution Amount” has the meaning assigned that term in Section 4.03(c).
“XPLR Purchaser” means XPLR Infrastructure Acquisitions, LLC, a Delaware limited liability company.
“XPLR Sellco” means, collectively, US SellCo, LLC, a Delaware limited liability company formerly known as NEP US SellCo, LLC, and US SellCo II, LLC, a Delaware limited liability company formerly known as NEP US SellCo II, LLC.
“Yellow Pine Project Company” means Yellow Pine Solar, LLC, a Delaware limited liability company.
“Yellow Pine II Transmission Proceeds” means all proceeds paid to the Yellow Pine Project Company by Yellow Pine Solar II, LLC or any other Affiliate of NEER, in each case, in connection with any Disposition or Encumbrance of an interest in any interconnection assets or facilities (or of any Equity Interests in any entity that owns such interconnection assets or facilities) and the interconnection of any project owned or managed by NEER or one of its Affiliates to such interconnection assets or facilities.
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); (h) the word “including” means “including, without limitation”; and (i) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.

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ARTICLE 2
ORGANIZATION
2.01    Formation. The Company was formed by XPLR Member as a Delaware limited liability company, effective as of September 13, 2022.
2.02    Name. The name of the Company is XPLR Renewables IV, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Assets (and, indirectly, the applicable Equity Interests in each of the Project Companies and Tax Equity Entities) and any other assets acquired by the Company, directly or indirectly, after the Effective Date in accordance with the terms of this Agreement, together with the liabilities and obligations related thereto, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related, or incidental to, or necessary or appropriate for the accomplishment of, the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income Tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on September 13, 2022, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware and has become effective in accordance with Section 12.04.

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2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS
3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, and the number and class of Membership Interest held by each Member are set forth on the schedule of Members attached hereto as Exhibit A (the “Schedule of Members”). As of the Effective Date, XPLR Member was the sole Member of the Company, and Section I of Exhibit A hereto sets forth (a) XPLR Member’s Effective Date Contribution Amount as of the Effective Date, and (b) the number of Class A Units and Class B Units held by XPLR Member as of the Effective Date. Upon consummation of the Initial Closing, the Initial Investor was admitted as a Class B Member, and the respective Capital Contributions and the number of Class A Units and Class B Units held by the Members immediately following the Initial Closing is as set forth in Section II of Exhibit A hereto. The number of Class A Units and Class B Units held by the Members immediately following the Additional Closing is set forth in Section III of Exhibit A hereto. The Managing Member shall cause the Schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any New Member, the withdrawal or substitution of any Member, the Company’s issuance of additional Membership Interests, any Disposition of Membership Interests, additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, in each case, in accordance with, and only after compliance with, the terms and conditions of this Agreement. No such amendment or revision to the Schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the Schedule of Members shall be deemed to be a reference to the Schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements

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are and shall be true and correct from and after the date of such Member’s admission as a Member of the Company:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by and consents of the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken or obtained;
(b)    such Member has duly executed and delivered this Agreement and each of the other documents that this Agreement requires or contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the Organizational Documents of such Member, (B) any material Contract to which such Member is a party or by which it or its assets are bound, or (C) any Law or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except to the extent expressly provided in the definitions of “Guaranteed Tax Credit Dispute,” “Loss Reduction Activity,” “Triggering Event Notice,” and “VWAP,” and Section 3.06, Section 3.08(b)(vii), Section 4.04(d), Section 4.05(b), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.05(a), Section 7.09, Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, no vote, consent, or approval by or on behalf of any Members (or any class of Members) is or will be required for any matter or matters relating to the Company or its Subsidiaries or their respective businesses or affairs or otherwise arising under this Agreement or the Act. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of holders of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. Notwithstanding any other provision of this Agreement, XPLR Class B Parties shall have no right to vote any Class B Units held by them on any matter.

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3.04    No Management Rights. Except to the extent otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to act or sign for or on behalf of the Company, or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event shall any Member, including the Managing Member, or any of the Members’, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, Representatives, or employees be liable under this Agreement to the Company or any other Member (or their respective Affiliates, officers, directors, members, managers, stockholders, partners, principals, Representatives, or employees) for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable.
(b)    Except as otherwise expressly provided herein, no Member will be required to make any additional Capital Contribution other than (i) with respect to XPLR Member, its Effective Date Capital Contribution made as of the Effective Date; (ii) with respect to Initial Investor, its Initial Capital Contribution made on the Initial Closing Date; and (iii) with respect to the Initial Investor and any Additional Closing Class B Purchaser, their respective Capital Contributions made on the Additional Closing Date in an aggregate amount equal to the Additional Aggregate Class B Purchase Price. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member shall be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive any distribution of property other than cash, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Except as otherwise set forth herein, each Member shall be entitled to obtain from the Company, to the extent permitted by Law, any information that

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such Member may reasonably request concerning the Company and its Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information or reports that do not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except to the extent otherwise provided in Section 9.03(a) and Section 9.03(b). With respect to any Non-Controlled Entity in which the Company directly or indirectly holds an Equity Interest, each Member shall be entitled to obtain from the Company such information concerning such Non-Controlled Entity (and any of its Subsidiaries) that the Company or its applicable Subsidiary shall have received, or be entitled to obtain, from such Non-Controlled Entity in accordance with such Non-Controlled Entity’s Organizational Documents, subject, in each case, to any limitations on such information rights under applicable Law. Each Member shall also have the right, upon reasonable advance notice, and at reasonable times during usual business hours, to inspect the properties of the Company and its Subsidiaries and the books of account and other records and reports of the Company and its Subsidiaries, subject to Section 18-305(c) of the Act and any other limitations on information rights under applicable Law; provided that no such inspection or access by a Member may unreasonably interfere with the operation of any Project or the conduct of business by the Company or any of its Subsidiaries. Notwithstanding the foregoing, or any other provision of this Agreement, no Member shall have the right to inspect, obtain copies of, or otherwise have access to any document, report, or other information that (a) is subject to any contractual or legal obligation of confidentiality which, notwithstanding such Member or its designated officer, employee, or Representative being subject to Section 3.08 or any Comparable Confidentiality Obligation (as applicable), prohibits such Member (or its designated officer, employee or Representative, as the case may be) from obtaining access to such document, report, or other information, (b) is protected by the attorney-client or other applicable privilege, or (c) the Managing Member has determined in good faith is competitively sensitive or in the nature of trade secrets or the disclosure of which would damage the Company or any of its Subsidiaries or any Non-Controlled Entity or any of their respective businesses. A Member’s rights under this Section 3.07 may be exercised through any officer or employee of such Member designated in writing by it or by any Representative so designated, if such officer, employee, or Representative is subject to a Comparable Confidentiality Obligation (it being understood that such Member shall be responsible to the Company for any breach of such Comparable Confidentiality Obligation). The Member making the request shall bear all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such Member’s exercise of its rights under this Section 3.07. The Members agree to reasonably cooperate, and to cause their respective Representatives to reasonably cooperate, in connection with any such request. All Confidential Information obtained by or on behalf of any Member, or to which any Member has been provided access, pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information.
(a)    Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only for purposes reasonably related to such Member’s Membership Interest in the

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Company or in connection with such Member’s status as a Member of the Company (including, for the avoidance of doubt, with respect to exercising its rights pursuant to this Agreement (including Section 6.03)).
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, and subject to any restrictions or limitations on disclosure imposed by applicable Law or by contractual obligations of confidentiality, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities (A) as required by applicable Law or (B) as may be required from time to time to obtain the Required Governmental Authorizations;
(iv)    disclosures (A) required under the Organizational Documents of any Subsidiary of the Company or any Non-Controlled Entity or other agreements in respect of the Tax Equity Entities or (B) in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03(d);
(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, and employees of such Affiliate, to the extent permitted by applicable Law, if such Affiliate or other Person is subject to this Section 3.08 or a Comparable Confidentiality Obligation (it being understood that such Member shall be responsible to the Company for any breach of this Section 3.08 or such Comparable Confidentiality Obligation);
(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if (A) such Person (1) has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or (2) has been retained by a Member (or Affiliate of a Member) to provide such Member (or Affiliate) services relating to the Company or such Member’s Membership Interest in the Company and (B) such Person has entered into a Comparable Confidentiality Obligation;
(vii)    disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Membership Interest (solely to the extent a Disposition of such Membership Interest to such purchaser is permitted by the terms of this Agreement) or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09 in accordance with the terms thereof, (B) any financing source or potential financing source to such Member or the Affiliates of such Member in connection with a Class A Permitted Loan Financing, a Class B Permitted Loan Financing, or a Qualifying Financing, as applicable, and any credit rating agencies in connection therewith, or (C) any Representatives or any financing source or potential financing source of any bona fide potential direct or indirect purchaser of such Member’s Membership Interest (if Disposition of such Membership Interest to such purchaser is

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permitted by the terms of this Agreement) or any bona fide potential direct or indirect purchaser (or any financing source or potential financing source of any such purchaser) in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09 in accordance with the terms thereof, or (D) any Representative retained by the Company to provide services to the Company in connection with a Liquidity Event under Section 7.09 in accordance with the terms thereof, in each case of clause (A) through clause (D), if such Person either (y) has agreed in a writing addressed to the Company or an Affiliate of the Company (which shall be enforceable by the Company or such Affiliate against such Person) obligating such Person to keep such Confidential Information confidential on terms no less favorable to the Company than this Section 3.08 and not to use or disclose any such Confidential Information, except to the extent permitted by this Section 3.08 or (z) solely in the case of attorneys and accountants, is subject to a professional duty of confidentiality in respect of such Confidential Information and has been informed that such Confidential Information is confidential and subject to the restrictions set forth herein (which restrictions shall be binding upon any such attorney or accountant) (each of the foregoing clauses (y) and (z), a “Comparable Confidentiality Obligation”); provided that, with respect to clauses (A), (C), and (D) above, no Member (other than the Managing Member) shall disclose any Power Purchase Agreement or make any disclosure regarding any of the terms thereof to any such Person in connection with any such potential Disposition of such Member’s Membership Interest or such Liquidity Event unless and until such potential purchaser has been advanced to the final stage of the sale process in connection with the potential Disposition of such Class B Member’s Membership Interest or sale process in connection with such Liquidity Event in accordance with Section 7.09; provided, further, that, notwithstanding any other provision hereof, in no event shall any Class B Member (or any of its Representatives) make any disclosure of Confidential Information to an Excluded Party without the prior written consent of XPLR Member;
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of a National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)    disclosures to any Fund that owns, directly or indirectly, a majority of the Equity Interest of or otherwise Controls the disclosing Member, or to any existing or prospective investor in such Fund at the time of such disclosure, solely if and to the extent such disclosure is made for the purposes of investor due diligence (in the case of any prospective investor) or reasonable financial reporting to such Fund or such existing investor; provided that (A) such Fund is a party to a Comparable Confidentiality Obligation with the Company and (B) such existing or prospective investor in such Fund is subject to a Comparable Confidentiality Obligation with the disclosing Member (or such Fund); provided, further, that (1) disclosures to existing and prospective investors in any such Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries and (2) such Fund and the disclosing

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Member shall be responsible to the Company for any breach of such Comparable Confidentiality Obligation by any such existing or prospective investor; and
(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt notice of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Notwithstanding any other provision of this Agreement, including this Section 3.08, no Member (or Representative of any Member) shall be entitled to disclose (i) any Confidential Information that (A) is subject to any contractual or legal obligation of confidentiality, (B) is protected by the attorney-client or other applicable privilege, or (C) the Managing Member has determined in good faith is competitively sensitive or in the nature of trade secrets or the disclosure of which would damage the Company or any of its Subsidiaries or any Non-Controlled Entity or any of their respective businesses, or (ii) any Confidential Information that is designated by, or on behalf of, the Company as “Sensitive,” in each case, to any Person that is (A) a current or potential debt or equity financing source of such Member or its Affiliates or any of their respective Representatives, (B) a potential direct or indirect purchaser of such Member’s Membership Interest, including in connection with a Liquidity Event, or any of its debt or equity financing sources or Representatives, or (C) a current or prospective investor in a Fund that owns or Controls the Equity Interests of a Member and that, in each case, with respect to clauses (ii)(A), (B), or (C), is Controlled by, or over whom Control may be exercised by, any foreign Person or Governmental Authority or that is ordinarily resident in, or organized under, the Laws of any Sanctioned Country.

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(d)    Each Member shall take such precautionary measures as are necessary or appropriate to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.
(e)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at the Company’s option, either destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s Tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(f)    The Members agree that no adequate remedy at Law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach or threatened breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at Law or in equity, pursuant to Section 11.03 and Section 11.04.
(g)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.
ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01    Classes of Membership Interests.
(a)    As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). From and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units shall have the respective rights, powers, and preferences (including with respect to allocations and distributions), and the respective duties, obligations and restrictions, as are set forth in this Agreement. As of the Effective Date, XPLR Member held all of the outstanding Class A Units, all of the Supplemental Class B Units, and all of the Additional Aggregate Class B Purchased Units, as set forth opposite XPLR Member’s name in Section I of Exhibit A hereto.

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(b)    As of the Initial Closing Date, after giving effect to the transactions set forth in Section 4.03(c), including the Initial Closing pursuant to the Purchase Agreement, (i) XPLR Member held all of the outstanding Class A Units, all of the outstanding Supplemental Class B Units, and all of the Additional Aggregate Class B Purchased Units, as set forth opposite XPLR Member’s name in Section I of Exhibit A hereto, and (ii) the Initial Investor held the Initial Aggregate Class B Purchased Units, the number of which Class B Units is set forth opposite the name of the Initial Investor in Section II of Exhibit A hereto.
(c)    As of the Additional Closing Date, after giving effect to the transactions set forth in Section 4.03(e), including the Additional Closing pursuant to the Purchase Agreement, all of the outstanding Class A Units and all of the outstanding Supplemental Class B Units were held by XPLR Member, and all of the outstanding Class B Units (other than the Supplemental Class B Units, if any) were held by the Initial Investor, as set forth opposite the names of the Members in Section III of Exhibit A hereto.
4.02    Additional Membership Interests. Subject to Section 6.03(c) and Section 6.03(f), additional Membership Interests of any class or series (“Additional Membership Interests”) may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission. The terms of (a) admission of any New Member in connection with an issuance of Additional Membership Interests must specify the number of Additional Membership Interests to be issued to such New Member and the amount of the Initial Capital Contribution to be made to the Company by such New Member in respect of such Additional Membership Interests or (b) issuance of any Additional Membership Interests to any existing Members must specify the number of Additional Membership Interests to be issued to such existing Member and the amount of Capital Contribution to be made to the Company by such existing Member in respect of such Additional Membership Interests, and, in each case, may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03(b). Any admission of a New Member in connection with an issuance of Additional Membership Interests is effective only after the Company shall have received (or is deemed to have received) such New Member’s Capital Contribution, such New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member and such New Member’s ratification of and joinder to this Agreement and agreement to be bound by the terms and conditions set forth herein, and such New Member’s confirmation that the representations, warranties, and covenants in this Agreement, including those set forth in Section 3.02 and Section 8.04, are true and correct with respect to such New Member. At any time the Company issues Additional Membership Interests, the Managing Member shall update the Schedule of Members attached hereto as Exhibit A upon such issuance to reflect, (i) in the case of a New Member, such New Member’s name, address, and the number and class of Additional Membership Interests issued to such New Member, and (ii) in the case of an existing Member, the number and class of Additional Membership Interests issued to such Member. The provisions of this Section 4.02 shall not be construed to replace, modify, or limit the restrictions set forth in Section 7.01.
4.03    Capital Contributions.

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(a)    On or prior to the Effective Date, as set forth in the Purchase Agreement, (1) XPLR Purchaser acquired the Acquired Assets pursuant to the NEER/XPLR APA and contributed such Acquired Assets (subject to Section 5.08 of the Purchase Agreement with respect to any Delayed Assets, including the Eight Point Wind Project Company) to XPLR Member, (2) XPLR Purchaser contributed the Contributed Assets to XPLR Member pursuant to the Contribution Agreement, and (3) XPLR Member made a Capital Contribution to the Company of the Contributed Assets and the Acquired Assets (subject to Section 5.08 of the Purchase Agreement with respect to any Delayed Assets, including the Eight Point Wind Project Company) (with respect to XPLR Member, its “Effective Date Capital Contribution”).
(i)    The Assets contributed to the Company by XPLR Member pursuant to such Effective Date Capital Contribution have an aggregate Book Value as of the Effective Date equal to the Base Effective Date Contribution Amount, as adjusted as of the Effective Date to reflect (A) with respect to the Acquired Assets, (1) the amount of Estimated Working Capital (as such term is defined and used in the NEER/XPLR APA) and (2) solely with respect to the SIP Acquired Assets, (I) any adjustment to the Base Purchase Price resulting from Pre-Closing Model Input Updates (as such term is defined and used in the NEER/XPLR APA), (II) the Eight Point Effective Date Adjustment, but only if, as of the Effective Date, the Eight Point Wind Project is a Delayed Project, and (III) any Delayed Asset Adjustments (as defined below) pursuant to Section 4.03(a)(iii); and (B) with respect to the Contributed Assets, the amount of Estimated Working Capital (as such term is defined and used in the Contribution Agreement) (as so adjusted, the aggregate Book Value of XPLR Member’s Effective Date Capital Contribution, its “Effective Date Contribution Amount”).
(ii)    To the extent that, as of the Effective Date, the Eight Point Wind Project is a Delayed Project and the Eight Point Equity Interests constitute Delayed Assets that have been retained by ESI Energy, LLC, then the following shall apply: (A) from and after the Effective Date until the Eight Point Delayed Closing (as defined below), the Effective Date Contribution Amount shall be reduced by an amount equal to the Eight Point Contribution Amount (the “Eight Point Effective Date Adjustment”), and (B) immediately upon the Delayed Asset Closing for the Eight Point Wind Project (the “Eight Point Delayed Closing”), the Effective Date Contribution Amount shall be increased by an amount equal to the Eight Point Contribution Amount; provided that, if the Eight Point Wind Project shall become a Returned Project pursuant to Section 5.08(c) of the Purchase Agreement, then the Effective Date Contribution Amount shall cease to be subject to adjustment pursuant to Section 4.03(a)(ii)(B).
(iii)    To the extent that, as of the Effective Date, any Emerald Breeze Project (as defined in the Purchase Agreement), other than the Eight Point Wind Project, is a Delayed Project and the Equity Interests of the applicable Project Company are Delayed Assets, then, if such Delayed Project becomes a Returned Project pursuant to Section 5.08(c) of the Purchase Agreement, immediately upon consummation of the Delayed Asset Return thereof and payment has been made to XPLR Purchaser of the applicable Delayed Asset Return Payment (as defined in the NEER/XPLR APA) with respect to such Project Company, the Effective Date Contribution Amount shall automatically be reduced by the applicable Delayed Asset Return Payment for such

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Returned Project, in connection with the adjustments to the Portfolio Project Model to reflect the Delayed Asset Return Changes, pursuant to Section 2.16(c) of the Purchase Agreement (the adjustments, if any, to the Effective Date Contribution Amount pursuant to Section 4.03(a)(ii) and this Section 4.03(a)(iii), the “Delayed Asset Adjustments”).
(b)    As of the Effective Date, and immediately prior to the Initial Closing, (i) all of the issued and outstanding limited liability company interests of the Company, all of which were held by XPLR Member immediately prior to the Effective Date, were cancelled; (ii) the Company issued to XPLR Member all of the Class A Units and the Additional Aggregate Class B Purchased Units and Supplemental Class B Units, in such numbers as are set forth opposite the name of XPLR Member in Section I of Exhibit A hereto; and (iii) XPLR Member was designated the initial Class A Member and the initial Class B Member. Except as set forth in Section 4.03(a) with respect to any Delayed Asset Adjustments, there shall be no adjustments after the Effective Date to XPLR Member’s Capital Account in the Company in respect of XPLR Member’s Effective Date Capital Contribution, including any APA Post-Closing Adjustment Payment or in respect of the amount of Estimated Working Capital (as such term is defined and used in the Contribution Agreement) of the Contributed Assets. In the event that, at any time after the Effective Date, any APA Post-Closing Adjustment Payment becomes payable by XPLR Sellco to XPLR Member (as XPLR Purchaser’s assignee) pursuant to the NEER/XPLR APA, XPLR Member shall have the exclusive right to receive such APA Post-Closing Adjustment Payment pursuant to Section 5.06(a), and no Member, other than XPLR Member, shall have any right, title, or interest with respect to such payment, and there shall be no payments by or to the Company or any Member, other than XPLR Member, in respect thereof. In the event that the Company receives any payment in connection with any APA Post-Closing Adjustment Payment, the Company shall hold such amount for and on behalf of XPLR Member and shall promptly pay over the entirety of such amount to XPLR Member in accordance with Section 5.06(a).
(c)    At the Initial Closing, pursuant to the Purchase Agreement, the Company sold to Initial Investor the Initial Aggregate Class B Purchased Units in exchange for payment by Initial Investor to the Company of an amount in cash equal to the Initial Aggregate Class B Purchase Price. Upon payment of the Initial Aggregate Class B Purchase Price to the Company and consummation of the Initial Closing under the Purchase Agreement, effective as of the Initial Closing Date, (i) Initial Investor accepted and held the Initial Aggregate Class B Purchased Units and was admitted to the Company as a Class B Member; (ii) XPLR Member (A) continued to hold the number of Class A Units set forth opposite the name of XPLR Member in Section II of Exhibit A hereto and (B) continued to hold the Additional Aggregate Class B Purchased Units and Supplemental Class B Units, in such number as is set forth opposite the name of XPLR Member in Section II of Exhibit A hereto; and (iii) the Capital Account of Initial Investor was equal to the Initial Aggregate Class B Purchase Price (the “Investor Initial Closing Contribution Amount”). Promptly following the Initial Closing on the Initial Closing Date, the Company distributed to XPLR Member an amount in cash equal to the Initial Aggregate Class B Purchase Price (such amount, the “Initial Closing Distribution Amount”), and the Capital Account of XPLR Member (A) was reduced by the Initial Closing Distribution Amount and (B) was equal to the excess of XPLR Member’s Effective Date Contribution Amount over the Initial Closing Distribution Amount (such excess, the “XPLR Member Initial Closing Contribution Amount”). Section II of Exhibit A hereto reflects the number of Class A Units and Class B Units held by XPLR Member and Initial Investor as of immediately following the Initial Closing Date, and the

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Investor Initial Closing Contribution Amount or the XPLR Member Initial Closing Contribution Amount, respectively, as set forth opposite their respective names on Section II of Exhibit A hereto (with respect to each Member, its “Initial Capital Contribution”), as may be amended hereafter in accordance with the terms of this Agreement.
(d)    Pursuant to the Purchase Agreement, immediately prior to the Additional Closing on the Additional Closing Date, XPLR Member contributed to the Company the Additional Aggregate Class B Purchased Units held by XPLR Member, and at the Additional Closing the Company sold such Additional Aggregate Class B Purchased Units to the Initial Investor, and the Initial Investor purchased from the Company such Additional Aggregate Class B Purchased Units in exchange for payment by Initial Investor to the Company of an aggregate amount in cash equal to the Additional Aggregate Class B Purchase Price. Effective as of the Additional Closing Date, pursuant to the Purchase Agreement, and upon payment of the Additional Aggregate Class B Purchase Price to the Company and consummation of the Additional Closing under the Purchase Agreement, (i) the contribution of such Additional Aggregate Class B Purchased Units by XPLR Member to the Company shall be deemed to have complied with, and to have satisfied the conditions to Dispositions set forth in, Article 7 hereof; (ii) Initial Investor accepted and held the Additional Aggregate Class B Purchased Units, the number of which is set forth opposite the name of Initial Investor in Section III of Exhibit A hereto as of the Additional Closing Date; (iii) XPLR Member continued to hold the number of Class A Units and any Supplemental Class B Units set forth opposite the name of XPLR Member in Section III of Exhibit A hereto; (iv) the Company distributed to XPLR Member an amount in cash equal to the Additional Aggregate Class B Purchase Price (such amount, the “Additional Closing Distribution Amount”), and the Capital Account of XPLR Member was reduced by the amount of the Additional Closing Distribution Amount; and (v) the Capital Account of Initial Investor was increased by the Additional Aggregate Class B Purchase Price paid by Initial Investor. Section III of Exhibit A hereto reflects the foregoing and sets forth the aggregate amount of Unreturned Contributions made by XPLR Member and Initial Investor as of the Additional Closing Date in accordance with foregoing provisions.
(e)    If the amount of the Initial Aggregate Class B Purchase Price is adjusted following the Initial Closing or the amount of the Additional Aggregate Class B Purchase Price is adjusted following the Additional Closing, in each case, pursuant to Section 2.16 of the Purchase Agreement, then, in connection therewith, upon (i) the applicable Class B Purchase Price Return Offset from distributions payable to XPLR Member pursuant to Section 5.07(a) in respect of any Excess Purchase Price Amount or (ii) the applicable Deficit Class B Purchase Price Offset from distributions payable to holders of Class B Units pursuant to Section 5.07(b) in respect of the Deficit Purchase Price Amount (or payment by Initial Investor (and any Additional Closing Class B Purchasers) of the amount of any Deficit Class B Purchase Price Amount), (A) in the case of each such Class B Purchase Price Return Offset, the amount of each Class B Member’s Capital Account shall be adjusted downward (in an amount equal to such Class B Member’s Class B Percentage Interest of the aggregate amount of such Class B Purchase Price Return Offset) or (B) in the case of each such Deficit Class B Purchase Price Offset (or payment of a Deficit Class B Purchase Price Offset), the amount of each Class B Member’s Capital Account shall be adjusted upward (in an amount equal to such Class B Member’s Class B Percentage Interest of the aggregate amount of such Deficit Class B Purchase Price Offset), as applicable.

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4.04    Capital Calls; Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by notice delivered to each Member (each such notice, a “Capital Call”), which Capital Call shall contain the following information: (1) the purpose for which the requested Capital Contributions pursuant to such Capital Call will be used, including whether such Capital Contributions will provide funding to remedy an Emergency (an “Emergency Capital Call”), consummate a Tax Equity Repurchase (a “Tax Equity Repurchase Capital Call”), make a Required Tax Payment (a “Required Tax Payment Capital Call”), or provide for the working capital or credit needs of the Company or its Subsidiaries or any Non-Controlled Entity (a “WC/Credit Capital Call”); (2) the total amount of Capital Contributions being sought from all Members pursuant to such Capital Call, subject to Section 4.04(a)(i) (the “Aggregate Capital Call Amount”); (3) the amount of Capital Contribution sought from the Member to whom the Capital Call is addressed, which amount shall be equal to the Aggregate Capital Call Amount referenced in clause (2) above multiplied by such Member’s Unreturned Contribution Percentage as of the date of such Capital Call (such amount, with respect to any Member, its “Individual Capital Call Amount”); (4) the date by which payment of the Members’ respective Capital Contributions pursuant to such Capital Call must be received (the “Capital Call Payment Deadline”) (which date shall be the same for each of the Members and shall not be less than ten (10) Business Days following the date on which the Capital Call is given, except with respect to (A) an Emergency Capital Call or (B) a Required Tax Payment Capital Call to fund a Required Tax Payment due less than ten (10) Business Days following the date on which the Capital Call is given, for which, in each case of clause (A) and clause (B), the Capital Call Payment Deadline shall be not less than five (5) Business Days following the date on which the Capital Call is given (an “Accelerated Capital Call Payment Deadline”); provided that, if the bank account or accounts specified in the Capital Call Payment Instructions for any such Emergency Capital Call or Required Tax Payment Capital Call with an Accelerated Capital Call Payment Deadline have not previously been set forth in the Capital Call Payment Instructions for any Capital Call, then the Capital Call Payment Deadline shall be not less than ten (10) Business Days following the date on which the Capital Call is given); (5) the payment instructions for Capital Contributions pursuant to such Capital Call (or for Member Loans in lieu of such Capital Contributions pursuant to Section 4.05), including wire transfer instructions specifying the bank account or accounts to which such Capital Contributions (or Member Loans, as applicable) may be delivered (for each Capital Call, the “Capital Call Payment Instructions”) (provided that such Capital Call Payment Instructions shall be the same for each of the Members); and (6) to the extent applicable, the Subsidiary or Subsidiaries of the Company (or Non-Controlled Entities) to which any Member Loans may be made pursuant to Section 4.05 (subject to the limitations set forth therein) (each, a “Specified Entity”) to the extent any Members elect to fund their respective Individual Capital Call Amounts, in whole or in part, with a Member Loan pursuant to Section 4.05 in lieu of a Capital Contribution.
(i)    The Aggregate Capital Call Amount in connection with any (A) Tax Equity Repurchase Capital Call shall not exceed the total amount of redemption or purchase price payable to consummate the applicable Tax Equity Repurchase (plus payment of all reasonable, documented, out-of-pocket costs, fees, and expenses incurred by the Company and each applicable Specified Entity in connection with such Tax Equity Repurchase) and (B) Required Tax Payment Capital Call shall not exceed the amount of

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the applicable Required Tax Payment (including interest and penalties thereon) payable by the Company or any applicable Specified Entity (plus the amount of all reasonable, documented, out-of-pocket costs, fees, and expenses incurred by the Company and each applicable Specified Entity in connection with such Required Tax Payment).
(ii)    Following the issuance of any Emergency Capital Call, Tax Equity Repurchase Capital Call, or WC/Credit Capital Call pursuant to Section 4.04(a), each Member shall have the option, but not the obligation, to make a Capital Contribution to the Company in accordance with the terms set forth in such Capital Call, without the consent of any other Member, at any time and from time to time, prior to the applicable Capital Call Payment Deadline, in an aggregate amount not exceeding such Member’s applicable Individual Capital Call Amounts; provided that each Member shall have the right (but not the obligation) to elect to make one or more Member Loans pursuant to Section 4.05 (and subject to the limitations set forth therein and in Section 6.03(d)) in lieu of a Capital Contribution to fund all or any part of such Member’s Individual Capital Call Amount pursuant to any such Capital Call in an amount equal to the excess of such Member’s Individual Capital Call Amount over the aggregate amount (if any) of Capital Contribution made by such Member pursuant to such Capital Call pursuant to this Section 4.04.
(iii)    Following the issuance of any Required Tax Payment Capital Call, each Member shall be obligated to make a Capital Contribution to the Company, without the consent of any other Member, in the full amount of such Member’s Individual Capital Call Amount in accordance with the terms set forth in such Required Tax Payment Capital Call, at any time and from time to time prior to the applicable Capital Call Payment Deadline; provided that each Member shall have the right (but not the obligation) to elect to make one or more Member Loans pursuant to Section 4.05(c) (and subject to the limitations set forth therein and in Section 6.03(d)), in lieu of a Capital Contribution, to fund all or any part of such Member’s Individual Capital Call Amount pursuant to any such Required Tax Payment Capital Call, in an aggregate amount equal to the excess of such Member’s Individual Capital Call Amount over the aggregate amount (if any) of Capital Contribution made by such Member pursuant to such Capital Call pursuant to this Section 4.04.
(b)    Subject to Section 12.02(a)(iv), no Member shall be required to make any Capital Contribution to the Company pursuant to any Capital Call (or otherwise pursuant to this Agreement), including pursuant to any Emergency Capital Call, Tax Equity Repurchase Capital Call, or WC/Credit Capital Call, other than (A) each Member’s obligation to make a Capital Contribution pursuant to any Required Tax Payment Capital Call in an amount equal to such Member’s applicable Individual Capital Call Amount, (B) with respect to XPLR Member, its Effective Date Capital Contribution, (C) with respect to the Initial Investor, its Capital Contribution of an amount in cash equal to the Initial Aggregate Class B Purchase Price at the Initial Closing, and (D) with respect to the Initial Investor and any Additional Closing Class B Purchasers designated pursuant to Section 2.01(i) of the Purchase Agreement, the Capital Contribution of an aggregate amount in cash equal to the Additional Aggregate Class B Purchase Price at the Additional Closing.

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(c)    Except for Capital Contributions made pursuant to any Emergency Capital Call, Required Tax Payment Capital Call, Tax Equity Repurchase Capital Call, or WC/Credit Capital Call, no Member shall be permitted to make any Capital Contribution to the Company without the prior approval of the Managing Member and Class B Member Approval.
(d)    In the event that Members make Capital Contributions pursuant to a Capital Call in accordance with this Section 4.04, then (i) all such Capital Contributions shall be made in cash, unless otherwise approved by the Managing Member and by Class B Member Approval; and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contributions as of the date such Capital Contributions are received by the Company.
4.05    Loans.
(a)    Following the issuance of any Emergency Capital Call, subject to Section 6.03(d), each Member shall have the option (but not the obligation), in lieu of making a Capital Contribution in response to such Emergency Capital Call with respect to some or all of such Member’s applicable Individual Capital Call Amount, to make (or cause one of its Affiliates to make), prior to the applicable Capital Call Payment Deadline for such Emergency Capital Call, one or more unsecured loans to the Company or any Specified Entity set forth in the Capital Call, without the consent of any other Member, but with notice to the Managing Member and the Class B Member Representative, upon the terms and subject to the conditions set forth in this Section 4.05(a), and subject to the provisions set forth in Section 4.05(e) and Section 4.05(f), to provide funding to remedy the Emergency that is the subject of such Emergency Capital Call (any such loan, an “Emergency Loan”).
(i)    The principal amount of any Emergency Loans in connection with an Emergency Capital Call shall not exceed (A) with respect to Emergency Loans by any Member, subject to Section 4.05(a)(ii), an amount equal to the excess, if any, of such Member’s Individual Capital Call Amount for such Emergency Capital Call over the aggregate amount of Capital Contributions actually funded by such Member pursuant to Section 4.04 with respect to such Emergency Capital Call, and (B) with respect to all Emergency Loans made by all Members in connection with such Emergency Capital Call, the excess of the Aggregate Capital Call Amount for such Emergency Capital Call over the aggregate amount of Capital Contributions actually funded by Members pursuant to Section 4.04 with respect to such Emergency Capital Call; provided that, in no event shall the aggregate principal amount outstanding at any one time pursuant to all Emergency Loans to remedy any and all Emergencies exceed two hundred fifty million dollars ($250,000,000.00).
(ii)    Notwithstanding the foregoing provisions of Section 4.05(a)(i), in the event that, in response to any Emergency Capital Call, one or more Members do not fund their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline, then each of the other Members that have funded their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline (whether pursuant to Capital Contributions or Emergency Loans) shall have the right (but not the obligation) to elect to fund such Capital Call Shortfall by making one or more

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Emergency Loans to the Company or any Specified Entity set forth in the Capital Call in an amount up to the full amount of such Capital Call Shortfall; provided that, if more than one Member elects to make an Emergency Loan to fund any Capital Call Shortfall, then each such electing Member shall have the right to fund its pro rata portion (based on such Member’s Unreturned Contribution Percentage) of such Capital Call Shortfall by making an additional Emergency Loan to the Company or any Specified Entity; provided, further, that in no event shall the aggregate principal amount outstanding at any one time pursuant to all Emergency Loans to remedy any and all Emergencies exceed two hundred fifty million dollars ($250,000,000.00).
(iii)    The Company shall, or shall cause each Subsidiary (or use commercially reasonable efforts to cause each Non-Controlled Entity) receiving an Emergency Loan to, accept any such Emergency Loan and use the proceeds of such Emergency Loan solely to remedy the applicable Emergency and for no other purpose.
(b)    If the Managing Member determines that all or any portion of the Tax Equity Interests of a Tax Equity Entity shall be redeemed, repurchased, or otherwise acquired, directly or indirectly (a “Tax Equity Repurchase”), on such terms as are approved by the Managing Member, then, following the issuance of a Tax Equity Repurchase Capital Call with respect to any such Tax Equity Repurchase, XPLR Member (and after the sixth (6th) anniversary of the Effective Date, XPLR Member and each Class B Member) shall have the right (but not the obligation), without the consent of any other Member, but with notice to the Managing Member and the Class B Member Representative, to make (or cause one or more of its Affiliates to make) one or more unsecured loans to the Company or any Specified Entity set forth in the Tax Equity Repurchase Capital Call, in lieu of making a Capital Contribution with respect to all or any portion of its Individual Capital Call Amount with respect to such Tax Equity Repurchase Capital Call, upon the terms and subject to the conditions set forth in this Section 4.05(b), and subject to the provisions set forth in Section 4.05(e) and Section 4.05(f), to fund any such Tax Equity Repurchase, in whole or in part (each such loan, a “Tax Equity Repurchase Loan”).
(i)    The principal amount of any Tax Equity Repurchase Loans in connection with a Tax Equity Repurchase Capital Call shall not exceed (A) with respect to any Tax Equity Repurchase Loans by any Member, subject to Section 4.05(b)(ii), an amount equal to the excess, if any, of such Member’s Individual Capital Call Amount for such Tax Equity Repurchase Capital Call over the aggregate amount of Capital Contributions actually funded by such Member pursuant to Section 4.04 with respect to such Tax Equity Repurchase Capital Call, and (B) with respect to all Tax Equity Repurchase Loans made by all Members in connection with such Tax Equity Repurchase Capital Call, the excess of the Aggregate Capital Call Amount for such Tax Equity Repurchase Capital Call over the aggregate amount of Capital Contributions actually funded by all Members pursuant to Section 4.04 with respect to such Tax Equity Repurchase Capital Call; provided that in no event shall the aggregate principal amount outstanding at any one time pursuant to all Tax Equity Repurchase Loans exceed the lesser of (y) two hundred fifty million dollars ($250,000,000.00) (plus the amount of any reasonable, documented, out of pocket costs, fees, and expenses incurred by the Company and each of its applicable Specified Entities in connection with such Tax Equity Repurchases) or (z) the amount to be paid to the applicable Tax Equity Investors

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to redeem, repurchase, or otherwise acquire the applicable Tax Equity Interests pursuant to such Tax Equity Repurchases (plus the amount of any reasonable, documented, out of pocket costs, fees, and expenses of the Company and each of its applicable Specified Entities in connection with such Tax Equity Repurchases).
(ii)    Payments on any Tax Equity Repurchase Loans must not, as of the date of the making of such Tax Equity Repurchase Loan(s), on a pro forma basis, reduce the amount of Available Cash projected to be available for distribution to the Members (“Projected Available Cash”) in any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such Tax Equity Repurchase had not occurred.
(iii)    Notwithstanding the provisions of Section 4.05(b)(i), in the event that, in response to any Tax Equity Repurchase Capital Call, one or more Members do not fund their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline, then each of the other Members that have funded their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline (whether pursuant to Capital Contributions or Tax Equity Repurchase Loans) shall have the right (but not the obligation) to elect to fund such Capital Call Shortfall by making one or more Tax Equity Repurchase Loans to the Company or any Specified Entity set forth in the Tax Equity Repurchase Capital Call, in an amount up to the full amount of such Capital Call Shortfall; provided that, if more than one Member elects to make a Tax Equity Repurchase Loan to fund any Capital Call Shortfall, then each such electing Member shall have the right to fund its pro rata portion (based on such Member’s Unreturned Contribution Percentage) of such Capital Call Shortfall by making an additional Tax Equity Repurchase Loan to the Company or any Specified Entity; provided, further, that in no event shall the aggregate principal amount outstanding at any one time pursuant to all Tax Equity Repayment Loans to fund any and all Tax Equity Repurchases exceed two hundred fifty million dollars ($250,000,000.00) (plus the amount of any reasonable, documented, out of pocket costs, fees, and expenses incurred by the Company and each of its applicable Specified Entities in connection with such Tax Equity Repurchases).
(iv)    The Company shall, or shall cause each applicable Subsidiary (or use commercially reasonable efforts to cause each applicable Non-Controlled Entity) to, accept any such Tax Equity Repurchase Loan and use the proceeds of such Tax Equity Repurchase Loan, without the consent of any other Member, solely to effect such Tax Equity Repurchase (and to pay any reasonable, documented, out of pocket costs, fees, and expenses incurred by the Company and each of its applicable Specified Entities in connection with such Tax Equity Repurchases), and for no other purpose.
(c)    Following the issuance of any Required Tax Payment Capital Call for the purpose of funding the payment of Taxes assessed with respect to the Company or any of its Subsidiaries or Non-Controlled Entities (a “Required Tax Payment”), each Member shall, unless such Member has made a Capital Contribution in the full amount of its Individual Capital Call Amount for such Required Tax Payment Capital Call, be required to make (or cause one of its Affiliates to make) one or more unsecured loans to the Company or any Specified Entity set forth in such Required Tax Payment Capital Call, upon the terms and subject to the conditions set

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forth in this Section 4.05(c), and subject to the provisions set forth in Section 4.05(e) and Section 4.05(f), to provide funding to the Company or any such Specified Entity to pay such Required Tax Payment in an amount equal to such Member’s Individual Capital Call Amount for such Required Tax Payment Capital Call (any such loan, a “Tax Payment Loan”).
(i)    The principal amount of any Tax Payment Loan shall not exceed (A) with respect to Tax Payment Loans by any Member, subject to Section 4.05(c)(ii), an amount equal to the excess, if any, of such Member’s Individual Capital Call Amount for such Required Tax Payment Capital Call over the aggregate amount of Capital Contributions actually funded by such Member pursuant to Section 4.04 with respect to such Required Tax Payment Capital Call, and (B) with respect to all Tax Payment Loans made by all Members in connection with such Required Tax Payment Capital Call, the excess of the Aggregate Capital Call Amount for such Required Tax Payment Capital Call over the aggregate amount of Capital Contributions actually funded by Members pursuant to Section 4.04 with respect to such Required Tax Payment Capital Call.
(ii)    Notwithstanding the provisions of Section 4.05(c)(i), in the event that, in response to any Required Tax Payment Capital Call, one or more Members fail to fund their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline, then each of the other Members that have funded their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline (whether pursuant to Capital Contributions or Tax Payment Loans) shall have the right (but not the obligation) to elect to fund such Capital Call Shortfall by making one or more Member Loans to the Company or any Specified Entity set forth in the Capital Call in an amount up to the full amount of such Capital Call Shortfall; provided that, if more than one Member elects to make a Tax Payment Loan to fund any Capital Call Shortfall, then each such electing Member shall have the right to fund its pro rata portion (based on such Member’s Unreturned Contribution Percentage) of such Capital Call Shortfall by making an additional Tax Payment Loan to the Company or any Specified Entity; provided, further, that in no event shall the aggregate principal amount outstanding at any one time pursuant to all Tax Payment Loans to fund any and all Required Tax Payments exceed the Aggregate Capital Call Amount in all such Required Tax Payment Capital Calls as of such date of determination.
(iii)    The Company shall, or shall cause each Subsidiary (or use commercially reasonable efforts to cause each Non-Controlled Entity) receiving a Tax Payment Loan to, accept such Tax Payment Loan and use the proceeds of such Tax Payment Loan solely to make (or cause the applicable Subsidiary of the Company (or use commercially reasonable efforts to cause the Non-Controlled Entity) that owes such Required Tax Payment to make) the applicable Required Tax Payment and for no other purpose.
(d)    Following the issuance of any WC/Credit Capital Call, each Member shall have the option (but not the obligation), in lieu of making a Capital Contribution in response to such WC/Credit Capital Call with respect to some or all of such Member’s applicable Individual Capital Call Amount, to make (or cause one or more of its Affiliates to make), prior to the applicable Capital Call Payment Deadline for such WC/Credit Capital Call, one or more

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unsecured loans to the Company, or such of the Company’s Specified Entities as are set forth in such WC/Credit Capital Call, without the consent of any other Member, but with prior notice to each other Member, upon the terms and subject to the conditions set forth in this Section 4.05(d), and subject to the provisions set forth in Section 4.05(e) and Section 4.05(f), to provide funds for its working capital, maintenance, capital expenditure, or other credit needs to satisfy obligations of the Company and such Specified Entities (any such loan, a “Working Capital Loan”).
(i)    The principal amount of any Working Capital Loan in connection with a WC/Credit Capital Call shall not exceed (A) with respect to Working Capital Loans by any Member, subject to Section 4.05(d)(ii), an amount equal to the excess, if any, of such Member’s Individual Capital Call Amount for such WC/Credit Capital Call over the aggregate amount of Capital Contributions actually funded by such Member pursuant to Section 4.04 with respect to such WC/Credit Capital Call, and (B) with respect to all Working Capital Loans made by all Members in connection with such WC/Credit Capital Call, the excess of the Aggregate Capital Call Amount for such WC/Credit Capital Call over the aggregate amount of Capital Contributions actually funded by Members pursuant to Section 4.04 with respect to such WC/Credit Capital Call; provided that, in no event shall the aggregate principal amount outstanding at any one time pursuant to all Working Capital Loans exceed sixty-five million dollars ($65,000,000.00); provided, further, that payments on any Working Capital Loan must not, as of the date of the making of such Working Capital Loan, on a pro forma basis, reduce the amount of Projected Available Cash in any Quarter, as compared to the amount of Projected Available Cash during such Quarter if the proceeds of such Working Capital Loan were not used to satisfy such working capital or credit needs.
(ii)    Notwithstanding the foregoing provisions of Section 4.05(d)(i), in the event that, in response to any WC/Credit Capital Call, one or more Members do not fund their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline, then each of the other Members that have funded their respective Individual Capital Call Amounts in full by the applicable Capital Call Payment Deadline (whether pursuant to Capital Contributions or Working Capital Loans) shall have the right (but not the obligation) to elect to fund such Capital Call Shortfall by making one or more Working Capital Loans to the Company or any Specified Entity set forth in the Capital Call in an amount up to the full amount of such Capital Call Shortfall; provided that, if more than one Member elects to make a Working Capital Loan to fund any Capital Call Shortfall, then each such electing Member shall have the right to fund its pro rata portion (based on such Member’s Unreturned Contribution Percentage) of such Capital Call Shortfall by making an additional Working Capital Loan to the Company or such Specified Entity; provided, further, that in no event shall the aggregate principal amount outstanding at any one time pursuant to all Working Capital Loans to remedy any and all working capital, maintenance, capital expenditure, or other credit needs of the Company and its Subsidiaries and Non-Controlled Entities exceed sixty-five million dollars ($65,000,000.00).
(iii)    Notwithstanding the provisions of Section 4.05(d)(i) and Section 4.05(d)(ii), in the event that Emerald Breeze Class A Holdings shall be required, pursuant to the Emerald Breeze Company LLC Agreement, to make, or cause one of its

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Affiliates or a third-party lender to make, EBC Required Working Capital Loans to the Emerald Breeze Company from time to time to fund the working capital, maintenance, capital expenditure, or other credit needs of the Emerald Breeze Company, on the terms and conditions set forth therein, then (A) the Managing Member shall deliver a WC/Credit Capital Call in respect of each such EBC Required Working Capital Loan and (B) in the event that there shall be any Capital Call Shortfall in respect of any such WC/Credit Capital Call, then, notwithstanding any limitations set forth in this Agreement (including this Section 4.05(d)), XPLR Member (or any Affiliate thereof) shall have the right (but not the obligation), without the consent of any other Member, to make one or more Working Capital Loans to Emerald Breeze Class A Holdings from time to time in respect of each such WC/Credit Capital Call, in the amount of the Capital Call Shortfall, if any, in connection therewith, in an aggregate principal amount outstanding at any one time not exceeding twenty million dollars ($20,000,000).
(iv)    The Company shall, or shall cause each Subsidiary (or use commercially reasonable efforts to cause each Non-Controlled Entity) receiving a Working Capital Loan to, accept any such Working Capital Loan and use the proceeds thereof solely for working capital and credit needs of the Company and its Subsidiaries and Non-Controlled Entities and for no other purpose.
(e)    Any and all Member Loans made pursuant to this Section 4.05 shall (i) accrue interest at the Federal Funds Effective Rate plus two and seventy-five hundredths percent (2.75%); (ii) have terms that are, in the aggregate, no less favorable to the Company or the applicable Specified Entity or Specified Entities than those terms generally available from unaffiliated, third-party lenders; (iii) payment on such Member Loans must be subordinated, upon liquidation of the Company, to liquidating distributions to holders of Class B Units pursuant to Section 12.02 until the aggregate amount of such liquidating distributions to Class B Members shall equal the then-outstanding principal amount (if any), all accrued interest (if any) then payable, and all other amounts (if any) then owing under any Class B Permitted Loan Financing (plus any amounts required to be paid by such Class B Members constituting amounts owed by such Class B Members as termination payments or unpaid amounts under any Permitted Hedging Transaction in connection with such Class B Permitted Loan Financing) and (iv) otherwise be made on such terms and conditions as shall be approved by the Managing Member in its reasonable discretion, subject to the restrictions set forth in this Section 4.05 and subject to any restrictions on such Member Loans set forth in the Organizational Documents of any Subsidiary of the Company, including the Tax Equity A&R LLC Agreements.
(f)    No Member (or any of its Affiliates) making a loan to the Company or any of its Subsidiaries or Non-Controlled Entities pursuant to this Section 4.05 shall, in its capacity as a lender to the Company or any such Subsidiary or Non-Controlled Entity, (i) institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company or (ii) accelerate or exercise similar remedial actions with respect to such loan.
4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contribution or loan to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).

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4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An Unreturned Contribution is not a liability of the Company or of any Member. No Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
4.08    Capital Accounts.
(a)    Each Member’s Capital Account shall be increased by (i) the amount of money contributed (or deemed to be contributed) by that Member to the Company, (ii) the fair market value of property contributed (or deemed to be contributed) by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to that Member of Net Profits (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.03(b), and (iv) fifty percent (50%) of the amount of such Member’s allocable share of any investment tax credit for “energy property” as defined by Section 48 of the Code with respect to the Projects that is recaptured, and shall be decreased by (v) fifty percent (50%) of the amount of such Member’s allocable share of any investment tax credit for “energy property” as defined in Section 48 of the Code with respect to the Projects, (w) the amount of cash distributed to that Member by the Company, (x) any Excess Purchase Price Amount or Deficit Purchase Price Amount withheld from distributions to such Member pursuant to Section 5.07, which amount would otherwise have been distributed to such Member by the Company, (y) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.03(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). For the avoidance of doubt, no amounts paid directly or indirectly by Emerald Breeze Class A Holdings, NEECH, or any of its Subsidiaries (or any other Person) to fund the Operating Reserve shall be treated as a Capital Contribution, nor shall any payments to Emerald Breeze Class A Holdings or to NEECH from or in respect of the Operating Reserve be treated as a distribution, whether in repayment of the Aggregate NEECH Funded Amount, payment of any Excess Unreimbursed Amount upon expiration of the Operating Reserve Period, or otherwise.
(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Treasury Regulations.

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ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Monthly Cash Distributions. Except as provided in this Article 5, and subject to Section 7.07(b) and Schedule 5.01, on or after the fifteenth (15th) day of each month, the Managing Member shall determine the amount of Available Cash available for distribution, and all such Available Cash shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds on or prior to the last Business Day of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but prior to June 15, 2029, Available Cash shall be distributed (i) eighty percent (80%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) twenty percent (20%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(b)    For any Distribution Date occurring during the First Scheduled Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the First Scheduled Distribution Adjustment Period, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of twenty percent (20%) or more of the number of Class B Units (excluding outstanding Supplemental Class B Units) outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “First Scheduled Distribution Adjustment Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the First Scheduled Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(c)    For any Distribution Date occurring during the Second Scheduled Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Second Scheduled Distribution Adjustment Period, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of sixty percent (60%) or more of the number of Class B Units (excluding outstanding Supplemental Class B Units) outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “Second Scheduled Distribution Adjustment Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Second Scheduled Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).

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(d)    For any Distribution Date occurring during the Third Scheduled Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Third Scheduled Distribution Adjustment Period, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of eighty percent (80%) or more of the number of Class B Units (excluding outstanding Supplemental Class B Units) outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “Third Scheduled Distribution Adjustment Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Third Scheduled Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(e)    For any Distribution Date occurring from and after the Flip Date, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, if XPLR Member (or its nominees) shall have purchased, on or prior to any such Distribution Date, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate number of Class B Units that is at least twenty percent (20%), but less than all of the total number of outstanding Class B Units (excluding outstanding Supplemental Class B Units) as of the Additional Closing Date, then, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(e), seventy percent (70%) of the aggregate amount of Available Cash that would otherwise be distributed on such Distribution Date to all XPLR Class B Parties in respect of their Class B Units (excluding outstanding Supplemental Class B Units) pursuant to this Section 5.01(e) (except to the extent otherwise provided in Section 7.01(c)(vi)) (such amount, the “Class B Reallocation Portion”) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests, up to a maximum amount equal to thirty-five percent (35%) of the aggregate amount of Available Cash distributed to all holders of Class B Units on such Distribution Date pursuant to this Section 5.01(e) (such maximum amount, the “Class B Reallocation Cap”).
(f)    For all purposes of this Section 5.01, the aggregate number of Class B Units acquired by XPLR Member (or its nominees) pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. From and after (i) the Effective Date, for so long as XPLR Member (or any of its assignees) holds any of the Class B Units that XPLR Member acquired on the Effective Date (including outstanding Supplemental Class B Units) and (ii) any Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, if XPLR Member or any of its Affiliates holds Class B Units (including outstanding Supplemental Class B Units) on any Distribution Date, then each XPLR Class B Party holding any such Class B Units on such Distribution Date shall, in each case, be entitled to receive its proportionate share of all distributions made to holders of Class B Units pursuant to this Article 5 in accordance with its Class B Percentage Interest then in effect, subject to the provisions of Section 5.01(e); provided

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that, with respect to the month in which the Additional Closing occurs, XPLR Member (and any of its assignees that is a XPLR Class B Party immediately prior to the Additional Closing) shall be entitled to receive a pro rata share of such month’s distribution of Available Cash for the portion of such month ending on the day immediately prior to the Additional Closing Date.
5.02    Distributions of Amounts Other than Available Cash.
(a)    The Managing Member shall calculate the amount of any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recoveries, and Tax Equity Liquidation Proceeds received by the Company from time to time and, to the extent such amounts are received in cash or Cash Equivalents and to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall cause the Company to distribute any and all such amounts in immediately available funds, within fifteen (15) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units, (i) if prior to a Distribution Adjustment Date, pro rata in accordance with their respective Unreturned Contribution Percentages as of the date of such distribution until each Member’s Unreturned Contribution equals $0, and, thereafter, in accordance with the allocation of distributions of Available Cash provided under Section 5.01 and (ii) if on or after a Distribution Adjustment Date, in accordance with the allocation of distributions of Available Cash provided under Section 5.01, as applicable; provided, however, that, to the extent any Sale Proceeds, Bankruptcy Recoveries, or Tax Equity Liquidation Proceeds consist of Equity Interests in any entity or any assets other than cash or Cash Equivalents, then, unless otherwise requested by any Member, the Managing Member shall use reasonable best efforts to Dispose of such Equity Interests or other assets as promptly as practicable, subject to any restrictions thereon under applicable federal or state securities Laws, the Organizational Documents of the entity whose Equity Interests are included in such Sale Proceeds, Bankruptcy Recoveries, or Tax Equity Liquidation Proceeds, and any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound, in exchange for consideration consisting solely of cash or Cash Equivalents, in such amount and on such terms as the Managing Member may reasonably determine (in consultation with and with the consent of the Class B Member Representative, such consent not to be unreasonably withheld, conditioned, or delayed) to be equal to the fair market value of such Equity Interests or other assets, as applicable, in an arm’s length transaction, and upon the consummation of the Disposition of such Equity Interests or other assets, the Managing Member shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, cause the Company to distribute the net proceeds thereof in immediately available funds, within fifteen (15) days following the end of the month in which such amounts are received by the Company, to the holders of Class A Units and Class B Units in accordance with clause (i) or clause (ii) of this Section 5.02(a), as applicable; provided that the Class A Members shall have the right at any time to elect to require the Managing Member to cause the Company to distribute to the Class A Members their respective pro rata shares of such Equity Interests or other assets in kind in accordance with the allocation of distributions as set forth above in this Section 5.02(a).
(b)    The Initial Closing Distribution Amount and the Additional Closing Distribution Amount were distributed by the Company exclusively to XPLR Member (or its nominee) promptly following the Initial Closing and the Additional Closing, respectively, in accordance with Section 4.03(d) and Section 4.03(e).

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5.03    Allocations.
(a)    For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.03(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Period or any Post-Flip Date Distribution Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, subject to Schedule 5.01, for any subsequent period during which Available Cash is required, pursuant to Section 5.01(b), Section 5.01(c), or Section 5.01(d) to be distributed in the same proportions as set forth in Section 5.01(a) (any such period, an “Initial Distribution Period”), eighty percent (80%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twenty percent (20%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(ii)    for all periods beginning after a Distribution Adjustment Date, except any Initial Distribution Period, one percent (1%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and ninety-nine percent (99%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, for any such period beginning on or after the Flip Date, the aggregate amount of Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction allocable in respect of the Class B Members pursuant to this Section 5.03(a)(ii) for such period, shall instead be allocated among the Class B Members in accordance with the respective amounts distributed to such Class B Members pursuant to Section 5.01(e).
(iii)    Notwithstanding the foregoing clauses (i) and (ii), in connection with a Liquidity Event, the Net Profits or Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss and deduction) resulting from such Liquidity Event shall be allocated among the Members in accordance with the respective amounts distributed to such Members pursuant to Section 7.09(d) and Section 5.01.
The Managing Member may adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.03 for any Distribution Adjustment Period or any Post-Flip Date Distribution Period.
(b)    Notwithstanding anything to the contrary in Section 5.03(a):
(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.03(a).
(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section

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1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.03(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.03(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.03(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.03(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.03(b)(i) and Section 5.03(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.03(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).
(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to

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eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.03(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Treasury Regulations.
(vii)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining the Capital Accounts of the Members under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
(viii)    Notwithstanding anything contained herein to the contrary, any and all state Tax credits of the Company that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise shall be allocated to, and solely for the account of, XPLR Member.
(ix)    The allocations set forth in Section 5.03(b)(i) through Section 5.03(b)(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.03(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.03(c), all items of Company income, gain, loss, and deduction for federal income Tax

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purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.03(a) and Section 5.03(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted Tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i); provided that, for purposes of allocations under the “remedial method,” the Company shall apply the “remedial method” using an “aggregate” theory of partnerships for U.S. federal income tax purposes for any Subsidiary of the Company or Non-Controlled Entity that is classified as a partnership for U.S. federal income tax purposes, and, as such, the Company shall be treated as if it directly owned a proportionate interest in the assets of any such Subsidiary or Non-Controlled Entity for this purpose.
5.04    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.
5.05    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.05 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
5.06    Other Payments.
(a)    Any and all Tax Equity Proceeds, Pre-Effective Date Excess Insurance Proceeds, Subcontractor Delay Liquidated Damages, amounts in respect of Network Upgrades, Yellow Pine II Transmission Proceeds, APA Post-Closing Adjustment Payments, Alta Wind Litigation Proceeds, and Loss Reduction Amounts (but only to the extent attributable to Loss Reduction Activities occurring prior to the Initial Closing), in each case, received by the Company or any of its Subsidiaries (including pursuant to a distribution or other payment from

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any Non-Controlled Entity) shall be paid in immediately available funds to XPLR Member promptly following receipt thereof by the Company or its applicable Subsidiary (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or otherwise for any purposes of the Act, nor shall there be any adjustment to XPLR Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).
(b)    The Members hereby acknowledge and agree that (i) the Operating Reserve is being funded and maintained by NEECH during the Operating Reserve Period for the benefit of the Emerald Breeze Project Companies, (ii) upon expiration of the Operating Reserve Period, Emerald Breeze Class A Holdings shall be obligated to withdraw and pay to NEECH, and NEECH shall be entitled to receive, the Operating Reserve Ending Balance (as defined in the Credit Support Agreement), and none of the Members shall have any right in or to the Operating Reserve (or any payment with respect to any portion thereof), (iii) commencing on January 1, 2033, NEECH shall be entitled to receive payment of the Excess Unreimbursed Amount, on the terms and conditions set forth in the Credit Support Agreement and the Emerald Breeze Holdings LLC Agreement, including (A) if the Call Option End Date (as defined in the Credit Support Agreement) shall have occurred, from and after January 1, 2032, until June 30, 2033, payment from the Company of the 49% NEECH Reimbursement Amount, pursuant to the Credit Support Agreement and the Emerald Breeze Holdings LLC Agreement, and (B) from and after July 1, 2033, payment from Emerald Breeze Class A Holdings of the Excess Unreimbursed Amount, or the Remaining Excess Unreimbursed Amount (as defined in the Credit Support Agreement), as applicable, pursuant to the Credit Support Agreement and the Emerald Breeze Holdings LLC Agreement, which payments, when and as made, shall result in a reduction of the amount of cash and Cash Equivalents that otherwise would have been distributed to Members as Available Cash (and, for the avoidance of doubt, no such payment shall constitute, or be treated as, a distribution pursuant to Section 5.01, Section 5.02, or otherwise for any purposes of the Act, nor shall there be any adjustment to any Member’s Capital Account in respect of any such payment, pursuant to Section 4.08 or otherwise).
5.07    Purchase Price Offset.
(a)    If it is determined pursuant to Section 2.16(h) of the Purchase Agreement that there is an Excess Purchase Price Amount, then all distributions payable thereafter to XPLR Member pursuant to Section 5.01, Section 5.02, or Section 12.02 shall be subject to offset by the Company (the “Class B Purchase Price Return Offset”) in an aggregate amount equal to the Excess Purchase Price Amount. The Excess Purchase Price Amount shall be withheld from payment of all such distributions to XPLR Member and shall be promptly paid by the Company to the Class B Members on the date of each such distribution payment in satisfaction of the payment of such Excess Purchase Price Amount before any distributions on Class A Units are paid to the holders of Class A Units pursuant to Section 5.01, Section 5.02, or Section 12.02, until the aggregate amount withheld from distributions to XPLR Member pursuant to this Section 5.07(a) equals the Excess Purchase Price Amount. XPLR Member hereby consents to such Class B Purchase Price Return Offset and hereby waives any right to receive payment of any distributions subject to such Class B Purchase Price Return Offset in an amount equal to the Excess Purchase Price Amount. The aggregate amount withheld and paid in accordance with

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this Section 5.07(a) shall be treated as having been distributed to the Class A Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.
(b)    If it is determined pursuant to Section 2.16(h) of the Purchase Agreement that there is a Deficit Purchase Price Amount, then all distributions payable thereafter to the Class B Members (other than XPLR Class B Parties) pursuant to Section 5.01, Section 5.02, or Section 12.02 shall be subject to offset by the Company (the “Deficit Class B Purchase Price Offset”) in an aggregate amount equal to the Deficit Purchase Price Amount. Unless the Class B Members have previously paid, or caused to be paid, in full such Deficit Purchase Price Amount in cash to XPLR Member prior to the first Distribution Date following the final determination of a Deficit Purchase Price Amount pursuant to the Purchase Agreement, the Deficit Purchase Price Amount shall be withheld from payment of all distributions to the Class B Members (other than XPLR Class B Parties) and shall be promptly paid by the Company to XPLR Member on the applicable Distribution Date in satisfaction of the payment of such Deficit Purchase Price Amount before any distributions on Class B Units pursuant to Section 5.01, Section 5.02, or Section 12.02 may be paid to such holders of Class B Units until the aggregate amount withheld from distributions to Class B Members pursuant to this Section 5.07(b) equals the Deficit Purchase Price Amount; provided that, notwithstanding anything to the contrary in this Section 5.07(b), prior to any Class B Permitted Loan Financing Payment in Full, the Deficit Purchase Price Amount shall not be withheld from distributions to such Class B Members and instead shall be paid to XPLR Member to the extent that funds are available under Section 2.21(e)(ii) or Section 2.21(f)(ii) of the Credit Agreement and until the aggregate amount paid equals the Deficit Purchase Price Amount (or, if the Indebtedness under the Credit Agreement has been refinanced by any other Class B Permitted Loan Financing, the Deficit Purchase Price Amount shall be paid in a substantially equivalent priority order as provided for in the documentation for such Class B Permitted Loan Financing). The Class B Members hereby consent to such Deficit Class B Purchase Price Offset and hereby waive, subject to the proviso in the immediately preceding sentence, any right to receive any Deficit Purchase Price Amount or payment of any distributions subject to such Deficit Class B Purchase Price Offset in an amount equal to the Deficit Purchase Price Amount. The aggregate amount withheld (if applicable) and paid in accordance with this Section 5.07(b) shall be treated as having been distributed to the Class B Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.
ARTICLE 6
MANAGEMENT
6.01    Management by Managing Member.
(a)    The business and affairs of the Company shall be managed by the Managing Member, and XPLR Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the sole right to designate a successor Managing Member from time to time; provided that, in the event that there is more than one Class A Member, any such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that any Person appointed to serve as successor Managing Member must be an Affiliate of XPLR and must be a Member of the Company. It is the intent of the Members that the Managing Member of the

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Company be deemed to be the sole “manager” of the Company (as defined in Section 18-101(12) of the Act) for all purposes under the Act, subject to the provisions of Section 6.02. At no time shall the Company have any board of managers or board of directors.
(b)    Except to the extent expressly provided otherwise in the definitions of “Guaranteed Tax Credit Dispute,” “Loss Reduction Activity,” “Triggering Event Notice” and “VWAP,” and Section 3.06, Section 3.08(b)(vii), Section 4.04(d), Section 4.05(b), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.05(a), Section 7.09, Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, to make all determinations on behalf of the Company or otherwise under this Agreement, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making Contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member.
(c)    Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member in writing, no Member will have any authority to bind the Company or to transact any business for the Company. Except for those matters that, pursuant to the express provisions of this Agreement, require the consent or approval of Members, no Member (other than the Managing Member) shall have the right to vote, approve, or consent to any matter whatsoever, including any other matter that otherwise requires approval of Members under the Act, and each Member (other than the Managing Member) hereby waives any and all other voting, approval, and consent rights with respect to the Company, other than those rights expressly provided in this Agreement. The Managing Member may delegate to one or more Persons all or any part of its power, authority, and duties as Managing Member hereunder, including, subject to Section 6.03(p) and Section 6.04, pursuant to any management services agreement the Managing Member or the Company or any of its Subsidiaries may enter into with any Affiliate of the Managing Member or the Company, except for such power and authority to consent to Major Decisions and any other matters expressly requiring a vote by or consent of the Members (other than the Managing Member) pursuant to this Agreement, which power and authority to consent or vote on such matters will be expressly retained by such Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, no Member (including the Managing Member) shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to restrict or eliminate to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.

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(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)    to the fullest extent permitted by applicable Law, no Member (including the Managing Member), in its capacity as Member (or in its capacity as the Managing Member, as applicable), nor any of such Member’s (or Managing Member’s) or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, Affiliates, employees, Representatives, or agents (collectively, “Member-Associated Parties”), shall have or owe any fiduciary duty to the Company, any other Member, or any other Person in connection with the Company, the business and affairs of the Company and its Subsidiaries, any act, omission, or decision in connection therewith, or any consent or approval given or withheld, or any other action taken, in each case, pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member (including the Managing Member), and, subject to Section 6.02(d) and the applicable standard set forth in Section 6.03 for granting or withholding any consent or approval with respect to the matters set forth in Section 6.03, no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member (including the Managing Member) to vote, or grant or withhold its consent or approval of any matter in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any of their respective Member-Associated Parties.
(c)    To the maximum extent permitted by applicable Law, each Member hereby releases and forever discharges each of the other Members (including the Managing Member) and the Member-Associated Parties of the other Members, from all liabilities that such other Member (or its Member-Associated Parties) might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member (including the Managing Member) to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Member-Associated Parties; provided, however, that nothing herein shall eliminate any Member’s (including the Managing Member’s) liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any Claims against, Actions, rights to sue, other remedies, or other recourse of the Company, any Member (including the Managing Member), or any other Person may have against any Member (including the Managing Member) for a breach of contract claim relating to such Member’s (including the Managing Member’s) breach of any binding agreement, including any breach of this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits the Company or a Subsidiary of the Company to take or decline to take or

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consents to a Non-Controlled Entity to take or decline to take) any other action, in its capacity as Managing Member, as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit the Company or a Subsidiary of the Company to take or decline to take or consents to a Non-Controlled Entity to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the Managing Member, in making such determination or taking or declining to take (or causing or permitting the Company or a Subsidiary of the Company to take or decline to take or consents to a Non-Controlled Entity to take or decline to take) such other action, (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit the Company or a Subsidiary of the Company to take or decline to take or consents to a Non-Controlled Entity to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its Subsidiaries.
(e)    Without limiting the foregoing, the Managing Member shall carry out its obligations hereunder in accordance with all applicable Laws and requirements of this Agreement.
6.03    Major Decisions. Except for (i) any action taken to comply with any Material Project Agreement, any Material Contract, the Organizational Documents of Emerald Breeze Holdings or of any Tax Equity Entities, or any Project Financing Documents (collectively, the “Contractual Obligations”), (ii) any Loss Reduction Activity, (iii) any action taken after the Initial Closing relating to the completion of construction of any such Delayed Project or consummation of the Tax Equity Financing thereof, until such time as such Delayed Project achieves Commercial Operation (as such term is defined in the applicable Power Purchase Agreement for the applicable Delayed Project); provided that, for the avoidance of doubt, any such action taken with respect to any of the Delayed Projects shall be subject to the terms and conditions of the Purchase Agreement (including Section 5.01 of the Purchase Agreement); and (iv) the matters set forth on Schedule 6.03, the Company and its Subsidiaries shall not, and the Managing Member shall cause the Company and its Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) specified in this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent shall, except to the extent expressly provided below in this Section 6.03, not be unreasonably withheld, conditioned, or delayed):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the Organizational Documents of any Subsidiary of the Company, Emerald Breeze Holdings or any Subsidiary of Emerald Breeze Holdings in a manner that (i) adversely affects the Class B Members’ interest in the Company or indirect interest in any Subsidiary of the Company, Emerald Breeze Holdings or any Subsidiary of Emerald Breeze Holdings, or (ii) would, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had

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not been taken (in each case for which the Class B Member Approval may be granted or withheld in the Class B Members’ sole discretion);
(b)    alter or change the rights, preferences, or privileges of the Class B Units (in each case for which the Class B Member Approval may be granted or withheld in the Class B Members’ sole discretion);
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units (in each case for which the Class B Member Approval may be granted or withheld in the Class B Members’ sole discretion);
(d)    incur or guaranty Indebtedness other than (i) Emergency Loans pursuant to Section 4.05(a), in an aggregate principal amount outstanding at any one time of not more than two hundred fifty million dollars ($250,000,000); (ii) Tax Equity Repurchase Loans pursuant to Section 4.05(b), in an aggregate principal amount outstanding at any one time not exceeding two hundred fifty million dollars ($250,000,000) (plus the amount of any reasonable, documented, out-of-pocket costs, fees, and expenses incurred by the Company and its Subsidiaries in connection with the applicable Tax Equity Repurchases); (iii) Tax Payment Loans to the extent and in the amounts permitted by Section 4.05(c); (iv) Working Capital Loans pursuant to Section 4.05(d), in an aggregate principal amount outstanding at any one time not exceeding sixty-five million dollars ($65,000,000); and (v) any other Indebtedness (other than pursuant to Contractual Obligations and the foregoing clauses (i) through (iv)) in an aggregate principal amount outstanding at any one time not exceeding twenty million dollars ($20,000,000); provided that Class B Member Approval of the incurrence or guaranty of any Indebtedness other than pursuant to the foregoing clauses (i) through (v) and pursuant to Contractual Obligations in an aggregate principal amount at any one time exceeding fifty million dollars ($50,000,000) may be granted or withheld in the Class B Members’ sole discretion; provided, further, that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(d) for the incurrence of any Indebtedness (other than those set forth in the foregoing clauses (i) and (iii) and pursuant to Contractual Obligations);
(e)    (i) pay or declare any dividend or distribution on any Equity Interest of the Company or any of its Subsidiaries, except (A) as expressly contemplated by this Agreement or by the Organizational Documents of Emerald Breeze Holdings or of any Tax Equity Entities and (B) dividends and distributions declared and paid by the Company’s Subsidiaries to the Company or to another Subsidiary of the Company; or (ii) redeem or repurchase any Equity Interests of the Company or any of its Subsidiaries, other than the redemption, repurchase, or other acquisition of the Tax Equity Interests of any Tax Equity Entity as contemplated by the applicable Organizational Documents;
(f)    authorize or issue any new or additional Class A Units, Class B Units, or other Equity Interests of the Company or any of its Subsidiaries, excluding (i) the issuance of any Tax Equity Interests contemplated by the Execution Date Portfolio Project Model; (ii) the Company’s issuance of Class A Units and Class B Units to XPLR Member pursuant to Section 4.03(a); and (iii) the Company’s issuance of Class B Units to the Initial Investor;

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(g)    convert the Company or any of its Subsidiaries to an entity other than a limited liability company or other limited liability entity, or dissolve or liquidate the Company or any of its Subsidiaries (including pursuant to Section 12.01), or take any voluntary action to cause the Company or any of its Subsidiaries to become Bankrupt;
(h)    purchase, rent, license, exchange, or otherwise acquire (each, an “Acquisition”) any assets, other than (i) Acquisitions in the ordinary course of business; (ii) any Tax Equity Repurchase, to the extent permitted by Section 4.05(b); and (iii) Acquisitions (other than those referred to in the foregoing clauses (i) and (ii)) for consideration not exceeding (A) fifteen million dollars ($15,000,000) in any single transaction or series of related transactions or (B) seventy-five million dollars ($75,000,000) in the aggregate across all such Acquisitions; provided that Class B Member Approval with respect to any Acquisition of assets of consideration exceeding (1) fifteen million dollars ($15,000,000) in any single transaction or series of related transactions or (2) seventy-five million dollars ($75,000,000) in aggregate across all such Acquisitions may be granted or withheld in the Class B Members’ sole discretion;
(i)    Dispose of or Encumber, in any single transaction or series of related transactions, any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, other than any Dispositions or Encumbrances (i) to a Subsidiary of the Company; (ii) required under applicable Law; (iii) in the ordinary course of business; (iv) in connection with Permitted Liens; (v) pursuant to a Power Purchaser Buyout Event; (vi) in connection with any agreement by a Subsidiary of the Company to share interconnection assets or Contracts or other facilities with one or more Affiliates of XPLR to the extent that such sharing does not adversely affect, in any material respect, the ability to perform obligations under existing Power Purchase Agreements; or (vii) of assets for consideration not exceeding (A) fifteen million dollars ($15,000,000) in any single transaction or series of related transactions or (B) seventy-five million dollars ($75,000,000) in the aggregate across all such Dispositions or Encumbrances; provided that Class B Member Approval with respect to any such Dispositions or Encumbrances for consideration exceeding (1) fifteen million dollars ($15,000,000) in any single transaction or series of related transactions or (2) seventy-five million dollars ($75,000,000) in aggregate across all such Acquisitions may be granted or withheld in the Class B Members’ sole discretion; provided, further, that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(i) for any Disposition or Encumbrance of any such assets (other than pursuant to the foregoing clauses (ii) through (v) and Contractual Obligations);
(j)    merge or consolidate with, or acquire all or substantially all of the assets of, another Person (other than (i) any such merger or consolidation with, or acquisition of, any direct or indirect wholly-owned Subsidiary of the Company or (ii) any acquisition of substantially all the assets of any Tax Equity Investor as a result of consummating any Tax Equity Repurchase) if the Company or any of its Subsidiaries is required to pay (or entitled to receive) consideration in such merger, consolidation or asset acquisition having an aggregate fair market value exceeding thirty million dollars ($30,000,000) in any such single transaction or series of related transactions; provided that Class B Member Approval with respect to any such transaction or series of related transactions for consideration exceeding thirty million dollars ($30,000,000) may be granted or withheld in the Class B Members’ sole discretion;

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(k)    change any of its distribution policies or enter into any Contract that prohibits or restricts distributions or requires the establishment of any cash reserves in excess of the cash reserves permitted under the definition of “Available Cash” under this Agreement;
(l)    enter into a new line of business to the extent prohibited by, or inconsistent with, (i) the purposes of the Company set forth in Section 2.04, with respect to the Company, or (ii) with respect to any Subsidiary, the purposes of such Subsidiary, as set forth in the comparable provisions of the Organizational Documents of such Subsidiary (provided that it is understood and agreed among the Members that none of the following activities shall constitute a new line of business of the Company or any of its Subsidiaries: (A) any green hydrogen production, (B) any battery energy storage system co-located at any of the Projects, or (C) any joint venture or partnership for which Class B Member Approval is not required under Section 6.03(m)); provided that such activities do not adversely affect the applicable Project Company’s ability to perform its obligations under the applicable Power Purchase Agreement(s) to which such Project Company is a party;
(m)    enter into, modify, or terminate any joint venture or partnership or otherwise acquire the Equity Interests of, any Person, other than (i) the entry into partnerships between or among direct or indirect, wholly-owned Subsidiaries or Affiliates of the Company; (ii) the acquisition of Equity Interests in a direct or indirect Controlled Subsidiary of the Company; (iii) in connection with the consummation of (A) the Tax Equity Financing with respect to any Delayed Project(s); and (B) the Delayed Asset Closing with respect to any Delayed Project(s); (iv) in connection with any agreement by a Subsidiary of the Company to share interconnection assets or Contracts or other facilities with one or more Affiliates of XPLR to the extent that such sharing does not adversely affect, in any material respect, the ability to perform obligations under existing Power Purchase Agreements; (v) any joint venture or partnership formed to pursue the construction and operation of any behind-the-meter data center to the extent that such sharing does not adversely affect, in any material respect, the ability to perform obligations under existing Power Purchase Agreements; and (vi) any Tax Equity Repurchase; provided that any such action with respect to a joint venture or acquisition of Equity Interests (other than those referred to in the foregoing clauses (iii) through (vi)) that, by its terms, requires contributions or payments by the Company (or any Subsidiaries of the Company) in an aggregate amount exceeding fifty million dollars ($50,000,000), Class B Member Approval may be granted or withheld in the Class B Members’ sole discretion;
(n)    (i) make or amend any Tax election or allocation with respect to the Company or its Subsidiaries in a manner that would materially and adversely affect the Class B Units (including changing the Company’s Tax treatment as a partnership or the treatment of any Subsidiary of the Company as a partnership or disregarded entity, as applicable, in each case, for U.S. federal Tax purposes); (ii) file any requests for administrative adjustments of Company Tax items; (iii) change the Fiscal Year of the Company; (iv) enter into any settlement agreement regarding any Tax audit, examination, dispute, proceeding or other Action; or (v) pay or determine the manner in which any Tax assessment (including an imputed underpayment) is paid (including any action or election pursuant to section 6225 or section 6226 of the Code);
(o)    (i) enter into, amend, modify, or terminate any Material Contract or any Unaffiliated Material Project Agreement; (ii) suspend, accelerate, defer, or otherwise modify the

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timing of any material payments under any Material Contract or Unaffiliated Material Project Agreement; or (iii) amend, assign (to any Person other than a Subsidiary of the Company), waive, or relinquish any material rights (or security posted) or release any material obligations under any Material Contract or Unaffiliated Material Project Agreement, other than any action referred to in the foregoing clauses (i) through (iii) that (A) is taken in the ordinary course of business or (B) would not, on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken; provided, however, that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(o) for any action described in the foregoing clauses (i) through (iii) (other than any such action taken in the ordinary course of business);
(p)    enter into, amend, modify, or terminate any Affiliate Transaction, renew, or extend the term of any Affiliate Transaction or waive any material rights under any Affiliate Transaction; provided, however, that Class B Member Approval shall not be required for (i) Capital Calls pursuant to Section 4.04 to the extent permitted thereby (and Capital Contributions by Members pursuant to such Capital Calls in accordance with Section 4.04); (ii) Member Loans from Members or their Affiliates pursuant to Section 4.05 to the extent and in such amounts permitted thereby; (iii) Hedging Instruments with Affiliates in the ordinary course of business; (iv) renewals or extensions of the term of any Affiliate Transactions pursuant to express provisions set forth in the applicable Contract establishing the terms of such Affiliate Transaction; or (v) any other Affiliate Transaction on terms no less favorable to the Company or its applicable Subsidiary than generally available in an arm’s-length transaction and that would not (A) on a pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action with respect to such Affiliate Transaction had not been taken, (B) otherwise be materially adverse to the Class B Members’ rights in respect of the Class B Units, and (C) reasonably be expected to materially interfere with or adversely affect the performance by the Company or its Subsidiaries under any other Material Contract or Material Project Agreement in effect as of the date of such action; provided that, after a Triggering Event Date, Class B Member Approval shall be required under this Section 6.03(p) to take any such action under the foregoing clauses (i) through (v), other than with respect to Emergency Loans and Tax Payment Loans to the extent permitted under Section 4.05;
(q)    commence, settle, terminate, or fail to pursue any Action (other than any Action relating to Taxes (which shall be subject to Section 6.03(n)) or the Alta Wind Litigation) that is reasonably expected to involve payment by the Company or its Subsidiaries of an amount (excluding out-of-pocket fees, costs, and disbursements, but including reasonable attorneys’ fees and disbursements incurred by the Company and its Subsidiaries in connection therewith) in excess of ten million dollars ($10,000,000) with respect to any individual Action or thirty million dollars ($30,000,000) with respect to any series of related Actions; provided that the Alta Wind Litigation shall remain subject to control by XPLR Member at all times and shall not require Class B Member Approval pursuant to this Section 6.03(q) or otherwise;
(r)    accelerate, delay, defer, or otherwise modify any material payments, payables, or receivables, other than in the ordinary course of business, except as would not, on a

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pro forma basis, reduce the amount of Projected Available Cash during any Quarter, as compared to the amount of Projected Available Cash during such Quarter if such action had not been taken;
(s)    adopt, enter into, materially modify, materially amend or terminate any hedging plan (i) outside the ordinary course of business or (ii) in amounts exceeding the previously established hedging policy of the Company or any of its Subsidiaries (as established pursuant to an energy management services agreement);
(t)    after a Triggering Event Date, (i) adopt any operating or capital budget with respect to any Fiscal Year commencing after the applicable Triggering Event Date; (ii) materially modify any operating or capital budget then in effect; (iii) incur, or commit to incur, any material expenditure not included or provided for in the applicable operating or capital budget then in effect; or (iv) make any Capital Call, other than Capital Calls to provide funds to remedy an Emergency or to make a Required Tax Payment; or
(u)    enter into any Contract agreeing to take any of the foregoing actions.
The Members acknowledge and agree that, until the applicable Approval Date with respect to any Non-Controlled Entity, with respect to any action or decision to be taken by or with respect to such Non-Controlled Entity that requires the prior written consent or approval of the Company, directly or indirectly, pursuant to the Applicable Non-Controlled Entity Organizational Documents of such Non-Controlled Entity, before the Company may, directly or indirectly, provide its consent thereto, the Managing Member shall be required to obtain Class B Member Approval (which shall not be unreasonably withheld, conditioned, or delayed, except to the extent expressly provided (1) in Section 6.03 of the Emerald Breeze Holdings LLC Agreement (solely with respect to any such action or decision to be taken by or with respect to any Emerald Breeze Non-Controlled Entity) or (2) in this Section 6.03 (solely with respect to any such action or decision to be taken by or with respect to any Non-Controlled Entity (other than any Emerald Breeze Non-Controlled Entity)), as if such matter were a Major Decision hereunder (assuming solely for such purposes that such Non-Controlled Entity were a Subsidiary)).
6.04    APA/CA Indemnification Procedures.
(a)    Except as otherwise permitted under Section 6.03, in the event that XPLR Member or the Class B Member Representative (such Member, the “Notifying Member”) determines in good faith that a breach of any representation, warranty, or covenant of (i) XPLR Sellco set forth in the NEER/XPLR APA has occurred and that such breach forms the basis for an Indemnification Claim pursuant to the terms and conditions of the NEER/XPLR APA entitling the Purchaser (as defined in the NEER/XPLR APA) to payment in respect thereof (after giving effect to the conditions and limitations on such payment set forth in the NEER/XPLR APA) or (ii) Assignor (as defined in the Contribution Agreement) set forth in the Contribution Agreement has occurred and that such breach forms the basis for an Indemnification Claim pursuant to the terms and conditions of the Contribution Agreement entitling XPLR Member to payment in respect thereof (after giving effect to the conditions and limitations on such payment set forth in the Contribution Agreement), then the Notifying Member shall provide XPLR Member or the Class B Member Representative, as applicable, with prompt written notice thereof (such notice, a “Potential Claim Notice”), specifying in reasonable detail the basis for

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such Claim, including the provisions of the NEER/XPLR APA or Contribution Agreement, as applicable, giving rise to such breach and under which such Indemnification Claim may be brought, a reasonable estimate of the amount of Losses incurred as a result of such breach, and a reasonably detailed description of any other relevant facts or circumstances (and copies of all material documents relating to such Indemnification Claim of which such Notifying Member is aware and has access, including, in the case of Indemnification Claims based on any pending Third Party Claim, copies of all relevant material pleadings, demands, and other court filings relating to such Third Party Claim). For a period of twenty (20) Business Days after delivery by the Notifying Member of a Potential Claim Notice, the Members shall review and consult with each other in respect of the information set forth in such notice and any documentation provided therewith, and, following the expiry of such period of twenty (20) Business Days, unless XPLR Member reasonably determines, in good faith, that such Indemnification Claim is without merit (or the relevant Purchaser Indemnified Parties (as defined in the NEER/XPLR APA) or Assignee Indemnified Parties (as defined in the Contribution Agreement), as applicable, are not entitled to be indemnified for the asserted Losses) and delivers notice thereof to the Class B Member Representative, XPLR Member shall, upon the Class B Member Representative’s reasonable written request, submit a Claim Notice to XPLR Sellco pursuant to the NEER/XPLR APA or to Assignor (as defined in the Contribution Agreement) pursuant to the Contribution Agreement, as applicable, with respect to such Indemnification Claim; provided, however, that, if XPLR Member and the Class B Member Representative disagree as to whether XPLR Member is acting reasonably in determining that an Indemnification Claim is without merit or involves Losses for which the applicable Purchaser Indemnified Parties or Assignee Indemnified Parties are not entitled to indemnification and either (i) monetary damages (to the extent monetary damages are reasonably determinable and would be a sufficient remedy for such breach) arising from such breach are reasonably be expected to exceed $1,000,000 or (ii) such breach (to the extent monetary damages are not reasonably determinable or would not be a sufficient remedy for such breach) is reasonably expected to have a material and adverse effect on (A) the Company or any of its Subsidiaries or any Non-Controlled Entity, or their respective Project Activities, or (B) the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement or the Class B Members’ interest in the Company or indirect interest in any Subsidiary of the Company or any Non-Controlled Entity (an “APA/CA Claim Disagreement”), then XPLR Member and the Class B Member Representative shall meet (in person or by telephone or electronic communications) and shall, acting in good faith, use their commercially reasonable efforts to resolve such APA/CA Claim Disagreement and, if applicable, to negotiate with XPLR Sellco or Assignor (as defined in the Contribution Agreement), as applicable, to reach resolution of such Indemnification Claim; provided, further, that, if, after a period of twenty (20) Business Days, XPLR Member and the Class B Member Representative are unable to resolve their APA/CA Claim Disagreement by such methods, then either XPLR Member or the Class B Member Representative may submit such matter to Arbitration for binding resolution in accordance with Section 11.05.
(b)    In the event that XPLR Member, on behalf of the Company, commences an Action against XPLR Sellco or Assignor (as defined in the Contribution Agreement) with respect to an Indemnification Claim, XPLR Member shall, subject to the following provisions of this Section 6.04(b), be exclusively entitled to undertake and control the prosecution of such Action and shall prosecute such Action in good faith; provided that XPLR Member (i) shall not

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settle, or enter into any agreement to settle such Indemnification Claim or such Action without Class B Member Approval (not to be unreasonably withheld, conditioned, or delayed) and (ii) shall permit the Class B Member Representative to be present at and to participate in any meetings, teleconferences, or other communications between XPLR Member, on the one hand, and XPLR Sellco or Assignor (as defined in the Contribution Agreement) (or any of their respective Affiliates), on the other hand, with respect to such Indemnification Claim or such Action. XPLR Member shall keep the Class B Member Representative informed of the status of such Indemnification Claim and promptly provide the Class B Member Representative with any updates thereto and shall have the right to select counsel and other Representatives, to be retained by the Company, in connection with such Indemnification Claim; provided that such selection of counsel shall be subject to Class B Member Approval (not to be unreasonably withheld, conditioned, or delayed). The Company shall be solely responsible for payment of all fees and expenses incurred in prosecuting such Action, including the reasonable fees and disbursements of counsel and other Representatives retained by the Company and shall reimburse and indemnify XPLR Member and the Class B Members and the Class B Member Representative for their respective documented out-of-pocket fees, costs, and expenses incurred in connection with any such Indemnification Claim.
(c)    In the event that XPLR Sellco or Assignor (as defined in the Contribution Agreement) makes any payment in respect of an Indemnification Claim pursuant to and in accordance with the terms and conditions of the NEER/XPLR APA or Contribution Agreement (any such payment, an “APA/CA Indemnity Payment”) to XPLR Member or any of its Affiliates (other than the Company or one of its Subsidiaries), then, promptly following XPLR Member’s (or any such Affiliate’s) receipt of such APA/CA Indemnity Payment, XPLR Member shall pay to the Class B Member Representative (on behalf of all Class B Members, for further payment to the Class B Members) the Class B Members’ pro rata portion of such APA/CA Indemnity Payment, which portion shall be determined in accordance with each Member’s respective Unreturned Contribution Percentage. Such payment shall be made by XPLR Member by wire transfer of immediately available funds within three (3) Business Days following such Distribution Date, and each Class B Member shall be entitled to receive from the Class B Member Representative prompt payment of their respective Class B Percentage Interest of the total amount XPLR Member paid to the Class B Member Representative pursuant to the foregoing, and for all purposes of this Agreement such amounts shall be deemed distributions under Section 5.02.
(d)    As used in this Section 6.04, the terms “Claim Notice,” “Indemnification Claim,” “Losses,” and “Third Party Claim” have the meanings assigned to them in the NEER/XPLR APA or Contribution Agreement, as applicable, as the context requires.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing

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by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
Alan Liu	President
Christopher H. Zajic	Vice President & Treasurer
Matthew Roskot	Vice President
Robert Gordon	Vice President
Mitchell S. Ross	Vice President
Jason B. Pear	Secretary
David Flechner	Assistant Secretary

6.06    Business Opportunities.
(a)    Each of the Members, including the Managing Member, and each of their respective Affiliates (collectively, the “Member Affiliated Parties”) may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member Affiliated Party the right to participate therein. Subject to Section 6.03(p), the Company may transact business with any Member Affiliated Party, and no Member Affiliated Party shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member Affiliated Party shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company or any Affiliate of any other Member Affiliated Party by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Member Affiliated Parties might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member Affiliated Party now or in the future engages, that is presented to the Company, to any other Member Affiliated Party or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or Representative of the Company or of any other Member Affiliated Party; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member Affiliated Party might be

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considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Member Affiliated Parties any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member Affiliated Party now or in the future engages, which is presented to such Member Affiliated Party or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or Representative of such Member or any of its Member Affiliated Parties; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member Affiliated Party might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall procure and maintain (or cause to be procured and maintained), on behalf of the Company and its Subsidiaries, such property and casualty insurance, including general liability, auto liability, workers’ compensation, employer’s liability, umbrella liability, directors and officers insurance, and such other types of insurance, in each case, as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with any requirements under the Material Project Agreements and applicable industry standards for the industry in which the Company and its Subsidiaries operate.
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, Non-Controlled Entities, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member (including the Managing Member) or otherwise modify or limit the standard of care set forth in Section 6.02.

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(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party, a witness, or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, Non-Controlled Entities, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from (A) fraud, gross negligence, or the willful misconduct of such Covered Person, (B) any breach of the express provisions of this Agreement, or (C) any bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise

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be entitled by Contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.
(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
6.09    30% Rule Compliance.
(a)    The Managing Member, the Company, and the other Members will cooperate with the relevant Investor Parent Entities (solely to the extent commercially reasonable and provided that one or more of the Investor Parent Entities reimburse and indemnify the Managing Member, the Company, and the other Members for all out-of-pocket costs and expenses incurred by them, if any, in respect of any such cooperation) to assist the Investor Parent Entities, as reasonably requested, to comply with the 30% Rule in relation to their collective investment in the Company and its Subsidiaries and the exercise of the applicable Investor Parent Entity’s rights under this Agreement. Subject to the foregoing and to Section 6.09(b), the Managing Member, the Company, and the other Members agree to take (or omit to take) such commercially reasonable actions reasonably requested by any Investor Parent Entity as shall be necessary for the Investor Parent Entities to comply with the 30% Rule, including amending this Agreement to implement a change in the rights of such Investor Parent Entities and their Affiliates in the Class B Units (or other Equity Interests of the Company held, directly or indirectly, by such Investor Parent Entities); provided that, in accordance with Section 6.09(b), no such action shall adversely affect the rights of the Company or any other Member (including the rights of any other Member in the Membership Interest (including Class B Units) held by such other Member). The Managing Member agrees to exercise its powers as such to comply with the foregoing.
(b)    Notwithstanding anything contained in this Section 6.09, none of the Company, the Managing Member, or any Member shall be required or permitted take any action that has, or would reasonably be likely to cause or result in, an adverse effect on such Member’s economic, governance, or other rights under this Agreement or with respect to the Membership Interest held by such Member.
ARTICLE 7
DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS
7.01    General Restrictions on Dispositions.
(a)    Except for Dispositions permitted by this Article 7 and Dispositions to one or more Affiliates of a Member, (i) prior to the Flip Date, no Disposition of Class A Units shall be permitted without Class B Member Approval, unless, prior to or concurrently with (and conditioned upon) such Disposition, XPLR Member (or its nominee) shall have purchased or purchases (as applicable), pursuant to one or more exercises of the Call Option, XPLR Change of

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Control Option, or Class B COC Option in accordance with Section 7.02, Section 7.03, or Section 7.04, respectively, all of the Class B Units then outstanding that are not held by XPLR Class B Parties; and (ii) prior to the sixth (6th) anniversary of the Effective Date, no Disposition of Class B Units shall be permitted without (a) the prior written consent of XPLR Member and (b) solely with respect to any Disposition of Class B Units by XPLR Class B Parties, Class B Member Approval; provided, however, that (1) Dispositions of Class B Units to any Affiliated Investment Vehicle of Investor Parent shall not be deemed to violate this Section 7.01(a); (2) pledges of all or any portion of a Class A Member’s Membership Interest in, and right to receive distributions with respect to, its Class A Units and Class B Units shall be permitted solely in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units or Class B Units shall not be deemed to violate this Section 7.01(a); provided that the initial Disposition by any lender or other pledgee of pledged such Class A Units or Class B Units in connection with or following any such foreclosure shall remain subject to Section 7.01(b), and any and all subsequent Dispositions of such Class A Units and Class B Units shall be subject to all applicable terms and conditions of this Article 7); and (3) pledges of all or any portion of a Class B Member’s Membership Interest in, and right to receive distributions with respect to, its Class B Units shall be permitted solely in connection with a Class B Permitted Loan Financing, and XPLR Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a); provided that the initial Disposition by any lender or other pledgee of pledged Class B Units in connection with or following any such foreclosure shall remain subject to Section 7.01(b), and any and all subsequent Dispositions of such Class B Units shall be subject to all applicable terms and conditions of this Article 7). Subject to compliance with the requirements of Section 7.01(b) and the rights of XPLR Member set forth in Section 7.01(c) with respect to Class B Units, at any time on or after the sixth (6th) anniversary of the Effective Date, Class B Units (other than those held by XPLR Class B Parties) may be Disposed of to any Person, other than an Excluded Party, without the consent of XPLR Member, but only to the extent that, prior to delivery of a Disposition Notice to the Managing Member with respect to such Disposition of Class B Units, the Class B Member or other holder of such Class B Units has not received a then-pending Call Option Notice or Class B COC Notice with respect to all or any portion of the Class B Units to be Disposed of (including a Call Option Notice or Class B COC Notice for which the Call Option Closing or Class B COC Closing has been delayed as a result of a Call Option Cash Shortfall or Class B COC Cash Shortfall pursuant to Section 7.02(h) or Section 7.04(e), as applicable). In furtherance of the foregoing, in the event that some or all of the Class B Units to be Disposed of are (or become) subject to a Call Option Notice or Class B COC Notice, then only such number of Class B Units, if any, held by such holder as is not subject to such Call Option Notice or Class B COC Notice, as applicable, may be Disposed of. Notwithstanding any other provision of this Article 7, any Disposition of Class B Units by or with respect to any Class B Member or other direct or indirect holder of Class B Units (other than XPLR Class B Parties) may be effected only if such Class B Member or other holder of Class B Units Disposes of Class B Units constituting a Proportionate Class B Allocation of such Class B Member’s or other holder’s Class B Units in accordance with the other requirements of this Section 7.01. From and after the Flip Date, each of XPLR Member and its Affiliates holding Class A Units or Class B

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Units may Dispose of all or any portion of such Class A Units and Class B Units to any Person without Class B Member Approval. Each Member agrees that it shall provide the Managing Member and the other Members with prior notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest (including any Class A Unit or Class B Unit, or any rights with respect thereto) that is not in strict compliance with this Article 7 shall be, and is hereby declared, null and void ab initio and of no force or effect, and the Company shall not recognize or record in its books and records any such purported Disposition or Encumbrance (or any purported transferee or pledgee in connection therewith). Nothing in this Article 7 (or anything else in this Agreement) shall prevent or restrict any Disposition of Class B Units of Emerald Breeze Holdings by any Person other than the Company.
(b)    An Assignee may be admitted to the Company as a New Member, with respect to the Membership Interest Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and in compliance with the requirements of this Section 7.01(b) and, if and to the extent applicable, Section 7.01(c), Section 7.02, Section 7.03, and Section 7.04. In addition to the requirements set forth in Section 7.01(a), any Disposition of a Membership Interest and admission of an Assignee as a Member shall be subject to each of the following requirements, and any attempted Disposition (or admission, if applicable) shall not be effective unless and until such requirements are complied with or satisfied; provided that the Managing Member, in its sole and absolute discretion, may waive any or all of the following requirements:
(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or a Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee (and not the Disposing Member) and all expenses required to be paid under clause (ii) below may be paid solely by the applicable Assignee):
(A)    Disposition Instrument. A fully executed copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of and Joinder to this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages and Class B Percentage Interests, after giving effect to the Disposition, of each of the Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage and Class B Percentage Interest of the Disposing Member immediately before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by this Agreement, and Assignee’s confirmation that the representations, warranties, and covenants with respect to Assignee in this

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Agreement, including those in Section 3.02 and Section 8.04, are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission of Assignee are being made in accordance with all applicable Laws and in compliance with the requirements set forth in Section 7.01(b)(iv) and Section 7.01(b)(v) and, to the extent applicable, the terms of any Class A Permitted Loan Financing or Class B Permitted Loan Financing and do not result in any violation thereof or default thereunder.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined or made known to the Company.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any of its liabilities to the Company or the other Members arising from events or circumstances occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to Tax as an association for U.S. federal income Tax purposes.
(c)    At any time on or after the sixth (6th) anniversary of the Effective Date, prior to any Disposition of Class B Units, other than any Disposition to an Affiliate or Affiliated Investment Vehicle or pursuant to a Liquidity Event, if XPLR Member has not, at such time, delivered a then-pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by any applicable Class B Member or other holder wishing to Dispose of Class B Units, XPLR Member shall have a right to acquire all such Class B Units in accordance with the following provisions:
(i)    The Disposing Member shall provide the Managing Member and XPLR Member with a Disposition Notice specifying (i) the number of Class B Units that such Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice or Class B COC Notice); (ii) the proposed price per Class B Unit and aggregate purchase price for all such Class B Units that the Disposing Member would be willing to accept for the sale of such Class B Units; and (iii) the identity of the potential purchasers of such Class B Units (and for each such potential purchaser, its ultimate parent entity or beneficial owners).

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(ii)    XPLR Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice at the proposed purchase price specified in such Offer Notice (which purchase price may be payable in cash or XPLR Common Units, Non-Voting XPLR Common Units, or other marketable securities, or any combination thereof, as determined by XPLR Member and set forth in such Offer Notice), and such Offer Notice shall set forth the other material terms and conditions of XPLR Member’s offer and the date on which such purchase is proposed to be consummated.
(iii)    If XPLR Member fails to submit an Offer Notice within such period of thirty (30) days or if such Disposing Member rejects XPLR Member’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to Dispose of all (but not less than all) of the Class B Units specified in the Disposition Notice at an aggregate purchase price that is at least two and one half percent (2.5%) greater than the purchase price set forth in the Offer Notice delivered by XPLR Member pursuant to Section 7.01(c)(ii) and on terms that are otherwise, in the aggregate, no less favorable to such Class B Member or other holder than those offered by XPLR Member pursuant to the Offer Notice (as described therein) (including taking into account the certainty of financing and consummating such purchase, the amount and form of consideration (including any minority or liquidity discounts), and such other factors as such Disposing Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv)    Each Class B Member hereby agrees that, in connection with any Disposition of its Class B Units pursuant to this Section 7.01(c), such Class B Member shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of such Class B Member, to repay all of such Class B Member’s then outstanding Indebtedness required to be repaid under any Class B Permitted Loan Financing (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments or unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates in connection with such Class B Permitted Loan Financing or other Indebtedness.
(v)    XPLR Member may, in its sole discretion, assign to XPLR or any Affiliate of XPLR its right to purchase the Class B Units of any Disposing Member pursuant to this Section 7.01(c).
(vi)    No Class B Unit acquired by XPLR Member (or its assignee) pursuant to this Section 7.01(c) shall be subject to the limitation on amounts distributable to XPLR Class B Parties pursuant to Section 5.01(e), and each such Class B Unit shall be

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eligible to receive distributions pursuant to Section 5.01(e) and Section 5.01(f), without regard to the limitation set forth in Section 5.01(e).
(d)    Notwithstanding anything in this Agreement to the contrary, other than pursuant to Section 7.02, Section 7.03, and Section 7.04, no Member may Dispose of all or any portion of its Membership Interest to the extent: (i) the transferee is, during (A) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (B) the period that includes any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity and continues until the one-year anniversary thereof, a Person who is a Related Party; (ii) the Disposition would, with respect to any Tax Equity Investor, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any federal income Tax credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Tax Equity Investor; (iii) during the (y) applicable investment Tax credit recapture period or (z) applicable depreciation recovery period of a Tax Equity Entity with respect to any of its direct or indirect assets, the Disposition would cause all or a portion of any of the assets held by the Company or any of its Subsidiaries or any Non-Controlled Entity to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery period (unless the applicable recovery period is under the “alternative depreciation system” under Section 168(g) of the Code); or (iv) such Disposition would result in the failure of any representation made by any Member pursuant to Section 8.04 to be true; provided that this clause (iv) shall not apply to the Disposing Member if such Disposition is of all of the Class A Units or Class B Units then owned by such Disposing Member.
7.02    Call Option.
(a)    At any time, and from time to time, on or after December 15, 2027, but prior to December 15, 2032, XPLR Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the applicable Acquisition Date of such Class B Unit to the Call Option Closing Date, of six and nine hundred thirty-one thousandths percent (6.931%) (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”). XPLR Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than XPLR or a Subsidiary thereof; provided, however, that, in the event of any such assignment, XPLR Member and XPLR shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, XPLR Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) the number of Class B Units to be purchased, (iii) the Call Option Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business

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Days prior to the applicable Call Option Closing Date, the issuance of XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Call Option Closing Date, the issuance of XPLR Common Units), subject to the other requirements of this Section 7.02, and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that XPLR Member may issue a maximum of one (1) Call Option Notice in any calendar quarter. The Call Option Notice shall be delivered to the Class B Members at least five (5) calendar days, but not more than ten (10) Business Days, in advance of the Call Option Closing Date. Delivery of the initial Call Option Notice may be made prior to the first date on which XPLR Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the avoidance of doubt, no Call Option Closing shall occur prior to December 15, 2027). If the consideration to be used to pay the Call Option Purchase Price, as set forth in the Call Option Notice, includes Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Call Option Closing Date, the issuance of XPLR Common Units), then the applicable Call Option Notice may not be delivered, nor may any Call Option Closing be consummated, within fourteen (14) calendar days before any date on which XPLR publicly announces its earnings for any Quarter or Fiscal Year.
(c)    The following restrictions shall apply to each exercise of the Call Option:
(i)    no Call Option may be exercised, and no Call Option Notice may be issued other than for a number of Class B Units that is five percent (5%) (or any integral multiple of five percent (5%)) of the total number of Class B Units (excluding outstanding Supplemental Class B Units) outstanding on the date of the applicable Call Option Notice, unless such exercise of the Call Option is for the purchase of all remaining Class B Units not held by XPLR Class B Parties;
(ii)    the number of Class B Units purchased pursuant to the exercise of the Call Option during any calendar quarter shall not exceed twenty-five percent (25%) of the total number of Class B Units (excluding outstanding Supplemental Class B Units) outstanding on the date of the applicable Call Option Notice; provided, however, that the restriction set forth in this clause (ii) shall terminate on December 15, 2031;
(iii)    the Class B Units purchased directly from each Class B Member or indirectly through a Blocker Merger pursuant to any exercise of the Call Option shall consist of a Proportionate Class B Allocation of such Class B Member’s or Blocker’s Class B Units;
(iv)    if Investor delivers notice to XPLR Member of Investor’s intent for XPLR Member (or its nominee) to purchase Blocker Interests in connection with such Call Option pursuant to a Blocker Merger in accordance with Section 7.02(n), then Investor shall take such actions as are necessary to ensure that the number of Class B Units to be purchased indirectly through a Blocker Merger pursuant to such Call Option shall equal the exact number of Class B Units directly or indirectly owned by any one Blocker or the exact number of Class B Units directly or indirectly owned, in the

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aggregate, by any two or more Blockers (such that the acquisition of Blocker Interests through such Blocker Merger pursuant to such Call Option provides XPLR Member (or its nominee) the indirect ownership, through the surviving Blocker of such Blocker Merger, of the number of Class B Units set forth in such Call Option Notice, less the number of Class B Units that Investor has elected for XPLR Member (or its nominee) to purchase directly in connection with such Call Option); and
(v)    the aggregate number of Class B Units acquired in any Call Option shall, cumulatively when taken together with all Class B Units purchased in all prior exercises of the Call Option, be no more than:
(A)    from December 15, 2027, but prior to December 15, 2028, twenty percent (20%) of the total number of outstanding Class B Units (excluding outstanding Supplemental Class B Units);
(B)    from December 15, 2028, but prior to December 15, 2029, forty percent (40%) of the total number of outstanding Class B Units (excluding outstanding Supplemental Class B Units);
(C)    from December 15, 2029, but prior to December 15, 2030, sixty percent (60%) of the total number of outstanding Class B Units (excluding outstanding Supplemental Class B Units);
(D)    from December 15, 2030, but prior to December 15, 2031, eighty percent (80%) of the total number of outstanding Class B Units (excluding outstanding Supplemental Class B Units); and
(E)    from December 15, 2031, but prior to December 15, 2032, one hundred percent (100%) of the total number of outstanding Class B Units (excluding outstanding Supplemental Class B Units).
(d)    Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units) may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i)    the XPLR Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    (A) the Registration Rights Agreement is in effect with respect to the XPLR Common Units to be issued as part of the Call Option Purchase Price (or into which the Non-Voting XPLR Common Units are convertible), subject to and in accordance with the terms of the XPLR Limited Partnership Agreement, and (B) XPLR shall use commercially reasonable efforts to file, as promptly as practicable following the delivery of the applicable Call Option Notice, a registration statement with the Commission registering the resale of the XPLR Common Units to be issued at the Call Option Closing as part of the Call Option Purchase Price (or into which the Non-Voting XPLR Common Units issued at such Call Option Closing are convertible); and

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(iii)    on such Call Option Closing Date, there shall be no Call Option Cash Shortfall.
(e)    XPLR Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(d) above), in either cash, Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units).
(f)    Any XPLR Common Units or Non-Voting XPLR Common Units to be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be the lesser of (i) the 10-day VWAP on the Trading Day immediately preceding the date of the Call Option Notice and (ii) the listed price of a XPLR Common Unit as of the end of trading on the Trading Day immediately preceding the date of the Call Option Notice.
(g)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the cash portion of the Call Option Purchase Price to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion of the Call Option Purchase Price by issuing Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units) to the Class B Members, and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)). No fractional XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, will be issued. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until the date of the actual Call Option Closing.
(h)    Each Class B Member hereby agrees that, in connection with each Call Option Closing, such Class B Member (or its Affiliates) shall use reasonable best efforts to obtain Qualifying Financing and shall borrow an amount thereunder that, together with the aggregate amount of any Call Option Cash Consideration, if any, to be paid to such Class B Member and all other cash on hand and all Cash Equivalents of such Class B Member, provides such Class B Member sufficient cash to repay the portion of such Class B Member’s then outstanding Indebtedness under any Class B Permitted Loan Financing required to be repaid as a result of such exercise of the Call Option (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees, and other payments due and payable under such Class B Permitted Loan

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Financing in connection with such repayment), and to cause the release of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws) on the Class B Units being acquired pursuant to the exercise of such Call Option. To the extent that the net proceeds from the Qualifying Financing, together with the aggregate Call Option Cash Consideration to be paid to such Class B Member (net of any deductions or withholdings therefrom pursuant to Section 7.02(m)) and all other cash on hand and Cash Equivalents of the applicable Class B Member, are insufficient to repay in full the portion of Indebtedness under such Class B Permitted Loan Financing that is required to be repaid (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment) as a result of the exercise of such Call Option (such deficiency, a “Call Option Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Call Option Cash Shortfall as promptly as practicable by obtaining Qualifying Financing (or additional Qualifying Financing) in an amount required to remedy the Call Option Cash Shortfall. The Members agree that, if any Class B Permitted Loan Financing is outstanding at such time, each Call Option Closing shall be subject to there being no Call Option Cash Shortfall. If there is a Call Option Cash Shortfall and the applicable Class B Members are unable, using their respective reasonable best efforts to, secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing, in an amount sufficient to remedy the Call Option Cash Shortfall by the Call Option Closing Date set forth in the applicable Call Option Notice (the “Scheduled Call Option Buyout Date”), then the applicable Call Option Closing shall automatically be delayed for a period (a “Call Option Delay Period”) commencing on the Scheduled Call Option Buyout Date and ending upon the earliest to occur of (i) the Call Option Closing, (ii) XPLR Member’s delivery of written revocation of the applicable Call Option Notice to the Class B Member Representative at any time after the Scheduled Call Option Buyout Date, and (iii) the date that is twenty (20) Business Days after the Scheduled Call Option Buyout Date. During any such Call Option Delay Period, the Class B Members shall use their respective reasonable best efforts to secure Qualifying Financing, or to refinance the existing Qualifying Financing with another Qualifying Financing, in an amount that is sufficient to remedy the Call Option Cash Shortfall; provided, however, that, at any time and from time to time during such Call Option Delay Period, XPLR Member shall be entitled to modify the proportions of cash and Non-Voting XPLR Common Units (or XPLR Common Units, if requested pursuant to Section 7.02(b)) to be used to pay the Call Option Purchase Price at the applicable Call Option Closing, upon notice thereof delivered to the Class B Member Representative on or after the Scheduled Call Option Buyout Date. If, following the Scheduled Call Option Buyout Date, the Class B Members are able, using their respective reasonable best efforts, to remedy the Call Option Cash Shortfall, then (A) the Class B Member Representative shall promptly deliver written notice thereof to XPLR Member, (B) the applicable Call Option Closing shall occur as promptly thereafter as practicable, and (C) at the applicable Call Option Closing, the amount of the Call Option Purchase Price and the Issuance Price for Non-Voting XPLR Common Units (or XPLR Common Units, if requested pursuant to Section 7.02(b)) to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the same as is set forth in the original Call Option Notice; provided that, if the Class B Members are unable to remedy the applicable Call Option Cash Shortfall by the expiration of the applicable Call Option Delay Period, then the obligation of the Class B Members to use their respective reasonable best efforts

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to secure Qualifying Financing, or to refinance the existing Qualifying Financing, in an amount sufficient to remedy the Call Option Cash Shortfall shall cease concurrently with such expiration of the applicable Call Option Delay Period.
(i)    Following consummation of the Call Option Closing pursuant to which all of a Class B Member’s Class B Units are acquired by XPLR Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(j)    To the extent that, in the exercise of any Call Option, Class B Units will be acquired by XPLR Member (or its nominee) directly from Class B Members, the number of Class B Units to be purchased is less than all of the outstanding Class B Units, and there are multiple holders of such Class B Units, then the Class B Units so purchased will be acquired pro rata from the Class B Members (other than XPLR Class B Parties) based on the number of such Class B Units held. To the extent the Call Option Purchase Price consists of both cash and Non-Voting XPLR Common Units (or XPLR Common Units, if requested in accordance with the terms of this Agreement), such consideration shall be paid to holders of Class B Units (or, if applicable, to the applicable Blocker Parent) in proportionate amounts.
(k)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and XPLR agree to use their respective commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of XPLR Common Units and Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)). Investor agrees that it shall use reasonable best efforts to (i) seek Qualifying Financing in accordance with this Section 7.02 and cause the Call Option Closing to occur as promptly as practicable (it being agreed that Investor shall not be required to seek any additional capital contributions from its equity holders or Affiliates or any other financing other than Qualifying Financing in accordance with this Section 7.02) and (ii) keep XPLR Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing.
(l)    For all purposes of this Agreement, the Class B Members agree that, until the earlier of the date that (A) the Class B Permitted Loan Financing Payment in Full occurs, or (B) the Flip Date occurs, the Class B Members shall not incur Indebtedness, under the Credit Agreement or any other Class B Permitted Loan Financing (including any Indebtedness under any Permitted Hedging Transaction) or otherwise, with a principal amount in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement in connection with the Additional Closing, on terms not less favorable to the Class A Members, plus amounts under any Permitted Hedging Transaction, in each case, to the extent permitted by or required under, and pursuant to, the terms of the Credit Agreement as in effect on the Effective Date. The Class B Members further agree that they shall not take any actions or omit to take any actions that

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cause, permit, or result in Encumbrances on the Class B Units, including Encumbrances securing Indebtedness, other than under the Credit Agreement or under any related loan documents (or under any replacements thereof which are entered into in connection with any Class B Permitted Loan Financing) and under any Permitted Hedging Transaction.
(m)    XPLR Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each XPLR Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by XPLR Member in the applicable Call Option Notice; provided, further, that, if, on the Call Option Closing Date, the Class B Members deliver to XPLR Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, Internal Revenue Service Notice 2018-29, the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, XPLR Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
(n)    Notwithstanding anything to the contrary in Section 7.02(a), with respect to any and all Class B Units to be purchased pursuant to a Call Option that are held directly or indirectly by any Blocker, so long as (i) an Investor Parent or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) at all times prior to the applicable Call Option Closing, the only assets of the applicable Blocker (other than cash) are Class B Units, which Class B Units shall be held by such Blocker in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities and acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units; and (iv) on the applicable Call Option Closing Date, the applicable Blocker has no liabilities (other than liabilities for current unpaid Taxes arising directly from (y) such Blocker’s direct or indirect ownership of Class B Units and (z) Indebtedness under any Class B Permitted Loan Financing that is attributable to such Blocker or under which such Blocker is obligated (collectively, “Current Blocker Taxes”)), then, if the Class B Member Representative provides notice to XPLR Member within two (2) calendar days of receipt of such Call Option Notice that it wishes for XPLR Member (or its nominee) to acquire, by way of a Blocker Merger, all of the issued and outstanding Equity Interests of such Blocker (collectively, the “Blocker Interests”) pursuant to the exercise of such Call Option (which notice shall also set forth the number of Class B Units to be acquired by XPLR Member (or its nominee) indirectly through such Blocker Merger and the number of Class B Units to be acquired directly from Class B Members, the total of which Class B Units shall equal the number of Class B Units set forth in the Call Option Notice), XPLR Member (or its nominee) and Blocker Parent shall effect XPLR Member’s (or its nominee’s) acquisition of such Blocker Interests pursuant to a merger of an Affiliate of XPLR Member (any such Affiliate, a “Blocker Merger Sub”) with and into such Blocker pursuant to the Act (any such merger, a “Blocker Merger”), pursuant to which (A) all of the Blocker Interests of such Blocker held by Blocker Parent shall be cancelled and converted into the right to receive the Call Option Purchase Price (or applicable portion thereof) and (B) all right, title, and interest in and to the Class B Units held by such Blocker, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), shall remain vested in the

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Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Call Option. Investor and Blocker Parent shall indemnify and hold harmless XPLR Member and its Affiliates from and against any and all Claims arising out of or relating to such Blocker or Class B Member (including Claims arising out of or relating to Current Blocker Taxes). At the applicable Call Option Closing, effective immediately upon consummation of such Blocker Merger, (1) the applicable Blocker shall survive such Blocker Merger, and the applicable Blocker Merger Sub shall cease to exist; (2) Blocker Parent shall cease to be a member of, and shall cease to have any further right, title, or interest in such Blocker; (3) the applicable Blocker shall remain the sole record and beneficial owner of all of the outstanding Class B Units held by such Blocker, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws); and (4) XPLR Member (or its Affiliate) shall be the sole legal and beneficial owner of all of the limited liability company interests of such Blocker. If the Class B Member Representative exercises the option to have Blocker Interests acquired pursuant to a Blocker Merger as set forth in this Section 7.02(n) (in respect of all or part of the Class B Units which are the subject of the relevant Call Option), the applicable references elsewhere in this Section 7.02 to Class B Units or to a Class B Member selling Class B Units shall (to the extent relating to Class B Units to be purchased indirectly through the acquisition of Blocker Interests) be references to an acquisition of such Class B Units pursuant to a Blocker Merger on the terms set forth in this Section 7.02(n), and the other terms of this Section 7.02 shall apply mutatis mutandis, and Investor, the Class B Members, Blocker Parent, XPLR Member, and the applicable Affiliate of XPLR Member will take all actions necessary to effect the Call Option Closing pursuant to a Blocker Merger as set forth in this Section 7.02(n) rather than (or in combination with, as the case may be) pursuant to the purchase of Class B Units directly.
7.03    Change of Control of XPLR.
(a)    If, at any time, there is an announcement of a proposed Change of Control of XPLR (or the entry into any agreement providing therefor), then, commencing on the date of such announcement of a proposed transaction that would result in a Change of Control of XPLR (or such entry into any agreement providing therefor) and ending on the later of (i) the date that is thirty (30) calendar days after the public announcement of such Change of Control of XPLR and (ii) the date that is ten (10) Business Days prior to the publicly announced date upon which such Change of Control is expected to close, each Class B Member shall have the right (but not the obligation) to deliver to XPLR Member a notice executed by such Class B Member (the “Change of Control Notice”) of such Class B Member’s exercise of its right under this Section 7.03 to require XPLR Member to acquire all or any portion of the Class B Units held by such Class B Member (subject to and conditioned upon the consummation of such Change of Control of XPLR) at a purchase price for each Class B Unit for which such election is made that results in a return to such Class B Member of at least an Internal Rate of Return on each such Class B Unit purchased pursuant to this Section 7.03, measured from the applicable Acquisition Date to the date on which the Change of Control of XPLR is consummated (such date, the “Change of Control Closing Date”), of seven and nine hundred thirty-one thousandths percent (7.931%) (the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “XPLR Change of Control Option”). XPLR Member may not assign its obligation to purchase the applicable Class B Units pursuant to this Section 7.03 to any Person

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other than XPLR or the acquiring Person in the Change of Control of XPLR, or any of their respective Affiliates.
(b)    To exercise its rights pursuant to Section 7.03(a), a Class B Member shall deliver to XPLR Member a Change of Control Notice containing the publicly announced Change of Control Closing Date, the number of Class B Units to be purchased, and the Change of Control Purchase Price per Class B Unit (calculated on the basis of the Change of Control Closing occurring on the announced Change of Control Closing Date). XPLR Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Change of Control Closing Date, the issuance of XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Change of Control Closing Date, the issuance of XPLR Common Units); provided, however, that the Change of Control Purchase Price may be paid in the form of a security that is substantially equivalent to the XPLR Common Units in terms of rights, preferences and privileges, including with respect to economics, governance, transferability and liquidity (any such security, a “XPLR Common Unit Equivalent Security”), if, as a result of the Change of Control of XPLR, XPLR will cease to exist or the XPLR Common Units will cease to be listed on a National Securities Exchange; provided, further, that, if no XPLR Common Unit Equivalent Security exists on the applicable Change of Control Closing Date, and, if, as a result of the Change of Control of XPLR, XPLR will cease to exist or the XPLR Common Units will cease to be listed on a National Securities Exchange, then the Change of Control Purchase Price must be paid entirely in cash. If some or all of the Change of Control Purchase Price consists of XPLR Common Units or Non-Voting XPLR Common Units, the Issuance Price for each such XPLR Common Unit or Non-Voting XPLR Common Unit will be specified as the lesser of (A) the 10-day VWAP of the XPLR Common Units on the Trading Day immediately preceding the date of the announcement of the proposed Change of Control of XPLR and (B) the listed price of a XPLR Common Unit as of the end of trading on the Trading Day immediately preceding the date of the announcement of the proposed Change of Control of XPLR. The closing of the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) shall be expressly conditioned upon, and shall occur substantially simultaneously with, the Change of Control Closing on the Change of Control Closing Date.
(c)    At the Change of Control Closing, (i) each Class B Member exercising the XPLR Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the cash portion, if any, of the Change of Control Purchase Price to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) the remaining portion, if any, of the Change of Control Purchase Price shall be paid by issuing XPLR Common Units, Non-Voting XPLR Common Units, or a substantially equivalent security, as determined pursuant to Section 7.03(b), to such Class B Member no later than three (3) Business Days after the date of the Change of Control Closing, and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such XPLR Common Units or Non-

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Voting XPLR Common Units, as the case may be, to such Class B Member (or its nominee(s)). No fractional XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the date of the Change of Control Closing, then such date of the Change of Control Closing shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until the Change of Control Closing Date.
(d)    Each Class B Member hereby agrees that, in connection with the Change of Control Closing, such Class B Member (or its Affiliates) shall use all of the cash portion of the Change of Control Purchase Price, if any, to be paid to such Class B Member and all cash on hand and all Cash Equivalents of such Class B Member to repay the portion of such Class B Member’s then outstanding Indebtedness under any Class B Permitted Loan Financing required to be repaid as a result of the exercise of the XPLR Change of Control Option (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees, and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment), and to cause the release of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws) on the Class B Units being acquired pursuant to the exercise of such XPLR Change of Control Option. To the extent that the cash portion (if any) of the Change of Control Purchase Price to be paid to such Class B Member (net of any deductions or withholdings required under applicable Law) and all cash on hand and all Cash Equivalents of the applicable Class B Member are insufficient to repay in full the portion of Indebtedness under such Class B Permitted Loan Financing that is required to be repaid (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment) as a result of the exercise of such XPLR Change of Control Option (such deficiency, a “Change of Control Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Change of Control Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Change of Control Cash Shortfall. The Members agree that, if any Class B Permitted Loan Financing is outstanding at such time, each Change of Control Closing shall be subject to there being no Change of Control Cash Shortfall. If there is a Change of Control Cash Shortfall and the applicable Class B Members are unable, using their respective reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing in an amount sufficient to remedy the Change of Control Cash Shortfall by the Change of Control Closing Date set forth in the Change of Control Notice (the “Scheduled Change of Control Buyout Date”), then the applicable Change of Control Closing shall automatically be delayed for a period (a “Change of Control Delay Period”) commencing on the Scheduled Change of Control Buyout Date and ending upon the earliest to occur of (i) the Change of Control Closing, (ii) such Class B Member’s delivery of written revocation of the applicable Change of Control Notice to XPLR Member at any time after the Scheduled Change

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of Control Buyout Date, and (iii) the date that is twenty (20) Business Days after the Scheduled Change of Control Buyout Date. During any such Change of Control Delay Period, the Class B Members shall use their respective reasonable best efforts to secure Qualifying Financing, or to refinance the existing Qualifying Financing with another Qualifying Financing, in an amount that is sufficient to remedy the Change of Control Cash Shortfall; provided, however, that, at any time and from time to time during such Change of Control Delay Period, XPLR Member shall be entitled to modify the proportions of cash and Non-Voting XPLR Common Units (or XPLR Common Units, if requested pursuant to Section 7.03(b)) to be used to pay the Change of Control Purchase Price at the applicable Change of Control Closing, upon notice thereof delivered to the Class B Member Representative on or after the Scheduled Change of Control Buyout Date. If, following the Scheduled Change of Control Buyout Date, the Class B Members are able, using their respective reasonable best efforts, to remedy the Change of Control Cash Shortfall, then (A) the Class B Member Representative shall promptly deliver written notice thereof to XPLR Member, (B) the applicable Change of Control Closing shall occur as promptly thereafter as practicable, and (C) at the applicable Change of Control Closing, the amount of the Change of Control Purchase Price and the Issuance Price for Non-Voting XPLR Common Units (or XPLR Common Units, if requested pursuant to Section 7.03(b)) to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the same as is set forth in the original Change of Control Notice.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units (provided that the foregoing shall not require Investor to take any actions to remedy any Change of Control Cash Shortfall other than seeking Qualifying Financing in accordance with Section 7.03(d)). Investor agrees that it shall use reasonable best efforts to (i) seek Qualifying Financing in accordance with Section 7.03(d) and cause the Change of Control Closing to occur as promptly as practicable and (ii) keep XPLR Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing. The Class B Members and XPLR agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of XPLR Common Units and Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)).
(g)    Notwithstanding anything to the contrary in Section 7.03(a), with respect to any and all Class B Units held directly or indirectly by one or more Blockers, so long as (i) an Investor Parent or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) at all times prior to the Change of Control Closing, the only assets of the applicable Blocker (other than cash) are Class B Units, which Class B Units shall be held by such Blocker in a

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Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities and acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units; and (iv) on the applicable date on which the Change of Control Closing actually occurs, the applicable Blocker has no liabilities (other than liabilities for Current Blocker Taxes), then, if the Class B Member Representative provides notice to XPLR Member within two (2) calendar days of receipt of such Change of Control Notice that it wishes for XPLR Member (or its nominee) to acquire, by way of a Blocker Merger, all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such XPLR Change of Control Option (which notice shall also set forth the number of Class B Units to be acquired by XPLR Member (or its nominee) indirectly through such Blocker Merger and the number of Class B Units to be acquired directly from Class B Members, the total of which Class B Units shall equal the number of Class B Units set forth in the Change of Control Notice), XPLR Member (or its nominee) and Blocker Parent shall effect XPLR Member’s (or its nominee’s) acquisition of such Blocker Interests pursuant to a merger of a Blocker Merger Sub with and into such Blocker pursuant to a Blocker Merger, pursuant to which (A) all of the Blocker Interests of such Blocker held by Blocker Parent shall be cancelled and converted into the right to receive the Call Option Purchase Price (or applicable portion thereof) and (B) all right, title, and interest in and to the Class B Units held by such Blocker, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), shall remain vested in the Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the XPLR Change of Control Option. Investor and Blocker Parent shall indemnify and hold harmless XPLR Member and its Affiliates from and against any and all Claims arising out of or relating to such Blocker or Class B Member (including Claims arising out of or relating to Current Blocker Taxes). At the applicable Change of Control Closing, effective immediately upon consummation of such Blocker Merger, (1) the applicable Blocker shall survive such Blocker Merger, and the applicable Blocker Merger Sub shall cease to exist; (2) Blocker Parent shall cease to be a member of, and shall cease to have any further right, title, or interest in such Blocker; (3) the applicable Blocker shall remain the sole record and beneficial owner of all of the outstanding Class B Units held by such Blocker, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws); and (4) XPLR Member (or its Affiliate) shall be the sole legal and beneficial owner of all of the limited liability company interests of such Blocker. If the Class B Member Representative exercises the option to have Blocker Interests acquired pursuant to a Blocker Merger as set forth in this Section 7.03(g) (in respect of all or part of the Class B Units which are the subject of the relevant XPLR Change of Control Option), the applicable references elsewhere in this Section 7.03 to Class B Units or to a Class B Member selling Class B Units shall (to the extent relating to Class B Units to be purchased indirectly through the acquisition of Blocker Interests) be references to the acquisition of such Class B Units pursuant to a Blocker Merger on the terms set forth in this Section 7.03(g), and the other terms of this Section 7.03 shall apply mutatis mutandis, and Investor, the Class B Members, Blocker Parent, XPLR Member and the applicable Affiliate of XPLR Member will take all actions necessary to effect the Change of Control Closing pursuant to a Blocker Merger as set forth in this Section 7.03(g) rather than (or in combination with, as the case may be) pursuant to the purchase of Class B Units directly.
7.04    Change of Control of a Class B Member.

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(a)    If, at any time prior to the Flip Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is five (5) Business Days prior to the date on which the Change of Control of such Class B Member is expected to be consummated, XPLR Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return on each Class B Unit for which such election is made, measured from the applicable Acquisition Date of such Class B Unit to the Class B COC Closing Date, of six and nine hundred thirty-one thousandths percent (6.931%) (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). XPLR Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than XPLR or a Subsidiary thereof; provided, however, that, in the event of any such assignment, XPLR Member and XPLR shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, XPLR Member shall deliver to the COC Member notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the number of Class B Units to be purchased, (iii) the Class B COC Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be, at XPLR Member’s election, either cash, Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Class B COC Closing Date, the issuance of XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than two (2) Business Days prior to the applicable Class B COC Closing Date, the issuance of XPLR Common Units). If some or all of the Class B COC Purchase Price consists of XPLR Common Units or Non-Voting XPLR Common Units, the Issuance Price for each such XPLR Common Unit or Non-Voting XPLR Common Unit will be specified as the lesser of (A) the 10-day VWAP of the XPLR Common Units on the Trading Day immediately preceding the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member and (B) the listed price of a XPLR Common Unit as of the end of trading on the Trading Day immediately preceding the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member at least five (5) Business Days in advance of the Class B COC Closing Date (but may be made subject to and conditioned upon consummation of such Change of Control of a Class B Member). The Class B Units purchased from each COC Member pursuant to the exercise of such Class B COC Option shall consist of a Proportionate Class B Allocation of such COC Member’s Class B Units.
(c)    Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.04(b), XPLR Common Units) may be used for payment of the Class B COC Purchase

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Price at any Class B COC Closing Date only if each of the following conditions is satisfied as of the applicable Class B COC Closing Date:
(i)    the XPLR Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange; and
(ii)    (A) the Registration Rights Agreement is in effect with respect to the XPLR Common Units to be issued as part of the Class B COC Purchase Price (or into which the Non-Voting XPLR Common Units are convertible), subject to and in accordance with the terms of the XPLR Limited Partnership Agreement, and (B) XPLR shall use commercially reasonable efforts to file, as promptly as practicable following the delivery of the applicable Class B COC Notice, a registration statement with the Commission registering the resale of the XPLR Common Units to be issued at the Class B COC Closing as part of the Class B COC Purchase Price (or into which the Non-Voting XPLR Common Units issued at such Class B COC Closing are convertible).
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the cash portion of the Class B COC Purchase Price to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting XPLR Common Units (or, if requested by the COC Member pursuant to Section 7.04(b), XPLR Common Units) to such COC Member, and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting XPLR Common Units or XPLR Common Units, as the case may be, to such COC Member (or its nominee). No fractional XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until such date as all such Required Governmental Authorizations have been obtained.
(e)    Each Class B Member hereby agrees that, in connection with the Class B COC Closing, such Class B Member (or its Affiliates) shall use all of the cash portion of the Class B COC Purchase Price, if any, to be paid to such Class B Member and all other cash on hand and all Cash Equivalents of such Class B Member to repay the portion of such Class B Member’s then outstanding Indebtedness under any Class B Permitted Loan Financing required to be repaid as a result of the exercise of the Class B COC Option (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees, and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment), and to cause the release of all

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Encumbrances (other than restrictions on transfer arising under this Agreement and under applicable securities Laws) on the Class B Units being acquired pursuant to the exercise of such Class B COC Option. To the extent that the cash portion (if any) of the Class B COC Purchase Price to be paid to such Class B Member (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of the applicable Class B Member, are insufficient to repay in full the portion of Indebtedness under such Class B Permitted Loan Financing that is required to be repaid (including the net amount of any termination payments and unpaid amounts under any Permitted Hedging Transactions and any other breakage costs, termination fees and other payments due and payable under such Class B Permitted Loan Financing in connection with such repayment) as a result of the exercise of such Class B COC Closing (such deficiency, a “Class B COC Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Class B COC Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Class B COC Cash Shortfall. The Members agree that, if any Class B Permitted Loan Financing is outstanding at such time, each Class B COC Closing shall be subject to there being no Class B COC Cash Shortfall. If there is a Class B COC Cash Shortfall and the applicable Class B Members are unable, using their respective reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing in an amount sufficient to remedy the Class B COC Cash Shortfall by the Class B COC Closing Date set forth in the applicable Class B COC Notice (the “Scheduled Class B COC Buyout Date”), then the applicable Class B COC Closing shall automatically be delayed for a period (a “Class B COC Delay Period”) commencing on the Scheduled Class B COC Buyout Date and ending upon the earliest to occur of (i) the Class B COC Closing, (ii) XPLR Member’s delivery of written revocation of the applicable Class B COC Notice to the Class B Member Representative at any time after the Scheduled Class B COC Buyout Date, and (iii) the date that is twenty (20) Business Days after the Scheduled Class B COC Buyout Date. During any such Class B COC Delay Period, the Class B Members shall use their respective reasonable best efforts to secure Qualifying Financing, or to refinance the existing Qualifying Financing with another Qualifying Financing, in an amount that is sufficient to remedy the Class B COC Cash Shortfall; provided, however, that, at any time and from time to time during such Class B COC Delay Period, XPLR Member shall be entitled to modify the proportions of cash and Non-Voting XPLR Common Units (or XPLR Common Units, if requested pursuant to Section 7.04(b)) to be used to pay the Class B COC Purchase Price at the applicable Class B COC Closing, upon notice thereof delivered to the Class B Member Representative on or after the Scheduled Class B COC Buyout Date. If, following the Scheduled Class B COC Buyout Date, the Class B Members are able, using their respective reasonable best efforts, to remedy the Class B COC Cash Shortfall, then (A) the Class B Member Representative shall promptly deliver written notice thereof to XPLR Member, (B) the applicable Class B COC Closing shall occur as promptly thereafter as practicable, and (C) at the applicable Class B COC Closing, the amount of the Class B COC Purchase Price and the Issuance Price for Non-Voting XPLR Common Units (or XPLR Common Units, if requested pursuant to Section 7.04(b)) to be issued as payment (or partial payment) of the applicable Class B COC Purchase Price shall be the same as is set forth in the original Class B COC Notice.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Class B COC Closing as reasonably requested, including using

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its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than restrictions on transfer arising under this Agreement and under applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units (provided that the foregoing shall not require the Class B Members to take any actions to remedy any Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with Section 7.04(e)). The Class B Members and XPLR agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of XPLR Common Units and Non-Voting XPLR Common Units, as the case may be, to the COC Member (or its nominee).
(g)    Notwithstanding anything to the contrary in Section 7.04(a), with respect to any and all Class B Units to be purchased pursuant to a Class B COC Option that are held directly or indirectly by any Blocker, so long as (i) an Investor Parent or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) at all times prior to the Class B COC Closing, the only assets of the applicable Blocker (other than cash) are Class B Units, which Class B Units shall be held by such Blocker in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities and acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units; and (iv) on the applicable Class B COC Closing Date, the applicable Blocker has no liabilities (other than liabilities for Current Blocker Taxes), then, if the Class B Member Representative provides notice to XPLR Member within two (2) calendar days of receipt of such Class B COC Notice that it wishes for XPLR Member (or its nominee) to acquire, by way of a Blocker Merger, all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such Class B COC Option (which notice shall also set forth the number of Class B Units to be acquired by XPLR Member (or its nominee) indirectly through such Blocker Merger and the number of Class B Units to be acquired directly from Class B Members, the total of which Class B Units shall equal the number of Class B Units set forth in the Class B COC Notice), XPLR Member (or its nominee) and Blocker Parent shall effect XPLR Member’s (or its nominee’s) acquisition of such Blocker Interests pursuant to a merger of a Blocker Merger Sub with and into such Blocker pursuant to a Blocker Merger, pursuant to which (A) all of the Blocker Interests of such Blocker held by Blocker Parent shall be cancelled and converted into the right to receive the Call Option Purchase Price (or applicable portion thereof) and (B) all right, title, and interest in and to the Class B Units held by such Blocker, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), shall remain vested in the Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Class B COC Option. Investor and Blocker Parent shall indemnify and hold harmless XPLR Member and its Affiliates from and against any and all Claims arising out of or relating to such Blocker or COC Member (including Claims arising out of or relating to Current Blocker Taxes). At the applicable Class B COC Closing, effective immediately upon consummation of such Blocker Merger, (1) the applicable Blocker shall survive such Blocker Merger, and the applicable Blocker Merger Sub shall cease to exist; (2) Blocker Parent shall cease to be a member of, and shall cease to have any further right, title, or interest in such Blocker; (3) the applicable Blocker shall remain the sole record and beneficial owner of all of the outstanding Class B Units held by such Blocker, free and clear of all

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Encumbrances (other than restrictions on transfer arising under applicable securities Laws); and (4) XPLR Member (or its Affiliate) shall be the sole legal and beneficial owner of all of the limited liability company interests of such Blocker. If the Class B Member Representative exercises the option to have Blocker Interests acquired pursuant to a Blocker Merger as set forth in this Section 7.04(g) (in respect of all or part of the Class B Units which are the subject of the relevant Class B COC Option), the applicable references elsewhere in this Section 7.04 to Class B Units or to a Class B Member selling Class B Units shall (to the extent relating to Class B Units to be purchased indirectly through the acquisition of Blocker Interests) be references to the acquisition of such Class B Units pursuant to a Blocker Merger on the terms set forth in this Section 7.04(g), and the other terms of this Section 7.04 shall apply mutatis mutandis, and Investor, the Class B Members, Blocker Parent, XPLR Member and the applicable Affiliate of XPLR Member will take all actions necessary to effect the Class B COC Closing pursuant to a Blocker Merger as set forth in this Section 7.04(g) rather than (or in combination with, as the case may be) pursuant to the purchase of Class B Units directly.
7.05    Non-Voting XPLR Common Units.
(a)    Subject to and in accordance with the terms of the XPLR Limited Partnership Agreement, (i) a Non-Voting XPLR Common Unit shall automatically convert into one (1) XPLR Common Unit immediately upon the Disposition of such Non-Voting XPLR Common Unit to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting XPLR Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting XPLR Common Units held by it into XPLR Common Units on the date that is sixty-one (61) days following delivery to the Company and XPLR by such Class B Member of a written election of conversion. XPLR hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the XPLR Limited Partnership Agreement in a manner that would require the consent of the Non-Voting XPLR Common Units if the Non-Voting XPLR Common Units were outstanding and held solely by the Class B Members.
(b)    In the event of a Disposition of Non-Voting XPLR Common Units, XPLR hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting XPLR Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting XPLR Common Units in a manner that permits the sale of the Non-Voting XPLR Common Units in market transactions.
7.06    Certain Assistance.
(a)    After the Flip Date, subject to Section 7.01(c), upon the written request of Investor, the Managing Member shall use commercially reasonable efforts to assist Investor in connection with a private placement of the Class B Units then held by Investor and its Affiliates, subject to compliance with Section 7.01(b), if such Class B Units are not acquired by XPLR Member (or its assignee) pursuant to Section 7.01(c). In furtherance of the foregoing, to the extent permitted by applicable Law, and subject to Section 3.08, the Managing Member shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take such customary actions in

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connection with such private placement as shall be reasonably requested by Investor, by (i) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (ii) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (iii) upon reasonable notice, making employees of the Managing Member, the Company, its Affiliates and the Company’s Subsidiaries reasonably available for presentations, site visits, interviews, and other customary diligence activities, and (iv) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to the entrance by such potential acquirers into confidentiality agreements containing Comparable Confidentiality Obligations in accordance with the requirements set forth in Section 3.08(b)(vii) obligating such potential acquirers to maintain the confidentiality of all Confidential Information in accordance therewith; provided that none of the foregoing actions shall unreasonably interfere with the operation of any Project or the conduct of business by the Company or any of its Subsidiaries, and all of the foregoing such actions shall be subject to Section 3.08(c). Investor shall, promptly upon written request by XPLR Member, reimburse XPLR Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), incurred by XPLR Member or any of its Affiliates or any of the directors, officers, managers, members, partners, employees, stockholders, Representatives, advisors, or Affiliates of XPLR Member or any of its Affiliates in connection with any such Person’s complying with the obligations under this Section 7.06(a).
(b)    In connection with (i) any Class B Member’s seeking any additional or substitute Qualifying Financing in accordance with Section 7.02(h), Section 7.03(d), or Section 7.04(e) in order to remedy any Call Option Cash Shortfall, Change of Control Cash Shortfall, or Class B COC Cash Shortfall, as applicable, or (ii) any Class B Permitted Loan Financing following the Flip Date (including, for the avoidance of doubt, any modification to or replacement of any existing Class B Permitted Loan Financing), the Managing Member and the Company shall, and shall use their commercially reasonable efforts to cause the Company’s and its Subsidiaries’ authorized Representatives to, cooperate, in all cases at the Class B Members’ sole cost and expense and upon reasonable request and advance notice by the Class B Members in connection with the Class B Members’ efforts to arrange, consummate, and obtain any such financing described in the foregoing clauses (i) and (ii). The Managing Member and the Company agree that such cooperation shall be subject to Section 3.08 and on terms (including with respect to rights to indemnification) consistent with the cooperation provided by the Company and XPLR under Section 5.04 of the Purchase Agreement, mutatis mutandis, in connection with any such financing.
7.07    Standstill and Notice of Ownership.
(a)    Except (A) as permitted pursuant to the exercise of any Call Option, XPLR Change of Control Option, or Class B COC Option or (B) with respect to any Class B Permitted Loan Financing or any Interest Rate Hedging Transaction, Investor and each other Class B Member agrees that, for so long as such Person or any of its Affiliates or Affiliated Investment Vehicles holds Class B Units, neither such Person nor any of its Affiliates or Affiliated Investment Vehicles, or any of its or their respective Representatives (acting on behalf

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of, or in concert with, Investor or any of its other Representatives), will in any manner, directly or indirectly, (i) effect (or seek, offer, or propose to effect), (ii) announce any intention to effect, or (iii) cause or participate in or in any way knowingly assist, facilitate, or encourage any other person to effect (or seek, offer, or propose to effect) any short sale or any purchase, sale, or grant of any option, warrant, convertible security, unit appreciation right, or other similar right (including any put or call option or “swap” or hedging transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any XPLR Common Units or any other securities of XPLR. Notwithstanding the foregoing, the provisions of this Section 7.07(a) shall terminate and no longer be of any effect following the Flip Date.
(b)    Notwithstanding any other provision of this Agreement, and without limiting the remedies available to the Managing Member or any other Person in respect thereof, if and for so long as any Class B Member is in violation of the provisions of Section 7.07(a), the Managing Member shall be entitled to withhold from such Class B Member and its Affiliates holding Class B Units all distributions that they would otherwise be entitled to receive pursuant to Section 5.01 and Section 5.02, in each case, until such Class B Member has complied with the requirements of this Section 7.07.
7.08    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including to the extent required under the HSR Act and by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the consummation of the Call Option, the XPLR Change of Control Option, or the Class B COC Option, the applicable Members (and their respective Subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees, subject to Section 3.08, to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (i) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (ii) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action,

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or proceeding; and (iii) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    To the extent the Managing Member determines that any Required Governmental Authorization is required under the HSR Act or other applicable Law, each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act (if available) and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, Subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, Subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.09    Liquidity Event.

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(a)    At any time following a Triggering Event Date, the Class B Member Representative shall be entitled to cause a sale of the Company by way of a sale of all of the Membership Interests of the Company or a merger of the Company (or such other form of business combination or otherwise) the structure of which shall be selected by the Class B Member Representative and approved by XPLR Member (such approval not to be unreasonably withheld, conditioned or delayed) (any such transaction, a “Liquidity Event”); provided that in no event shall a Liquidity Event (y) take the form of a sale of assets of the Company or its Subsidiaries or (z) take a form that would otherwise result in material adverse tax, accounting, or regulatory consequences for the Managing Member that could be avoided or materially mitigated by adopting an alternative structure that is not materially less advantageous to the Class B Members. Without limiting the foregoing, the consummation of any Liquidity Event shall be subject to (i) receipt of all Governmental Authorizations required under applicable Law to be obtained in connection with such Liquidity Event and (ii) compliance with, or obtaining any required consents, approvals, or waivers under, any change of control or other applicable restrictions, prohibitions, or other requirements set forth in any Contractual Obligations or other material Contract to which the Company or any of its direct or indirect Subsidiaries or any Non-Controlled Entity is then a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.09, then the Class B Member Representative shall provide prompt written notice thereof to the Managing Member and all other Members, and thereafter the Class B Member Representative shall have the right, subject to prior consultation with the Managing Member, to make decisions regarding structure and process, identify prospective purchasers, and negotiate the terms of such Liquidity Event in good faith, and the Class B Member Representative shall use its reasonable best efforts to effect such Liquidity Event in a transaction that is tax efficient to Members (as a whole), does not discriminate among the Members as to any material terms, including as to the form of consideration (but taking into account the economic differences between, and relative value of, Class A Units and Class B Units), and otherwise is in accordance with this Section 7.09. The Class B Member Representative shall regularly consult and cooperate with the Managing Member with respect to the status of the sale process for such Liquidity Event, the identity of potential purchasers, and the terms and conditions of such Liquidity Event and related transaction documents (drafts of which shall be shared with the Managing Member, who shall be given a reasonable opportunity to review and comment thereon), and the Class B Member Representative shall consider in good faith any comments thereto received from the Managing Member; provided, however, that, except with respect to XPLR Member’s right to approve (such approval not to be unreasonably withheld, conditioned or delayed) the structure of a Liquidity Event to the extent set forth in Section 7.09(a), no Member shall have any consent, voting, or appraisal rights with respect to the final terms of a Liquidity Event or have any right under this Agreement to object to a Liquidity Event that is completed in compliance with this Section 7.09. The Managing Member, the Company, and each other Member shall, and shall cause their respective Representatives to, use commercially reasonable efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member and the Company shall, and the Company shall use commercially reasonable efforts to cause its Subsidiaries and Non-Controlled Entities to, take such action as the Class B Member Representative may reasonably request in connection with

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any proposed Liquidity Event to the extent permitted by applicable Law, including (i) engaging an investment banker or other Representatives selected by the Class B Member Representative (in consultation with the Managing Member) in connection with such Liquidity Event and (ii) subject to the limitations and conditions set forth in Section 3.07 and Section 3.08, (A) providing such financial and operational information relating to the Company and its Subsidiaries as the Class B Member Representative may request and (B) causing Representatives of the Company and its Subsidiaries to cooperate with the Class B Member Representative in a customary marketing process in connection with a proposed Liquidity Event, as may be reasonably requested by the Class B Member Representative (including, in each case, by participating in management presentations, preparing marketing materials, and making diligence materials available in an electronic data room). Each Member shall cause its applicable Controlled Affiliates, and shall use commercially reasonable efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal, and change of control or ownership provisions) under any Contract to which the Company or any of its direct or indirect Subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event; provided that any such Affiliates shall be entitled to exercise all termination rights and other rights applicable to any Liquidity Event under the terms of such Contracts so long as such termination of any such Contract shall be effective on or after the ninetieth (90th) day following the consummation of such Liquidity Event.
(c)    The Members will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative in accordance with this Section 7.09. The Members, including the Managing Member, will execute any applicable merger, securities purchase, recapitalization, or other agreement (other than an asset purchase agreement) negotiated in good faith by the Class B Member Representative in connection with any such Liquidity Event (such agreement, the “Liquidity Event Agreement”); provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any Member be required to (A) agree to any non-competition covenants or any other restrictions on its ability to engage in any business in any jurisdiction, (B) enter into any agreements (other than the Liquidity Event Agreement) with, or agree to perform any services for, the acquirer in such Liquidity Event, or any of its Affiliates, including the Company or its Subsidiaries, or any other party to such Liquidity Event, or (C) make any representations, warranties, or covenants or provide indemnities as to any other Member (or the Membership Interests owned by any other Member); (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.

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(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its reasonable best efforts to maximize value to the Members (as a whole) in connection with any Liquidity Event (and in connection therewith, the Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of consideration, timing, and transaction execution risk, including financing risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of consideration to be received by each of the Members shall be calculated by taking the aggregate amount of proceeds received in such Liquidity Event and allocating such proceeds among the Members in accordance with the applicable distribution provisions set forth in Section 5.01.
(e)    Investor hereby agrees that, in connection with the consummation of any Liquidity Event, Investor shall use all cash or other liquid consideration received upon a Liquidity Event (net of any deductions or withholdings required under applicable Law) and all other cash on hand of Investor to repay all of Investor’s then outstanding Indebtedness under any Class B Permitted Loan Financing (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to such Liquidity Event are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any Interest Rate Hedging Transaction.
(f)    Other than as provided in Section 7.09(e), all reasonable, documented, and out-of-pocket costs incurred by each Member or by the Company or its Subsidiaries in connection with a Liquidity Event shall be paid from the proceeds of such Liquidity Event prior to the distribution of any such proceeds to the Members.
(g)    Notwithstanding anything contained in this Section 7.09 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.09 be construed to grant to any Member any dissenter’s rights or appraisal rights or give any Member any right to vote in any Liquidity Event structured as a merger or consolidation, it being understood that the Members hereby expressly waive any rights that could be granted under Section 18-210 of the Act in connection with any Liquidity Event and grant to the Class B Member Representative the sole right to approve or consent to a merger or consolidation of the Company in connection with a Liquidity Event.
ARTICLE 8
TAXES
8.01    Tax Returns. The Managing Member shall cause the Company to engage an independent accounting firm to prepare and timely file (on behalf of the Company) all federal, state, and local Tax returns required to be filed by the Company and its Subsidiaries and Non-Controlled Entities (other than Emerald Breeze Holdings). Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s

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operations that is necessary to enable the Company’s Tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of Tax returns by the Company and its Subsidiaries and Non-Controlled Entities (other than Emerald Breeze Holdings). Within one hundred fifty (150) days after the end of each calendar year, the Company shall provide estimated federal, state, and local income Tax information as may be necessary for the Members’ Tax reporting purposes to the Class A Member Representative and the Class B Member Representative. Within one hundred fifty (150) days after the end of each calendar year, the Company shall provide draft Internal Revenue Service Schedules K-1 and estimated state and local tax information and schedules for the Class A Member Representative’s and the Class B Member Representative’s review and comment, and the Managing Member shall consider in good faith all reasonable comments relating thereto if and to the extent provided to the Managing Member by the Class A Member Representative and the Class B Member Representative within thirty (30) days after their receipt thereof. The Company shall provide the Members with final federal, state, and local income Tax information on or before August 15 of each calendar year. The Company shall promptly provide any Member with such other Tax information with respect to any Fiscal Year reasonably requested by such Member with respect to such Fiscal Year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate Tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, an election pursuant to Section 754 of the Code to adjust the basis of the Company’s properties; provided that, notwithstanding the foregoing, the Company shall make an election under Section 754 of the Code with respect to the taxable year that includes the Additional Closing Date;
(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code; and
(v)    subject to Section 6.03(n), Section 8.02(b), and Section 8.03(g), any other election the Managing Member may deem appropriate.
(b)    Neither the Company nor any Member shall make (or consent to make) an election for the Company or any of its direct or indirect Subsidiaries or any Non-Controlled Entity to be (i) subject to Tax as an association for U.S. federal income Tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.
8.03    Partnership Representative.

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(a)    The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)    Notwithstanding anything in this Agreement to the contrary, and with the exception that the approval of Investor described in this paragraph is not required for any Guaranteed Tax Credit Dispute, the Partnership Representative must: (i) obtain the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to Taxes and (z) surrendering, settling or compromising any audit or proceeding relating to Taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which Investor held Class B Units; and (ii) inform and consult with Investor, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to Taxes and a taxable period during which the Investor held Class B Units. Any reasonable, documented out-of-pocket cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. For the avoidance of doubt, the approval of Investor shall not be required pursuant to this Section 8.03 in connection with any Guaranteed Tax Credit Dispute; provided that the Partnership Representative shall keep Investor reasonably informed in connection with the developments in any Guaranteed Tax Credit Dispute and consider any reasonable comments received in connection therewith.
(c)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), subject to Section 6.03(n), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative

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has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income Tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income Taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income Tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(e)    Notwithstanding any provision of this Agreement to the contrary, any Taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member (subject to Section 6.03(n)), shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 12.02 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) (which reduces such Member’s Capital Account) and the payment by such Member (or former Member) to the Company shall be treated as a Capital Contribution for U.S. federal income Tax purposes (which increases such Member’s Capital Account); provided that such payments shall not affect any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company (which distribution reduces such Member’s Capital Account). To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the

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other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(f)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)    Except as may be required by applicable Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on Investor or its direct or indirect investors.
(h)    Notwithstanding Section 6.03(n) or any other provision of this Agreement, if the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of any Subsidiary or Non-Controlled Entity that is or was treated as a partnership for federal income tax purposes relating to any taxable period beginning before the Effective Date, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, the Managing Member shall use commercially reasonable efforts to cause such Subsidiary or Non-Controlled Entity to make an election to apply the Alternative Method with respect to such imputed underpayment.
8.04    Certain Agreements. Each Member represents, as of the Effective Date, and covenants to the Company and each other Member that, during the period in which such Member holds a Membership Interest in the Company, (a) such Member’s ownership of a Membership Interest (and any indirect ownership of such Membership Interest) will not (i) during the applicable investment tax credit recapture period or any applicable depreciation recovery period (unless the applicable recovery period is under the “alternative depreciation system” under Section 168(g) of the Code) of a Tax Equity Entity with respect to any direct or indirect asset, cause any portion of the Company’s or any of its Subsidiaries’ assets or any assets of any Non-Controlled Entities or their respective Subsidiaries to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code (including by reason of any Blocker’s being treated as or becoming at any time a “tax-exempt controlled entity” (within the meaning of Section 168(h)(6)(F) of the Code)) or (ii) result in a Tax Equity Entity having a direct or indirect owner that (A) is not “United States person” within the meaning of Code Section 7701(a)(30) (other than any such owner who holds its interest in the Tax Equity Entity indirectly through an entity classified as a U.S. corporation for U.S. federal income tax purposes), (B) is subject to withholding pursuant to Section 1446 of the Code with respect to its interest in the Company, or (C) during (y) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (z) the period that includes any applicable depreciation recovery period (unless the applicable recovery period is under the “alternative depreciation system” under Section 168(g) of the Code) of any direct or indirect asset of a Tax Equity Entity and continues

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until the one-year anniversary thereof, is a Related Party; and (b) such Member is not a “publicly traded partnership” (within the meaning of Section 7704 of the Code).
ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members, subject to Section 3.08, any information required to be provided pursuant to Section 3.07, Section 9.02, and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by Investor, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by Investor and (ii) send Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i)    Continuity of Ownership. The Managing Member will treat ownership of each Class B Unit as being continuous from the applicable Acquisition Date with respect to such Class B Units to the date as of which the calculation is being made without regard to any change in ownership of such Class B Unit during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to a Class B Unit shall consist solely of the sum of (x) the amount of the Capital Contribution per Class B Unit made (or deemed to be made) by the applicable Class B Member (or its predecessor in respect of such Class B Unit) on the Effective Date, Initial Closing Date, or, the Additional Closing Date, as applicable, in exchange for such Class B Unit on the Effective Date, Initial Closing Date,

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or, the Additional Closing Date, as applicable, (y) any additional Capital Contributions made by such Class B Member (or its predecessor in respect of such Class B Unit) pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions paid by the Company to the applicable Class B Member (or its predecessor in respect of such Class B Unit), including (A) all distributions paid in respect of such Class B Unit pursuant to Section 5.01, Section 5.02, and Section 12.02 (including pursuant to the proviso set forth in Section 5.01(e)), (B) the amount of APA/CA Indemnity Payments paid to Class B Members pursuant to Section 6.04, and (C) amounts withheld from distributions pursuant to Section 5.05; provided, however, that in no event shall amounts paid to XPLR Member pursuant to Section 5.06 be taken into account, or included as distributions, paid to XPLR Member or any other XPLR Class B Party. Any amount received by the Class B Members (or their predecessors in respect of Class B Units) that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any APA/CA Indemnity Payments or any recovery or replacement of, or indemnity or compensation for, actual, documented, out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its predecessor or nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member annual financial statements of the Company and its Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet and statements of income, Members’ equity, and changes in cash flows, as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2023.
(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year of the Company, beginning with the Quarter ending on March 31, 2023, the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member an unaudited balance sheet and statements of income, Members’ equity, and changes in cash flows of the Company and its Subsidiaries on a consolidated basis for such Quarter; provided that the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member an unaudited balance sheet and statements of income, Members’ equity, and changes in cash flows of the Company and its Subsidiaries for the fourth Quarter of each fiscal year, beginning with the period ending on December 31, 2023, no later than ninety (90) days following the last day of such Quarter. All unaudited financial statements shall be prepared in all material respects in conformance with GAAP, based on the information

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available at the time such financial statements are issued, subject to normal year-end adjustments and the absence of footnotes.
(c)    Within thirty (30) days after the end of each Quarter, beginning with the Quarter ending on March 31, 2023, the Managing Member shall prepare and deliver to each Member a report in Microsoft Excel (.xlsx) spreadsheet format setting forth available operating and performance data related to the assets of the Company and its Subsidiaries on a consolidated and project basis, including (A) the kilowatt hours of electricity produced and sold during such Quarter by each Project Company and (B) the availability and curtailment of the Facilities (as defined in the Purchase Agreement) of each Project Company during such Quarter (it being understood that the information provided in the report shall be based upon information available and may not reflect actual performance; provided that in the event that there is a variance between actual performance and the foregoing information in such reports, then on the next succeeding Quarter, such report shall contain a report showing such variance); provided, further, that the information described above shall be first set forth for each Project in the reports for the first full month after such Project has commenced operations.
(d)    The Managing Member shall deliver, or cause to be delivered, to each Member the annual budget of the Company and its Subsidiaries to the extent any such budget is required to be prepared under the Organizational Documents of any Tax Equity Entity.
(e)    Notwithstanding anything to the contrary in this Agreement, Investor shall be permitted, subject to Section 3.08, to deliver to its lenders or holders of any debt instruments under any Class B Permitted Loan Financing or Qualifying Financing any financial information or report delivered to it by or on behalf of the Managing Member pursuant to this Section 9.03.
(f)    Promptly following the Company’s receipt of any report, financial statements, or other information provided or delivered by any Tax Equity Entity to its Tax Equity Investors, to the extent such report, financial statements, or other information is not otherwise contained in any other report, financial statements, or other information previously or contemporaneously delivered to Members pursuant to this Section 9.03, the Managing Member shall provide a copy thereof to each Member. The Company or the Managing Member shall deliver to each Member a copy of any report, financial statements, or other information that is delivered by any Tax Equity Entity to its lenders under any credit agreement or other agreement of Indebtedness to which such Tax Equity Entity is a party or to any other Person holding Equity Interests in such Tax Equity Entity, in each case, solely to the extent the Company has received such report, financial statements, or other information.
(g)    The cost of preparing any report, financial statements, or other information required to be prepared by the Company pursuant to this Section 9.03 shall be borne by the Company. All reports and information delivered to the Members pursuant to this Section 9.03 (and all such reports and information delivered by the Member to their lenders) shall be subject to the provisions of Section 3.08.
(h)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon such Member’s reasonable request, all of such additional financial statements and additional financial information as may be

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required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, (ii) any National Securities Exchange or automated quotation system, or (iii) any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Member or its Affiliates.
(i)    In accordance with Section 5.04(g) of the Credit Agreement, the Managing Member shall deliver, or cause to be delivered, to each Member an updated Portfolio Project Model (as defined in the Purchase Agreement), reasonably satisfactory to the Members, to account for any changes that give rise to the Initial Investor’s obligation to deliver an Adjusted Base Case Model (as defined in the Credit Agreement) pursuant Section 5.04(g) of the Credit Agreement.
(j)    For purposes of deliveries of financial information and documents pursuant to Section 9.03(a) through Section 9.03(c), if the last day of the period specified within which the delivery is to be made falls on a day that is not a Business Day, then such period shall be extended to the next succeeding Business Day.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or other material events that are reasonably likely to adversely affect the Company or any of its Subsidiaries or any Non-Controlled Entity, and any breaches of any Affiliate Transactions or Material Project Agreement, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the NEER/XPLR APA. The Managing Member shall provide notice of the foregoing events to Members promptly, but in no event more than five (5) Business Days following the Managing Member’s becoming aware of such events and the effect and implications thereof with respect to the Company, its Subsidiaries, any Non-Controlled Entity, any Affiliate Transaction, or any Material Project Agreement, as applicable.
(b)    If requested by the Class B Member Representative upon reasonable advance notice, but in no event more than semi-annually, and at reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries or any Non-Controlled Entity, the Managing Member will make the senior management, employees, and representatives of the Company and its Subsidiaries, and will use commercially reasonable efforts to make the senior management, employees, and representatives of the Non-Controlled Entities, available to answer questions regarding the performance of, and annual operating budget and capital expenditure budget of, the Company and its Subsidiaries.
(c)    During the Monthly Reimbursement Period, (i) the Class B Member Representative shall, on or before the first Business Day of the first calendar month following the commencement of the Monthly Reimbursement Period, unless previously provided (including by providing a schedule of expected debt service payment obligations), deliver to the Managing Member written notice of the aggregate amount of expected debt service payment obligations, if

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any, due and payable with respect to the applicable calendar month by all of the Other Class B Parties, but only to the extent that the amount of such debt service payments, with respect to any Other Class B Party, arises under a Class B Permitted Loan Financing of such Other Class B Party in effect as of such date (provided that, if the amount of such debt service payments in any subsequent calendar month is expected to materially differ from the amount previously provided, the Class B Member Representative shall deliver written notice to the Managing Member on or before the first Business Day of such subsequent month setting forth updated information with respect to the amount of expected debt service payment obligations, if any, due and payable in such subsequent calendar month), and the Managing Member shall promptly deliver such notice and information to the manager of Emerald Breeze Holdings; provided that the Managing Member shall comply with reasonable requests of the Class B Representative for such information and documentation as is reasonably necessary to determine the aggregate amount of expected debt service payment obligations, and the Class B Representative shall not be in breach of this clause (i) if it has requested information and documentation from the Managing Member and the Managing Member has failed promptly to provide such reasonably requested information or documents; and (ii) the Class A Members shall, on or before the first Business Day of the first calendar month following the commencement of the Monthly Reimbursement Period, deliver to the Managing Member written notice of the aggregate amount of expected debt service payment obligations, if any, due and payable with respect to such calendar month by all such Class A Members, but only to the extent that the amount of such debt service payments, with respect to any Class A Member, arises under a Class A Permitted Loan Financing of such Class A Member in effect as of such date (provided that, if the amount of such debt service payments in any subsequent calendar month is expected to differ from the amount in such first calendar month, the Class A Members shall deliver written notice to the Managing Member on or before the first Business Day of such subsequent month setting forth updated information with respect to the amount of expected debt service payment obligations, if any, due and payable in such subsequent calendar month), and the Managing Member shall promptly deliver such notice and information to the manager of Emerald Breeze Holdings.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.06    Compliance with Laws. The Managing Member shall cause the Company to (a) adopt, revise, and maintain policies and procedures as may be required by, and in any event designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, and employees in all material respects with all applicable Laws, including Sanctions, the FCPA, as amended, and applicable Anti-Corruption Laws, and (b) not transact any business with or for the benefit of any Sanctioned Person or otherwise violate Sanctions.

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ARTICLE 10
WITHDRAWAL
10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member, and shall not have any of the rights of a Member under this Agreement or the Act, immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall be entitled to receive distributions from the Company only as set forth in Section 18-702(b)(2) of the Act and Section 10.03(e) but shall not be entitled to exercise any voting or consent rights or to receive any information or reports (or to have access to information) from the Company. Except as set forth in Section 10.03(g), the Unreturned Contribution Percentage of such Withdrawn Member shall not be taken into account in calculating the Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 12.02 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any

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Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Unreturned Contribution Percentages of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member and the elimination of such Withdrawn Member’s Unreturned Contribution Percentage, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION
11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in

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the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO, OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
11.05    Arbitration.
(a)    Notwithstanding anything to the contrary in Section 11.01 through Section 11.03, solely if an APA/CA Claim Disagreement is still unresolved pursuant to the procedures set forth in Section 6.04, then such APA/CA Claim Disagreement shall be settled by arbitration conducted in the English language in New York, New York, administered by and in accordance with AAA’s Commercial Arbitration Rules (the “Arbitration”). Either XPLR Member or the Class B Member Representative (the “Arbitration Invoking Party”) may by notice (the “Arbitration Notice”) to the other party (the “Arbitration Noticed Party”) submit the dispute to Arbitration in accordance with the provisions of this Section 11.05.
(b)    Any such Arbitration proceeding shall be before a tribunal of three (3) arbitrators, one (1) designated by the Arbitration Invoking Party, one (1) designated by the Arbitration Noticed Party and one (1) by the two (2) arbitrators so designated. The Arbitration Invoking Party and the Arbitration Noticed Party shall each name their arbitrator by written notice delivered to the other party (the “Selection Notice”) given within five (5) Business Days after the date of the Arbitration Notice, and the two (2) arbitrators so appointed shall agree upon the third member of the tribunal within five (5) Business Days after the date of the Selection Notice. Any member of the tribunal not appointed within the period required, whether by the

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Arbitration Invoking Party or the Arbitration Noticed Party or by the two (2) arbitrators chosen by both the Arbitration Invoking Party and the Arbitration Noticed Party, shall be appointed by the AAA. The arbitrators shall have no affiliation with, financial or other interest in, or prior employment with the Arbitration Invoking Party, the Arbitration Noticed Party, or any of their respective Affiliates. Except to the extent required by applicable Law, all Claims, and proceedings (including the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrators, the Arbitration Invoking Party and the Arbitration Noticed Party, and each of their respective counsel and other Representatives, and all such information shall constitute Confidential Information and shall be treated in a manner consistent with the provisions of Section 3.08 of this Agreement.
(c)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have twenty (20) Business Days, commencing on the date the Arbitration Notice is given, to prepare and submit a proposal for the resolution of the dispute to the tribunal, including a description of how such party arrived at its proposal and the arguments therefor, as it deems appropriate. Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall deliver a copy of its proposal, including any such supplemental information, to the other party at the same time it delivers the proposal to the tribunal.
(d)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have five (5) Business Days after the receipt of the other party’s proposal to revise its respective proposal and submit a final proposal to the tribunal, including supporting arguments for its own and against the other party’s proposal.
(e)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall present oral argument supporting its final proposal to the tribunal at a proceeding held five (5) Business Days after the deadline for submission of final proposals to the tribunal. Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have two (2) hours to make its oral presentation to the tribunal; no additional evidence shall be presented to the tribunal during oral presentations.
(f)    The tribunal shall, within ten (10) Business Days after presentation of the oral arguments, render a decision that selects the Arbitration Invoking Party’s final proposal or the Arbitration Noticed Party’s final proposal, and no other proposal. The award rendered pursuant to the foregoing shall be final and binding on the Arbitration Invoking Party and the Arbitration Noticed Party, shall not be subject to appeal, and judgment thereon may be entered or enforcement thereof sought by either party in any court of competent jurisdiction.
(g)    Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall bear the costs of its appointed arbitrator and its own attorneys’ fees, and the costs of the third arbitrator incurred in accordance with the foregoing shall be shared equally by the Arbitration Invoking Party and the Arbitration Noticed Party. Additional incidental costs of the Arbitration shall be paid for by the non-prevailing party in the Arbitration.

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ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    consent of XPLR Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then XPLR Member and the Class B Member Representative shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby expressly waives its right to make an application for, or otherwise seek or pursue, the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);

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(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been previously reflected in the Capital Accounts would be allocated among the Members in accordance with Section 12.02(b) if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members pro rata in accordance with the positive balances, if any, of each Member’s Capital Account; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within ninety (90) days after the date of the liquidation of the Company.
(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), XPLR Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of XPLR Member’s Membership Interest, XPLR Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of XPLR Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than five percent (5%) of XPLR Member’s Effective Date Contribution Amount. Notwithstanding the foregoing, (A) XPLR Member will have the unilateral right by notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which XPLR Member’s deficit restoration obligation exceeds the absolute value of XPLR Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) XPLR Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of XPLR Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.03 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss,

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and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount that would be distributed to such Member if the proceeds were distributed in the following order: (i) first, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member equals the aggregate Unreturned Contribution of such Member; (ii) second, to the Class B Members (including, for the avoidance of doubt, XPLR Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class B Members have received distributions pursuant to this clause (ii) that, together with any amounts distributed pursuant to clause (i), results in an Internal Rate of Return to such Class B Members, measured from the applicable Acquisition Date to the date of dissolution, of six and nine hundred thirty-one thousandths percent (6.931%); and (iii) third, any and all remaining proceeds after payment of the amounts specified in clauses (i) and (ii), to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests; provided that such allocations shall be made among the Members in such a manner to ensure, to the nearest extent possible, that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members pursuant to Section 12.02(a)(iii)(C) to exceed ninety-nine percent (99%) of such proceeds.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the

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Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS
13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement, the NEER/XPLR APA, the Contribution Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitute the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersede all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such

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transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT, AND ANY CLAIM ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08    Appointment of Class B Member Representative.
(a)    Effective as of the Initial Closing, each Class B Member other than the XPLR Class B Parties hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of such Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B

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Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of such Class B Member pursuant to this Agreement, and any and all other matters requiring the consent or approval of such Class B Member under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units held by such Class B Member, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to such Class B Member hereunder or any other payment to be made by or on behalf of such Class B Member pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of such Class B Member that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. Initial Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, shall survive the death, incompetence, bankruptcy or liquidation of any Class B Member bound by Section 13.08(a) and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. Initial Investor shall have the right to designate a successor Class B Member Representative upon notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members other than the XPLR Class B Parties hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member other than the XPLR Class B Parties and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to such Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.
(c)    The Company, XPLR Member, XPLR, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members other than the XPLR Class B Parties as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, XPLR Member, XPLR, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any

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errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.
13.09    Article 8 of the Uniform Commercial Code. No Member may elect to cause any Membership Interest or other Equity Interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.10    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.12    Expenses. Except as otherwise provided in Section 7.06, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
13.13    Public Announcements. No press release or other public announcement or public statement or comment in response to any inquiry relating to this Agreement or the transactions contemplated hereby shall be issued or made by any Member or any of its Affiliates without the mutual consent of the other Members (such consent not to be unreasonably withheld, conditioned, or delayed); provided, however, that a press release or other public announcement or regulatory filing, statement, or comment may be made without such consent if it is made in order to comply with applicable Laws or the rules of an applicable National Securities Exchange.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Managing Member has executed and delivered this Agreement as of the date first set forth above.

XPLR RENEWABLES HOLDINGS IV, LLC,
as Managing Member
By:	CHRISTOPHER H. ZAJIC
Name:	Christopher H. Zajic
Title:	Vice President and Treasurer

[Signature page to Second Amended and Restated Limited Liability Company Agreement
of XPLR Renewables IV, LLC]
953834.04-WILSR01A - MSW

EXHIBIT A
MEMBERS
Section I – Capitalization of the Company as of the Effective Date, immediately prior to the Initial Closing

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interests
XPLR Renewables Holdings IV, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu Email: Alan.Liu@xplrinfrastructure.com	$1,547,761,493	1,000,000 Class A Units and 1,033,000,000 Class B Units (including 145,200,000 Supplemental Class B Units)

Section II – Capitalization of the Company as of immediately following the Initial Closing

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interests
XPLR Renewables Holdings IV, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu Email: Alan.Liu@xplrinfrastructure.com	$837,521,493	1,000,000 Class A Units and 322,760,000 Class B Units (including 145,200,000 Supplemental Class B Units)
OTPP Beach Borrower, LLC c/o Ontario Teachers’ Pension Plan Board 5650 Yonge Street, 3rd Floor Toronto, ON M2M 4H5 Attention: Michael Franklin; Chris Ireland Email: Michael_Franklin@otpp.com; Chris_Ireland@otpp.com with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 4550 Travis Street Dallas, Texas 75205 Attention: Kevin T. Crews, P.C.; Rami Totari Email: kevin.crews@kirkland.com; rami.totari@kirkland.com and Kirkland & Ellis LLP 1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Attention: Roald Nashi, P.C. Email: roald.nashi@kirkland.com	$710,240,000	710,240,000 Class B Units
Exhibit A – Page 1
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Section III – Capitalization of the Company as of immediately following the Additional Closing

Name and Address of Purchaser	Capital Contributions*	Number and Class of Membership Interests
XPLR Renewables Holdings IV, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu Email: Alan.Liu@xplrinfrastructure.com	$660,866,493	1,000,000 Class A Units and 145,200,000 Supplemental Class B Units
OTPP Beach Borrower, LLC c/o Ontario Teachers’ Pension Plan Board 5650 Yonge Street, 3rd Floor Toronto, ON M2M 4H5 Attention: Michael Franklin; Chris Ireland Email: Michael_Franklin@otpp.com; Chris_Ireland@otpp.com with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 4550 Travis Street Dallas, Texas 75205 Attention: Kevin T. Crews, P.C.; Rami Totari Email: kevin.crews@kirkland.com; rami.totari@kirkland.com and Kirkland & Ellis LLP 1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Attention: Roald Nashi, P.C. Email: roald.nashi@kirkland.com	$886,895,000	887,800,000 Class B Units
*As adjusted pursuant to Section 2.16 of the Purchase Agreement and Section 4.03(a) of this Agreement in connection with the Additional Closing.

Exhibit A – Page 2
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EXHIBIT B
Financial Model for Internal Rate of Return

See attached Excel File.

Exhibit B – Page 1
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SCHEDULE 1
Excluded Parties
Each Excluded Party listed below includes, and shall be understood to include, each of such Excluded Party’s Affiliates and Subsidiaries.

1.    AES Corporation
2.    American Electric Power Company, Inc.
3.    ARES North America
4.    Berkshire Hathaway Energy Company
5.    Canada Pension Plan Investment Board
6.    Capital Dynamics
7.    China Investment Corporation
8.    Cordelio Power
9.    D.E. Shaw & Co., L.L.C.
10.    Dominion Energy
11.    Duke Energy Corporation
12.    Electricite de France (EDF)
13.    Elliott Management Corporation
14.    Engie Group
15.    Iberdrola
16.    LS Power
17.    LS Power Equity Advisors
18.    Kohlberg Kravis Roberts & Co., LP
19.    Magnetar Capital LLC
20.    Ørsted
21.    Sempra Energy
22.    Southern Power
23.    The Enel Group
24.    Utility Energias de Portugal (EDP)/China Three Gorges
25.    WEC Energy Group, Inc.

Schedule 1 – Page 1
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SCHEDULE 2
Assets
I. SIP Acquired Assets
A. SIP Acquired Assets as of the Effective Date
As of the Effective Date, (a)(i) Limited liability company interests constituting one hundred percent (100%) of the Class A Units of Emerald Breeze Holdings, LLC, representing a Pro Rata Share (as defined in the Emerald Breeze Holdings LLC Agreement) of forty-nine percent (49%); and (ii) Emerald Breeze Holdings owns one hundred percent (100%) of the limited liability company interests of Emerald Breeze Class A Holdings, LLC, which in turn owns one hundred percent (100%) of the Class A Membership Interests of Emerald Breeze Company, and (b) Emerald Breeze Company owns, directly or indirectly, one hundred percent (100%) of the limited liability company interests (other than with respect to Tax Equity Interests) of each of the entities listed below in the column titled “Project Company,” and each such Project Company owns the Project set forth opposite the name of such entity in the column titled “Project.”

No.	Project Company	Project	Project Location and Total MW
1.	Great Prairie Wind, LLC	Great Prairie Wind*	Texas and Oklahoma 1029.3 MW
2.	Appaloosa Run Wind, LLC	Appaloosa Run Wind	Texas 171.8 MW
3.	Yellow Pine Solar, LLC**	Yellow Pine Solar	Nevada 125 MW (solar) 65 MW (storage)
*    Great Prairie Wind comprises Firewheel N Wind, Firewheel S Wind, Firewheel C Wind, and Gruver Wind, all of which, together, are treated as a single Project and are owned by Great Prairie Wind, LLC.
**    Yellow Pine Solar, LLC owns 50% of the interests in Yellow Pine Solar Interconnect, LLC.
B. SIP Acquired Assets as of the Additional Closing
After giving effect to the Delayed Asset Closing with respect to the Eight Point Wind Project, and prior to the Additional Closing, Emerald Breeze Company will also own one hundred percent (100%) of the limited liability company interests of the entity listed below in the column titled “Project Company,” and such Project Company will own the Project set forth opposite the name of such entity in the column titled “Project.”

No.	Project Company	Project	Project Location and Total MW
1.	Eight Point Wind, LLC	Eight Point Wind	New York 111.2 MW

II. Additional Acquired Assets
Limited liability company interests constituting one hundred percent (100%) of the Class B Membership Interests of the entities listed below in the column titled “Additional Acquired
Schedule 2 – Page 1
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Company HoldCo.” Prior to the Effective Date, (i) each Additional Acquired Company HoldCo listed below will own, directly or indirectly, the limited liability company interests of each entity set forth directly opposite the name of such Additional Acquired Company HoldCo in the column titled “Acquired Company” and in the column titled “Project HoldCo,” (ii) each Project HoldCo in turn owns one hundred percent (100%) of the limited liability company interests of an entity listed below in the column titled “Project Company,” and (iii) each Project Company listed below in turn owns the Project set forth opposite the name of such Project Company in the column titled “Project.”

No.	Additional Acquired Company HoldCo	Acquired Company	Project HoldCo	Project Company	Project	Project Location and Total MW
1.	Elk II/Sholes HoldCo	Elk City II Wind Funding, LLC (100% of the limited liability company interests)	Southwest Wind, LLC (100% Class A Membership Interests)	Elk City Renewables II, LLC	Elk City II Wind	Oklahoma 106.9 MW
		Sholes Wind Funding, LLC (100% of the limited liability company interests)	Sholes Wind Class A Holdings, LLC (100% Limited Liability Company Interests)	Sholes Wind, LLC (100% Class A Membership Interests)	Sholes Wind	Nebraska 160 MW
2.	Sac County Wind Holdings, LLC	N/A	Sac County Wind Class A Holdings, LLC (100% Limited Liability Company Interests)	Sac County Wind, LLC*	Sac County Wind	Iowa 80.3 MW
*    IPL Sac County Wind Holdings, LLC, a project customer of Sac County Wind, holds one hundred percent (100%) of the Class B Units of Sac County Wind Class A Holdings, LLC, which controls Sac County Wind, LLC; such interests entitle IPL Sac County Wind Holdings, LLC to an approximately five and one-tenth percent (5.1%) economic interest in Sac County Wind Class A Holdings, LLC.
III. Contributed Assets
Limited liability company interests constituting one hundred percent (100%) of the Equity Interests of the four (4) entities listed below in the column titled “Contributed Company,” each of which owns, directly or indirectly, such limited liability company interests of the entities set forth opposite the name of such Contributed Company in the column titled “Project HoldCo” and in the column titled “Project Company” as are set forth therein, and each Project Company listed below in turn owns the Project set forth opposite the name of such Project Company in the column titled “Project.”

Schedule 2 – Page 2
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No.	Contributed Company	Project HoldCo	Project Company	Project	Project Location and Total MW
1.	Alta Wind Portfolio, LLC	Tusk Wind Holdings, LLC (100% Limited Liability Company Interests)	Alta Wind VIII, LLC (100% Limited Liability Company Interests)	Alta Wind VIII	California 150 MW
2.	Nokota Wind Holdings, LLC	Nokota Wind, LLC (100% Class A Membership Interests)	Brady Wind, LLC* (100% Limited Liability Company Interests)	Brady Wind I	North Dakota 149.7 MW
			Brady Wind II, LLC* (100% Limited Liability Company Interests)	Brady Wind II	North Dakota 149 MW
3.	Golden West Wind Holdings, LLC	N/A	Golden West Power Partners, LLC (100% Class A Membership Interests)	Golden West Wind	Colorado 249.4 MW
4.	Dogwood Wind Holdings, LLC	Dogwood Wind, LLC (100% Class A Membership Interests)	Oliver Wind III, LLC (100% Limited Liability Company Interests)	Oliver Wind III	North Dakota 99.3 MW
			Osborn Wind Energy, LLC (100% Limited Liability Company Interests)	Osborn Wind	Missouri 200.9 MW
*    Brady Wind, LLC and Brady Wind II, LLC collectively own one hundred percent (100%) of Brady Interconnection, LLC.

Schedule 2 – Page 3
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SCHEDULE 3
Power Purchase Agreements
1.    Virtual Power Purchase Agreement, dated as of June 11, 2021, by and between the Appaloosa Run Wind, LLC, a Delaware limited liability company, and DuPont Specialty Products USA, LLC, a Delaware limited liability company, as amended by Amendment No. 1, dated as of September 8, 2021, Amendment No. 2, dated as of September 16, 2021, and Amendment No. 3, dated as of March 31, 2022, as may be amended, restated, supplemented, or otherwise modified from time to time.
2.    Amended and Restated Agreement No. 102958, dated as of December 30, 2021, by and between the New York State Energy Research and Development Authority and Eight Point Wind, LLC, a Delaware limited liability company, as may be amended, restated, supplemented, or otherwise modified from time to time.
3.    Amazon Power Purchase Agreement (Firewheel North), dated as of March 30, 2021, by and between Amazon Energy LLC and Great Prairie Wind, LLC, a Delaware limited liability company, as successor-in-interest to Great Prairie Wind III, LLC, a Delaware limited liability company, as amended by Amendment No. 1, dated as of June 29, 2022, as may be amended, restated, supplemented, or otherwise modified from time to time.
4.    Amazon Power Purchase Agreement (Firewheel South), dated as of March 30, 2021, by and between Amazon Energy LLC and Great Prairie Wind, LLC, as successor-in-interest to Great Prairie Wind II, LLC, a Delaware limited liability company, as amended by Amendment No. 1, dated as of June 29, 2022, as may be amended, restated, supplemented, or otherwise modified from time to time.
5.    Amended and Restated Power Purchase Agreement (Firewheel Central), dated as of March 30, 2021, by and between Amazon Energy LLC and Great Prairie Wind, LLC, as amended by Amendment No. 1, dated as of June 29, 2022, as may be amended, restated, supplemented, or otherwise modified from time to time.
6.    Renewable Product Purchase Agreement, dated as of January 19, 2022, by and between Great Prairie Wind, LLC, as successor-in-interest to Gruver Wind, LLC, a Delaware limited liability company, and TC Energy Marketing Inc., a Delaware corporation, as may be amended, restated, supplemented, or otherwise modified from time to time.
7.    Amended and Restated Renewable Power Purchase Agreement, effective as of May 14, 2020, and dated as of October 20, 2022, by and between Yellow Pine Solar, LLC, a Delaware limited liability company, and Silicon Valley Clean Energy Authority, a California joint powers authority, as may be amended, restated, supplemented, or otherwise modified from time to time.
8.    Amended and Restated Renewable Power Purchase Agreement, effective as of May 14, 2020, and dated as of October 20, 2022, by and between Yellow Pine Solar, LLC, a
Schedule 3 – Page 1
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Delaware limited liability company, and Central Coast Community Energy, a California joint powers authority, as may be amended, restated, supplemented, or otherwise modified from time to time.
9.    Generating Facility Power Purchase and Sale Agreement, dated as of April 22, 2010, by and between Southern California Edison Company, a California corporation, and Alta Wind VIII, LLC, a Delaware limited liability company, as amended by Amendment No. 1, dated as of May 4, 2011, and Amendment No. 2, dated as of October 20, 2016, as may be amended, restated, supplemented, or otherwise modified from time to time.
10.    Power Purchase Agreement, dated as of March 4, 2016, by and between Basin Electric Power Cooperative, a North Dakota cooperative corporation (“Basin Electric”), and Brady Wind, LLC, a Delaware limited liability company, as may be amended, restated, supplemented, or otherwise modified from time to time.
11.    Power Purchase Agreement, dated as of October 27, 2015, by and between Basin Electric and the Brady Wind II, LLC, a Delaware limited liability company, as amended by that certain Amendment No. 1, dated as of August 31, 2016, and Amendment No. 2, dated as of October 28, 2016, as may be amended, restated, supplemented, or otherwise modified from time to time.
12.    Power Purchase Agreement, dated as March 3, 2016, by and between Minnkota Power Cooperative, Inc., a Minnesota cooperative corporation, and Oliver Wind III, LLC, a Delaware limited liability company, as may be amended, restated, supplemented, or otherwise modified from time to time.
13.    Power Purchase Agreement, dated as of May 22, 2015, by and between Kansas City Power & Light Company, a Missouri corporation, and Osborn Wind Energy, LLC, a Delaware limited liability company, as may be amended, restated, supplemented, or otherwise modified from time to time.
14.    Power Purchase Agreement, dated as of May 22, 2015, by and between KCP&L Greater Missouri Operations Company, a Delaware corporation, and Osborn Wind Energy, LLC, a Delaware limited liability company, as may be amended, restated, supplemented, or otherwise modified from time to time.
15.    Wind Energy Purchase Agreement, dated as of November 1, 2013, by and between Public Service Company of Colorado, a Colorado corporation, and Golden West Power Partners, LLC, a Delaware limited liability company, as amended by Amendment, dated as of April 4, 2014, and Second Amendment, dated as of October 14, 2015, as may be amended, restated, supplemented, or otherwise modified from time to time.
16.    Power Purchase Agreement, dated as of January 22, 2021, by and between Interstate Power and Light Company, an Iowa corporation, and Sac County Wind, LLC, a Delaware limited liability company, as amended by Amendment No. 1, dated as of
Schedule 3 – Page 2
953834.04-WILSR01A - MSW

May 4, 2021, as may be amended, restated, supplemented, or otherwise modified from time to time (the “Sac County Wind PPA”).
17.    Wind Energy Power Purchase Agreement, dated as of June 9, 2017, by and between Omaha Public Power District, a public corporation and political subdivision of the State of Nebraska, and Sholes Wind, LLC, a Delaware limited liability company, as may be amended, restated, supplemented, or otherwise modified from time to time (the “Sholes Wind PPA”).
18.    Power Purchase Agreement, dated as of November 26, 2012, by and between West Texas Municipal Power Agency, a Texas municipal joint action agency, and Elk City Renewables II, LLC, a Delaware limited liability company, as successor-in-interest to Elk City II Wind, LLC, a Delaware limited liability company, as amended by Amendment No. 1, dated as of April 24, 2018, as may be amended, restated, supplemented, or otherwise modified from time to time.

Schedule 3 – Page 3
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SCHEDULE 4
Power Purchaser Buyout Events
1.    The Sac County Wind PPA; provided that the Sac County Wind PPA shall not be deemed to be included in this Schedule 4 for purposes of Section 6.03 for so long as each of Sac County Wind HoldCo and its Subsidiaries is a Non-Controlled Entity.
2.    The Sholes Wind PPA; provided that the Sholes Wind PPA shall not be deemed to be included in this Schedule 4 for purposes of Section 6.03 for so long as each of Elk II/Sholes HoldCo and its Subsidiaries is a Non-Controlled Entity.

Schedule 4 – Page 1
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SCHEDULE 5
Tax Equity A&R LLC Agreements
(a) Amended and Restated Limited Liability Company Agreement of Emerald Breeze Company, by and among Emerald Breeze Class A Holdings, as the “Class A Member” (as defined therein) and as managing member, and each “Class B Member” (as defined therein) party thereto, dated as of November 30, 2022, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
(b) Second Amended and Restated Limited Liability Company Agreement of Dogwood Wind Company, by and among Dogwood Wind Holdings as the “Class A Member” (as defined therein) and as managing member, and each “Class B Member” (as defined therein) party thereto, dated as of December 29, 2016, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
(c) Second Amended and Restated Limited Liability Company Agreement of Southwest Wind, LLC, a Delaware limited liability company, by and among Southwest Class A Holdings, LLC, a Delaware limited liability company, as the “Class A Member” (as defined therein) and as managing member, and each “Class B Member” (as defined therein) party thereto, dated as of October 5, 2018, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
(d) Second Amended and Restated Limited Liability Company Agreement of Golden West Wind Company, by Golden West Wind Holdings, as the “Class A Member” (as defined therein) and as the managing member, and each “Class B Member” (as defined therein) party thereto, dated as of December 1, 2015, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
(e) First Amended and Restated Limited Liability Company Agreement of Nokota Wind Company, by and among Nokota Wind Holdings, as the “Class A Member” (as defined therein) and as managing member, and each “Class B Member” (as defined therein) party thereto, dated as of December 9, 2016, as amended by Amendment No. 1, dated as of December 29, 2016, may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
(f) Second Amended and Restated Limited Liability Company Agreement of Sac County Wind Company, by Sac County Wind Holdings, as the “Class A Member” (as defined therein) and as managing member, and each “Class B Member” (as defined therein) party thereto, dated as of December 24, 2021, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.
(g) Second Amended and Restated Limited Liability Company Agreement of Sholes Wind Company, by and among Sholes Wind Holdings, as the “Class A Member” (as defined therein) and as managing member, and each “Class B Member” (as defined therein) party thereto, dated as of November 22, 2019, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.

Schedule 5 – Page 1
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SCHEDULE 5.01
Class B Holders
1.    Notwithstanding any other provision in the Agreement to the contrary, including Section 5.01, in the event that the aggregate amount of distributions of Available Cash paid by the Company to all holders of Class B Units (excluding distributions paid in respect of any Supplemental Class B Units) (such holders, the “Class B Holders,” and such distributions “Class B Available Cash Distributions”), on all Distribution Dates during the period commencing on the Effective Date and continuing through and including December 31, 2028 (including, and after giving effect to, the aggregate amount of Class B Available Cash Distributions to all Class B Holders with respect to the calendar month of December of 2028, assuming (a) such distribution is paid to Class B Holders in the proportions set forth in Section 5.01(a) and (b) the Distribution Date for such distribution is December 31, 2028, regardless of whether such distribution is actually paid on or after December 31, 2028) (such aggregate distributions, the “Aggregate Cumulative Class B Distributions”) shall be equal to or less than the Schedule 5.01 Amount (as defined below), then, except to the extent otherwise provided in paragraph 2 of this Schedule 5.01, with respect to each Distribution Date occurring during the period (the “Specified Distribution Period”) commencing on January 1, 2029, and continuing through and including June 14, 2029, all distributions of Available Cash shall be distributed: (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.

2.    Notwithstanding the provisions of paragraph 1 of this Schedule 5.01, in the event that, on any given Distribution Date occurring in the Specified Distribution Period, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of five percent (5%) or more of the total number of Class B Units (excluding outstanding Supplemental Class B Units) outstanding immediately following the Additional Closing (or, the Initial Closing, if the Additional Closing shall not have occurred) (the “Specified Distribution Condition”), then all distributions of Available Cash on such Distribution Date (and on each succeeding Distribution Date within the Specified Distribution Period) shall be distributed in the same proportions as set forth in Section 5.01(a).

3.    For all purposes of this Agreement, (a) Distribution Dates falling within the Specified Distribution Period may be included within the meaning of the definition of “Distribution Adjustment Date” such that a “Distribution Adjustment Date” shall include any Distribution Date that occurs during the Specified Distribution Period, but only if the Specified Distribution Condition is not satisfied as of such Distribution Date; and (b) the Specified Distribution Period shall be included as an Initial Distribution Period pursuant to Section 5.03(a)(i) to the extent Available Cash is required in such period to be distributed in the same proportions as set forth in Section 5.01(a). As used herein, the term “Schedule 5.01 Amount” means the amount set forth in cell E31 of the “Model” worksheet of the Portfolio Project Model (as defined in the Purchase Agreement).
Schedule 5 – Page 1
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SCHEDULE 6.03
Major Decisions

1.     Any one or more (a) Dispositions by the NEER Member (as defined in the Emerald Breeze Holdings LLC Agreement) of any or all of the Class B Units (as defined in the Emerald Breeze Holdings LLC Agreement) (the “SIP Class B Units”) held by the NEER Member to any Person or Persons (other than any Excluded Party), or (b) issuances of Equity Interests of Emerald Breeze Holdings (other than Class A Units (as defined in the Emerald Breeze Holdings LLC Agreement) and SIP Class B Units) to any Person or Persons (other than an Excluded Party); provided, however, that the aggregate number of SIP Class B Units Disposed of pursuant to clause (a), together with any and all Equity Interests issued pursuant to clause (b), shall not (i) collectively represent an aggregate Pro Rata Share (as defined in the Emerald Breeze Holdings LLC Agreement) in excess of fifty-one percent (51%) or (ii) reduce the Company’s Pro Rata Share below forty-nine percent (49%); provided, further, that, in each case of clause (a) and clause (b), nothing in this item no. 1 shall limit the Class B Members’ rights under Section 6.03(a).

2.     Amendment and restatement of the Elk II/Sholes Initial LLC Agreement (as defined in the NEER/XPLR APA) substantially on the terms of the Elk II/Sholes A&R LLC Agreement attached as an exhibit to the NEER/XPLR APA.

3.     Amendment and restatement of the Sac County Wind LLC Agreement (as defined in the NEER/XPLR APA) substantially on the terms of the Sac County Wind A&R LLC Agreement attached as an exhibit to the NEER/XPLR APA.

4.    One or more Working Capital Loans (as defined in the Emerald Breeze Holdings LLC Agreement) made from time to time by Emerald Breeze Funding, LLC or any of its Affiliates to Emerald Breeze Class A Holdings in connection with any EBC Required Working Capital Loan, in an aggregate principal amount outstanding at any one time not exceeding twenty million dollars ($20,000,000).

5.    Amendments to or amendments and restatements of the limited liability company agreement of Emerald Breeze Holdings, LLC in connection with a recapitalization of its interests.

6.    Amendments to or amendments and restatements of the limited liability company agreement of the Emerald Breeze Company in connection with the Tax Equity Financing.

7.    Execution of the Project Financing Documents and any amendments and restatements thereof in connection with the Tax Equity Financing.

8.    Undertakings by Yellow Pine Solar, LLC, agreed to and accepted by Contemporary Amperex Technology Co. Limited (“CATL”).
    Schedule 6.03 – Page 1
953834.04-WILSR01A - MSW

9.    Contractual obligations in connection with the Negotiable Drafts made by Yellow Pine Solar, LLC, in favor of CATL, issued in connection with the battery supply agreement, as amended.

10.    Undertakings by Great Prairie Wind, LLC, agreed to and accepted by Blattner Energy Inc.

11.    Contractual obligations pursuant to Negotiable Drafts made by Great Prairie Wind, LLC, in favor of Blattner Energy Inc., issued in connection with the Great Prairie EPC Agreement, as amended.

12.    Undertakings by Great Prairie Wind, LLC, agreed to and accepted by General Electric Company.

13.    Contractual obligations pursuant to Negotiable Drafts made by Great Prairie Wind, LLC, in favor General Electric Company, issued in connection with the turbine purchase orders.

14.    Undertakings by Great Prairie Wind, LLC, agreed to and accepted by Brink Constructors Inc.

15.    Contractual obligations pursuant to Negotiable Drafts made by Great Prairie Wind, LLC, in favor Brink Constructors Inc, issued in connection with the Great Prairie Substation EPC Agreement.

16.    Undertakings by Appaloosa Run Wind, LLC, agreed to and accepted M.A. Mortenson Company Inc.

17.    Contractual obligations pursuant to Negotiable Drafts made by Appaloosa Run Wind, LLC, in favor of M.A. Mortenson Company Inc., issued in connection with the Appaloosa Run EPC Agreement.

18.    Undertakings by Appaloosa Run Wind, LLC, agreed to and accepted by General Electric Company.

19.    Contractual obligations pursuant to Negotiable Drafts made by Appaloosa Run Wind, LLC, in favor of General Electric Company, issued in connection with the turbine purchase orders.

20.    Undertakings by Eight Point Wind, LLC, agreed to and accepted by Black & Veatch Construction, Inc.

21.    Contractual obligations pursuant to Negotiable Drafts made by Eight Point Wind, LLC, in favor of Black & Veatch Construction, Inc., issued in connection with the Eight Point EPC Agreement.
    Schedule 6.03 – Page 2
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22.    Undertakings by Eight Point Wind, LLC, agreed to and accepted by M.J. Electric.

23.    Contractual obligations pursuant to Negotiable Drafts made by Eight Point Wind, LLC, in favor of M.J. Electric, issued in connection with the Eight Point Substation EPC Agreement.

24.    Undertakings by Eight Point Wind, LLC, agreed to and accepted by General Electric Company.

25.    Contractual obligations pursuant to Negotiable Drafts made by Eight Point Wind, LLC, in favor of General Electric Company, issued in connection with the turbine purchase orders.

26.    Any transfers, conveyances and assignments of the Equity Interests of the Project Companies from a subsidiary of NEER to the Tax Equity Entities in connection with the Tax Equity Financing.

27.    Contractual obligations pursuant to the documents entered into, or to be entered into, in connection with the Equity Financing, including any amendments or amendments and restatements thereof, including, without limitation, amendments and restatements of the Purchase Agreement, the limited liability company of the Emerald Breeze Company and the equity contribution agreement related thereto.

28.    Amendment to lease agreement for Appaloosa Run Wind, LLC to align financial terms with Project Model (as defined in the NEER/XPLR APA).

29.    Execution of a shared facilities agreement, easement or other similar agreement between the Yellow Pine Solar, LLC and Yellow Pine Solar II, LLC (or a NEER Affiliate) in connection with the sharing of certain interconnection assets.

30.    Execution of a licensing agreement to be entered into with the New York State Electric and Gas Corporation for that tract of land pending New York Public Service Commission approval of its formal long-term easement of the land

31.    Execution of a crossing agreement to be entered into with TC Energy Corporation for a portion of the gen-tie line that passes the TransCanada pipeline.

    Schedule 6.03 – Page 3
953834.04-WILSR01A - MSW